   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1997

                                                     REGISTRATION NO. 333-25741
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         LASALLE PARTNERS INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         MARYLAND                    6531                    36-4150422
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF       INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                                ---------------

                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                (312) 782-5800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              WILLIAM E. SULLIVAN
                           EXECUTIVE VICE PRESIDENT
                         LASALLE PARTNERS INCORPORATED
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                (312) 782-5800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                WITH COPIES TO:

      CHARLES W. MULANEY, JR., ESQ.             THOMAS A. COLE, ESQ.
         RODD M. SCHREIBER, ESQ.                   SIDLEY & AUSTIN
  SKADDEN, ARPS, SLATE, MEAGHER & FLOM        ONE FIRST NATIONAL PLAZA
               (ILLINOIS)                      CHICAGO, ILLINOIS 60603
    333 WEST WACKER DRIVE, SUITE 2100              (312) 853-7000
         CHICAGO, ILLINOIS 60606
             (312) 407-0700

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This registration statement contains two forms of prospectus: one to be used in connection with a United States offering (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except that they contain different front cover pages. The form of U.S. Prospectus is included herein and the front cover page of the International Prospectus which is labeled "International Cover Page" follows the back cover page for the U.S. Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued July 3, 1997

                                4,000,000 Shares
                                      LOGO
                                  COMMON STOCK

                                  -----------

 ALL OF THE 4,000,000 SHARES OF COMMON  STOCK OFFERED HEREBY ARE BEING SOLD  BY
  THE COMPANY.  OF  THE  4,000,000  SHARES  OF  COMMON  STOCK  BEING  OFFERED,
   3,200,000 SHARES  ARE BEING  OFFERED INITIALLY  IN THE  UNITED STATES  AND
    CANADA BY THE  U.S. UNDERWRITERS  AND 800,000 SHARES  ARE BEING  OFFERED
     INITIALLY  OUTSIDE   OF  THE   UNITED  STATES   AND  CANADA   BY   THE
      INTERNATIONAL  UNDERWRITERS.  SEE  "UNDERWRITERS."  PRIOR  TO   THIS
       OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK  OF
        THE  COMPANY.  IT  IS  CURRENTLY  ESTIMATED  THAT  THE   INITIAL
         OFFERING PRICE PER SHARE OF  COMMON STOCK WILL BE BETWEEN  $19
          AND $21. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE  FACTORS
           TO  BE  CONSIDERED  IN  DETERMINING  THE  INITIAL   PUBLIC
            OFFERING PRICE.

                                  -----------

    APPLICATION HAS BEEN MADE TO LIST THE COMMON STOCK ON THE NEW YORK STOCK
                        EXCHANGE UNDER THE SYMBOL "LAP."

                                  -----------

   SEE  "RISK  FACTORS"  BEGINNING  ON   PAGE  10  OF  THIS  PROSPECTUS  FOR
       INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY   OR  ADEQUACY   OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------
                              PRICE $     A SHARE
                                  -----------

                                                      UNDERWRITING
                                            PRICE TO  DISCOUNTS AND  PROCEEDS TO
                                             PUBLIC   COMMISSIONS(1)  COMPANY(2)
                                            --------  -------------  -----------
Per Share.................................   $            $             $
Total(3).................................. $           $             $

-----
 (1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
 (2) Before deducting expenses of the Offering payable by the Company, estimated at $2,000,000.
 (3) The Selling Stockholder has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 600,000 additional shares of Common Stock at the price to public, less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
     commissions, and proceeds to the Selling Stockholder will be $     ,
     $      and $     , respectively. The Company will not receive any proceeds
     from the exercise of the over-allotment option. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Sidley & Austin, counsel for the Underwriters. It is expected that the
delivery of the Shares will be made on or about      , 1997 at the offices of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER

                            WILLIAM BLAIR & COMPANY

                                                           MONTGOMERY SECURITIES

     , 1997

                             [Inside Front Cover]
    Diagram depicting organizational structure and representative clients.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                          [Inside Front Cover Foldout]
                  Map of United States depicting locations of
             principal offices of LaSalle Partners Incorporated and
                     pictures of buildings for which the
                    Company provides management services,
                     corporate and financial services and
                       investment management services.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  UNTIL           , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

  For investors outside of the United States: No action has been or will be taken in any jurisdiction by the Company or any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

                               ----------------

  In this Prospectus references to "dollar" and "$" are to United States dollars, and the term "United States" or "U.S." means the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                               ----------------

                               TABLE OF CONTENTS

                                   PAGE
                                   ----
Prospectus Summary................   4
Risk Factors......................  10
Background of the Company.........  16
Incorporation Transactions........  17
Use of Proceeds...................  18
Dividend Policy...................  18
Capitalization....................  19
Dilution..........................  20
Selected Financial Data...........  21
Pro Forma Consolidated Financial
 Statements.......................  23
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........  26

                                     PAGE
                                     ----
Business...........................   41
Management.........................   55
Principal and Selling Stockholders.   61
Certain Relationships and Related
 Transactions......................   63
Description of Capital Stock.......   64
Shares Eligible for Future Sale....   68
Certain U.S. Federal Tax
 Considerations for Non-U.S.
 Holders of Common Stock...........   70
Underwriters.......................   73
Legal Matters......................   77
Experts............................   77
Additional Information.............   77
Index to Financial Statements......  F-1

                               ----------------

  The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere herein, including information under the heading "Risk Factors." Unless otherwise indicated, all information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects the contribution of all of the partnership interests in LaSalle Partners Limited Partnership ("LPL") and LaSalle Partners Management Limited Partnership (together with LPL, the "Predecessor Partnerships") to the Company (the "Contribution"), which will be completed immediately prior to the closing of the offering of the Company's Common Stock (the "Offering"), and (iii) reflects the amendment and restatement of the Company's Articles of Incorporation immediately prior to the closing of the Offering. Following the Contribution, the operations of the Predecessor Partnerships will be contributed to subsidiaries of the Company as described under the caption "Incorporation Transactions." Throughout this Prospectus, except where the context otherwise requires, references to the "Company" or "LaSalle Partners" mean the Predecessor Partnerships, including The Galbreath Company ("Galbreath") from and after the merger of Galbreath with the Predecessor Partnerships, and their subsidiaries as of and for the periods prior to the closing of the Offering and, thereafter, collectively LaSalle Partners Incorporated and its subsidiaries. See "Incorporation Transactions."

                                  THE COMPANY

COMPANY OVERVIEW

  LaSalle Partners is a leading full-service real estate firm that provides management services, corporate and financial services and investment management services to corporations and other real estate owners, users and investors worldwide. By offering a broad range of real estate products and services, and through its extensive knowledge of domestic and international real estate markets, the Company is able to serve as a single source provider of solutions for its clients' full range of real estate needs. Based on published industry data and its industry knowledge, the Company believes that it holds a leading market position in each of its primary businesses. For example, the Company believes it is the largest property manager of office buildings in the United States, one of the largest outsource service providers for corporate occupied facilities and the third largest manager of institutional equity capital invested in domestic real estate assets and securities. The Company is also the fourth largest manager of institutional real estate equity investments in the United Kingdom. Founded in 1968, the Company is headquartered in Chicago, Illinois, and maintains corporate offices in 10 United States cities and four international markets. The Company also maintains over 300 property and other offices throughout the United States. In 1996, the Company generated total revenue of $176.0 million, representing an increase of 15.9% from the prior year's results.

  On April 22, 1997, Galbreath, a property management, facility management and development management company, merged with LaSalle Partners. Based on the 1996 Commercial Property News survey of property managers (the "1996 CPN Survey"), the combination of Galbreath and the Company would have ranked the Company as the third largest property manager in the United States. The Company's principal objectives for the merger were to expand the Company's geographic presence, add additional client relationships and provide the potential for significant economic synergies with the Company's Management Services group. As a result of the merger, the Company assumed management responsibility for an additional 71 million square feet of commercial space.

COMPETITIVE ADVANTAGES

  The Company believes that it has several competitive advantages which have established it as a leader in the real estate services and investment management industries. These advantages include the Company's:

  . Relationship Orientation. The Company's client-driven focus enables the
    Company to develop long-term relationships with owners and users of real estate. By developing such relationships, the Company generates repeat business and creates recurring revenue sources; 87% of the Company's 1996 revenue was derived from clients for which the Company provided services in prior years. The Company's relationship orientation is supported by an employee compensation system which it believes is unique in the real estate industry. LaSalle Partners compensates its professionals with a salary, bonus and stock ownership plan which is designed to reward client relationship building, teamwork and quality performance, rather than on a commission basis which is typical in the industry.

  . Full Range of Services. By offering a wide range of high quality, complementary services, the Company can combine its services to develop and implement real estate strategies that meet the increasingly complex needs of its clients. The Company's product and service capabilities include property management and leasing, facility management, development management, tenant representation, investment banking, land acquisition and development, and investment management.

  . Geographic Reach. With 10 corporate offices and over 300 property and other offices throughout the United States, LaSalle Partners possesses in-depth knowledge of local markets and can provide its full range of real estate services throughout the country. In addition, the Company's four international offices give the Company the ability to serve its clients' needs in key international markets. The international offices also serve as the platform from which the Company will expand its international presence.

  . Reputation. Based on its industry experience and number of long-standing client relationships, the Company believes that it is widely recognized by large corporations and institutional owners and users of real estate as a provider of high quality, professional real estate services and investment management products. The Company believes its name recognition and reputation for quality services are significant advantages when pursuing new business opportunities.

  . Experienced Management/Employee Equity Incentives. The Company's senior management team has an average of approximately 18 years of experience in the real estate services industry and, with the exception of Lizanne Galbreath who joined the Company on April 22, 1997 in connection with the Galbreath merger, has been with LaSalle Partners for an average of approximately 16 years. The Company uses equity-based incentive compensation and bonus plans and minimum stock ownership guidelines to foster employee commitment and align employee and stockholder interests. Immediately following the Offering, the Company's senior management team will indirectly own approximately 21.4% of the outstanding Common Stock and total employee ownership will be approximately 47.5%.

BUSINESS

  To meet the diverse needs of its clients, the Company provides its full range of real estate services through three principal business groups: Management Services, Corporate and Financial Services and Investment Management.

  Management Services. The Company's Management Services group develops and implements property level strategies to increase investment value for real estate owners and optimize occupancy costs for corporate owners and users of real estate. The Management Services group provides three primary service capabilities: (i) property management and leasing for property owners; (ii) facility management for properties occupied by corporate owners and users; and
(iii) development management for both investors and real estate users seeking to develop new buildings or renovate existing facilities. As of March 31, 1997, the Management Services group had property management, leasing or facility management responsibility for approximately 132.7 million square feet of commercial space.

  Corporate and Financial Services. The Company's Corporate and Financial Services group provides transaction and advisory services through three primary service capabilities: (i) tenant representation for corporations and professional service firms; (ii) investment banking services to address the financing, acquisition and disposition needs of real estate owners; and (iii) land acquisition and development services for owners, users and developers of land. The Corporate and Financial Services group executed over 250 tenant representation assignments in 1996, representing approximately seven million square feet, and completed institutional property sales, debt and equity financings and portfolio advisory activities on assets and portfolios valued at approximately $4.9 billion.

  Investment Management. The Company's Investment Management group provides real estate investment management services to institutional investors, corporations and high net worth individuals. The Company offers its clients a broad range of private investments (i.e., purchases of real estate assets) and public investments such as real estate investment trusts ("REITs") and commercial mortgage-backed securities ("CMBS"). Private real estate investments have been made on a direct basis and through fund investments in portfolios of assets. Investments in public REITs and CMBS are generally managed through investment funds or client-specific portfolios. As of March 31, 1997, the Company had approximately $15.1 billion of real estate assets under management, of which approximately $2.5 billion consisted of public real estate securities.

GROWTH STRATEGY

  The Company is pursuing a growth strategy which capitalizes on existing client relationships and emerging industry trends. Key components of its growth strategy include:

  . Expanding Client Relationships. The Company intends to utilize its broad real estate services capabilities to increase the range of services provided to existing clients as well as to develop new client relationships.

  . Broadening International Presence. The Company intends to grow its existing international operations and enter new markets to meet the increasingly global needs of its clients.

  . Selectively Pursuing Strategic Acquisitions. As the industry consolidation among real estate service providers continues, the Company intends to selectively pursue strategic acquisitions which expand the Company's product and service offerings and geographic presence and which provide the opportunity for economies of scale.

  . Pursuing Co-investment Opportunities. The Company intends to accelerate its strategy of co-investing with its investment management clients to take advantage of recovering real estate markets. This strategy is intended to increase the growth of assets under management, generate return on investment and create potential opportunities to provide services related to the acquisition, financing, property management, leasing and disposition of such investments.

INCORPORATION TRANSACTIONS

  The Company and LaSalle Partners Management Services, Inc. ("LPMS"), LaSalle Partners Corporate & Financial Services, Inc. ("LCFS") and LaSalle Advisors Capital Management, Inc. ("LACM") were formed in April 1997 in connection with the conversion of the business and operations of the Predecessor Partnerships from partnership to corporate form. Immediately prior to the closing of the Offering, the general and limited partners of the Predecessor Partnerships will exchange their partnership interests in the Predecessor Partnerships for 12,200,000 shares of Common Stock, and the Company will succeed to the business and operations of the Predecessor Partnerships. Prior to the exchange, neither the Company, LPMS, LCFS nor LACM had any assets or conducted any operations other than in connection with their formation.

  Following the exchange, the Company will operate as a holding company with the business and operations of the Predecessor Partnerships being conducted through four principal wholly-owned operating subsidiaries, LPMS, LCFS, LACM and LaSalle Partners International, Inc. ("LPII" and, collectively with LPMS, LCFS and LACM, the "Principal Operating Subsidiaries"). LPII, an existing subsidiary of the Predecessor Partnerships, will continue to conduct the Company's international operations. The Predecessor Partnerships are undertaking these transactions in order to facilitate access to the capital markets, provide greater flexibility for acquisitions, create longer-term liquidity for their partners and reduce administrative burdens associated with operating as a partnership. See "Incorporation Transactions."

                                  THE OFFERING

 Common Stock offered:
  U.S. offering....................................  3,200,000 shares
  International offering...........................    800,000 shares
  Total Common Stock offered.......................  4,000,000 shares
 Common Stock to be outstanding after the Offering. 16,200,000 shares (1)
 Use of proceeds................................... To repay certain outstanding indebtedness of
                                                    the Company and for general
                                                    corporate purposes. See
                                                    "Use of Proceeds."
 Proposed New York Stock Exchange symbol........... LAP

--------
(1) Excludes an aggregate of: (i) 725,000 shares of Common Stock issuable upon exercise of options to be granted under the Company's 1997 Stock Award and Incentive Plan ("1997 Stock Incentive Plan") upon closing of the Offering, with an exercise price equal to the initial public offering price; and (ii) 1,490,000 additional shares of Common Stock reserved for future grants or awards under the Company's 1997 Stock Incentive Plan. See "Management-- Director Compensation" and "--1997 Stock Award and Incentive Plan."

                                  RISK FACTORS

  Prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision regarding the Common Stock offered hereby. These matters include, among others: (i) the impact of general economic conditions and the real estate economic climate on the Company's business and results of operations; (ii) the risk that property management and investment management agreements will be terminated prior to expiration or not renewed; (iii) the dependence of the Company's revenue from property management and leasing services on the performance of the properties managed by the Company; (iv) the risks inherent in pursuing a selective acquisition strategy; (v) the concentration of the Company's properties in central business districts; (vi) the risks associated with the co-investment activities of the Company; (vii) the seasonal nature of the Company's revenue, operating income and net earnings; and (viii) the competition faced by the Company in a variety of business disciplines within the commercial real estate industry. See "Risk Factors."

                             SUMMARY FINANCIAL DATA

  The information set forth below should be read in conjunction with "Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Predecessor Partnerships' Combined Financial Statements and notes thereto, all included elsewhere herein.

                                          YEAR ENDED DECEMBER 31,
                   ---------------------------------------------------------------------------
                                                                                      1996
                                                                                  PRO FORMA AS
                      1992        1993        1994         1995         1996      ADJUSTED (1)
                   ----------  ----------  -----------  -----------  -----------  ------------
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF
 OPERATIONS DATA:
Total revenue....  $  103,334  $  104,049  $   126,918  $   151,827  $   175,967  $   207,559
Total operating
 expenses........      84,722      87,036      108,903      131,711      149,066      177,382
                   ----------  ----------  -----------  -----------  -----------  -----------
Operating income
 (loss)..........      18,612      17,013       18,015       20,116       26,901       30,177
Interest expense.       5,590       5,257        5,159        3,806        5,730        1,075
Earnings (loss)
 before provision
 for income
 taxes...........      13,022      11,756       12,856       16,310       21,171       29,102
Net provision
 (benefit) for
 income taxes....         355         300          554          505        1,207       11,204
                   ----------  ----------  -----------  -----------  -----------  -----------
Net earnings
 (loss)..........  $   12,667  $   11,456  $    12,302  $    15,805  $    19,964  $    17,898
                   ==========  ==========  ===========  ===========  ===========  ===========
Pro forma:
 Supplemental
  primary and
  fully diluted
  earnings (loss)
  per share(2)...                                                                       $1.13
                                                                                  ===========
OTHER DATA:
EBITDA(3)........  $   21,034  $   19,544  $    20,866  $    24,356  $    32,317  $    37,624
Cash flows
 provided by
 (used in)
 operating
 activities......      14,675       4,837       24,628       13,553       13,964       13,646
Cash flows
 provided by
 (used in)
 investing
 activities......      (1,727)     (2,738)      (4,885)      (5,706)     (32,478)     (31,852)
Cash flows
 provided by
 (used in)
 financing
 activities......     (19,000)     (6,758)     (12,028)     (12,365)      17,189       19,195
Investments under
 management(4)...  $6,500,000  $7,000,000  $10,700,000  $11,500,000  $15,200,000  $15,200,000
Total square
 feet-facility
 management(5)...       2,400      50,600       50,600       67,600       68,600       81,600
Total square feet
 under
 management(6)...      47,000      98,300      102,400      125,700      131,600      202,900
                       THREE MONTHS ENDED MARCH 31,
                   ---------------------------------------
                                                 1997
                                             PRO FORMA AS
                      1996         1997      ADJUSTED (1)
                   ------------ ------------ -------------
STATEMENT OF
 OPERATIONS DATA:
Total revenue....  $    27,285  $    36,019  $    43,384
Total operating
 expenses........       32,490       39,291       46,269
                   ------------ ------------ -------------
Operating income
 (loss)..........       (5,205)      (3,272)      (2,885)
Interest expense.          937        1,695          265
Earnings (loss)
 before provision
 for income
 taxes...........       (6,142)      (4,967)      (3,150)
Net provision
 (benefit) for
 income taxes....         (350)        (248)      (1,213)
                   ------------ ------------ -------------
Net earnings
 (loss)..........  $    (5,792) $    (4,719) $    (1,937)
                   ============ ============ =============
Pro forma:
 Supplemental
  primary and
  fully diluted
  earnings (loss)
  per share(2)...                                 $(0.12)
                                             =============
OTHER DATA:
EBITDA(3)........  $    (4,094) $    (1,498) $      (599)
Cash flows
 provided by
 (used in)
 operating
 activities......      (12,721)      (4,678)      (7,892)
Cash flows
 provided by
 (used in)
 investing
 activities......       (5,967)      (2,038)      (2,185)
Cash flows
 provided by
 (used in)
 financing
 activities......       14,921        7,705        7,573
Investments under
 management(4)...  $11,500,000  $15,100,000  $15,100,000
Total square
 feet-facility
 management(5)...       67,600       69,100       82,100
Total square feet
 under
 management(6)...      130,200      132,700      204,000

                                                             MARCH 31, 1997
                                                         -----------------------
                                                                    PRO FORMA
                                                          ACTUAL  AS ADJUSTED(7)
                                                         -------- --------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................... $  8,094    $ 14,994
Total assets............................................  124,075     166,411
Long-term debt(8).......................................   57,083         --
Total liabilities.......................................  109,425      50,575
Partners' capital/stockholders' equity..................   14,650     115,836

-------
(Footnotes on following page)

--------

(1) As adjusted to give effect to the merger of Galbreath with the Company, the Incorporation Transactions and the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $20.00 per share and the receipt and application of the net proceeds therefrom to retire debt, as though they had occurred on January 1, 1996. See "Use of Proceeds," "Background of the Company" and "Incorporation Transactions."

(2) Pro forma as adjusted supplemental primary and fully diluted earnings
    (loss) per share is based upon 15,869,337 shares of Common Stock outstanding, which includes the 12,200,000 shares of Common Stock to be issued in connection with the Incorporation Transactions and gives effect to 3,669,337 of the 4,000,000 shares of Common Stock to be issued in the Offering, the proceeds of which will be used to repay indebtedness. The Company will have 16,200,000 shares of Common Stock outstanding upon completion of the Offering. See "Use of Proceeds."

(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income, such as the amortization of intangible assets relating to acquisitions. Management believes that EBITDA is useful to investors because it is widely used in the real estate industry as a recognized measure of operating performance, cash generation and ability to service debt and is also used by analysts who report publicly on the performance of real estate services companies. However, EBITDA should not be considered as an alternative either to: (i) net earnings (determined in accordance with generally accepted accounting principles ("GAAP")); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity. There can be no assurance that the Company's calculation of EBITDA is comparable to similarly titled items reported by other companies.
(4) Investments under management represents the aggregate fair market value or cost basis of assets managed by the Investment Management group as of the end of the periods shown. The percentage of investments under management stated at cost represented 3% in 1992 and 1993, 7% in 1994 and 1995, and 8% in 1996 and 1997 of the amounts shown.
(5) Represents the total square footage of properties for which the Company provided facility management services as of the end of the periods shown.
(6) Represents the total square footage of properties for which the Company provided property management and leasing or facility management services as of the end of the periods shown.

(7) As adjusted to give effect to the merger of Galbreath with the Company, the Incorporation Transactions and the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $20.00 per share and the receipt and application of the net proceeds therefrom to retire debt, as though they had occurred on March 31, 1997. See "Use of Proceeds," "Background of the Company" and "Incorporation Transactions."
(8) See Note 7 to Notes to the Predecessor Partnerships' Combined Financial Statements.

                                 RISK FACTORS

  Prospective investors should carefully consider the following information in addition to the other information presented in this Prospectus before purchasing the shares of Common Stock offered hereby.

GENERAL ECONOMIC CONDITIONS; REAL ESTATE ECONOMIC CLIMATE

  Periods of economic slowdown or recession, rising interest rates or declining demand for real estate could adversely affect certain segments of the Company's business. Such economic conditions could result in a general decline in rents which in turn would adversely affect revenue from property management fees (which in certain cases are calculated as a percentage of the revenue generated by the property under management) and commissions or fees derived from property sales and leases (which are typically based on the sale price or lease revenue commitment, respectively). Such conditions could also lead to a decline in sale prices as well as a decline in demand for capital invested in commercial real estate and related assets.

  The condition of the real estate market tends to be cyclical and related to the condition of the economy as a whole or, at least, to the perceptions of investors and users as to the economic outlook. The sharp downturn in the commercial real estate market in the early 1990s has caused and may continue to cause some property owners to dispose of their properties or to lose them through foreclosures. Such changes in the ownership of properties may be accompanied by a change in property and investment management firms and could cause the Company to lose property and investment management agreements or make the agreements it retains less profitable.

RISK OF TERMINATION OR OTHER LOSS OF MANAGEMENT AGREEMENTS

  The Company is substantially dependent on revenue received for services performed under property management and leasing and investment management agreements, and would be adversely affected if a significant number of these agreements were terminated or were not renewed. For the year ended December 31, 1996, revenue from property management and leasing agreements and investment management agreements constituted approximately 37% and 32%, respectively, of total revenue. Most property management and leasing and investment management agreements have terms of approximately three years and typically are terminable by the client for any reason on as little as 30 to 60 days' notice. There can be no assurance that any such contracts will not be cancelled prior to expiration or will be renewed when the term expires. In addition, the Company derives substantial property management and leasing and investment banking fees from real estate assets managed by its Investment Management group. Contracts for these related services may be terminated or lost for a number of reasons, including the termination or cancellation of the underlying asset management agreement or disposition of the subject property. The loss of a substantial number of these agreements could have a material adverse effect on the Company.

  In addition, the Company will sell the remaining real estate assets held by four multiple investor funds ("commingled funds") formed by the Company in the 1980s to hold real estate investments on behalf of numerous tax-exempt institutional investors. The Company receives investment advisory, property management and leasing and investment banking fees for services provided in connection with these funds. In 1996, 1995 and 1994, revenue derived from, or in connection with, these funds represented 11.5%, 12.8% and 20.1%, respectively, of the Company's total revenue. The Company expects that revenue derived from, or in connection with, these funds will decrease and eventually be eliminated as the remaining assets of the funds are sold. While the timing of the revenue losses will depend on the timing of the dispositions, the Company expects to complete substantially all of such dispositions prior to the end of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON PROPERTY PERFORMANCE

  The Company's revenue from property management and leasing services are generally based on percentages of the revenue generated by the properties that it manages. In addition, leasing commissions typically are based on the value of the lease revenue commitments. Accordingly, the continued success of the Company will be dependent, in part, upon the performance of the properties it manages. Such performance in turn will depend in part upon the ability of the Company to attract and retain creditworthy tenants for the properties it manages, the Company's ability to control operating expenses (some of which are beyond the Company's control), financial conditions prevailing generally and in the areas in which such properties are located and the real estate market generally.

RISKS INHERENT IN PURSUING SELECTIVE ACQUISITION STRATEGY

  The Company intends to continue to selectively pursue domestic and international acquisitions as a means of strengthening its position as an industry leader, as well as expanding and enhancing its current product and service offerings and geographic market coverage. The success of the Company's acquisition strategy will be dependent upon the availability of suitable acquisition candidates on favorable terms, of which there can be no assurance. Further, there can be no assurance that any acquisition, including the merger of Galbreath with the Company, will be integrated successfully into the Company's operations or will perform in accordance with expectations or that business judgements as to the value or consequences of any such acquisition will prove correct. The consideration paid for any future acquisition may be in cash, debt or shares of the Company's capital stock. The Company could incur substantial indebtedness or substantial goodwill or both in connection with its acquisition strategy. In addition, issuances of additional shares of the Company's capital stock in connection with an acquisition could result in dilution to stockholders.

CONCENTRATION OF PROPERTIES IN CENTRAL BUSINESS DISTRICTS

  Many of the properties for which the Company provides management and leasing or investment management services are office buildings in the central business districts ("CBDs") of major urban cities. Approximately 39% of the 132.7 million square feet under the Company's property, leasing and facility management agreements, and approximately 36% of the $12.6 billion in private real estate assets under the Company's investment management agreements as of March 31, 1997, are related to properties located in CBDs. During the early 1990s, rental rates and property values of CBD office buildings experienced greater declines relative to other property types and locations. This decline, and the slower recovery of this sector to date, has been largely attributable to over-supply of new office space and corporate restructurings affecting large businesses. The cyclical market conditions of the CBD office sector will continue to have an important impact on the Company's operations.

RISKS ASSOCIATED WITH CO-INVESTMENT ACTIVITIES

  The Company intends to use the increased financial flexibility created by the Offering to expand its co-investment activities. The Company's increased participation as a principal in real estate investments could increase fluctuations in the Company's net earnings and cash flow. The Company's co-investments also inherently involve the risk of loss of the Company's investment. Moreover, in certain of these investments, the Company will not have complete discretion to control the timing of the disposition of such investments and, as a result, the recognition of any related gain or loss. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SEASONALITY

  Historically, the Company's revenue, operating income and net earnings in the first three calendar quarters are substantially lower than in the fourth quarter. This seasonality is due to a calendar year-end focus on the completion of transactions, which is consistent with the real estate industry generally. In addition, an increasing percentage of the Company's management contracts contain clauses providing for performance bonuses to be received if the Company achieves certain performance targets. Such incentive payments are generally earned in the fourth quarter. In contrast, the Company's non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant on a quarterly basis. Therefore, the Company typically sustains a loss in the first and second quarter of each calendar year, reports a small profit or loss in the third quarter and records a substantial majority of the Company's earnings in the fourth calendar quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

COMPETITION

  The Company competes in a variety of business disciplines within the commercial real estate industry, including investment management, tenant representation, corporate facility management, construction and development management, on-site property management and leasing, and investment banking. Each of these business disciplines is highly competitive on a national as well as local level. Depending on the industry segment, the Company faces competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms. Some of the Company's principal competitors in certain of these business disciplines have greater financial resources and a broader global presence. Many of the Company's competitors are local or regional firms which are substantially smaller than the Company on an overall basis; however, they may be substantially larger on a local or regional basis. The Company has faced increased competition in recent years in the Management Services and Investment Management segments of its business which has, in some cases, resulted in lower property and investment management fees, or compensation arrangements more closely aligned with performance. In recent years, there has also been a significant increase in the number of REITs which self-manage their real estate assets, which could decrease the demand for property management services, and thereby increase competition. In general, with respect to each of the Company's business disciplines, there can be no assurance that the Company will be able to continue to compete effectively, will be able to maintain current fee or margin levels or arrangements or will not encounter increased competition.

RISK RELATED TO GENERAL PARTNER STATUS

  Subsidiaries of the Company are general partners in numerous general and limited partnerships which invest in or manage real estate assets. As a general partner, these subsidiaries may be liable to their partners as well as liable for the obligations of such partnerships. Because all of the Company's general partnership interests are held through its special purpose subsidiaries, the Company believes that its exposure to contingent liabilities is limited to the total invested or committed capital in and notes from or advances to such subsidiaries holding the general partnership interests.

ENVIRONMENTAL CONCERNS

  Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In the Company's role as an on-site property manager, it could be held liable as an operator for such costs. Such liability may be imposed without regard to legality of the original actions and without regard to whether the Company knew of, or was responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, the Company could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. Further, any failure of the Company to disclose environmental issues could subject the Company to liability to a buyer or lessee of property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos-containing materials. There can be no assurance that any of such liabilities to which the Company or any of its affiliates may become subject will not have a material adverse effect upon the business or financial condition of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 16,200,000 shares of Common Stock outstanding. The 4,000,000 shares sold in the Offering (4,600,000 if the Underwriters exercise in full the over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by an "affiliate" of the Company. The 12,200,000 shares to be held by the stockholders of the Company (11,600,000 if the Underwriters exercise in full the over-allotment option) will be deemed to be "restricted securities," as that term is defined in Rule 144 under the Securities Act ("Rule 144"), in that such shares were issued in private transactions not involving a public offering. None of such shares will be eligible for sale under Rule 144 prior to the first anniversary of the closing of the Offering. For a summary description of the requirements of Rule 144, see "Shares Eligible for Future Sale." The Company intends to file a registration statement on Form S-8 with respect to the shares reserved for issuance under its 1997 Stock Incentive Plan, including the 725,000 shares of Common Stock underlying options which the Company expects to award to certain employees and directors pursuant to such plan upon the closing of the Offering.

  The Company and each of the Company's existing stockholders will enter into lock-up agreements with the Representatives (as herein defined) not to sell or otherwise dispose of any of their shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Certain stockholders of the Company are entitled to register their shares under the Securities Act for resale, at the expense of the Company. See "Shares Eligible for Future Sale--Registration Rights" and "Underwriters."

  In March 1997, DEL/LaSalle Finance Company, L.L.C. ("DEL/LaSalle"), a limited liability company, all of the membership interests of which are owned by DEL-LPL Limited Partnership ("DEL-LPL") and DEL-LPAML Limited Partnership ("DEL-LPAML" and together with DEL-LPL, the "Employee Partnerships"), limited partnerships which are comprised of approximately 200 of the Company's current and former employees, purchased the limited partnership interests in the Predecessor Partnerships owned by a subsidiary of Dresdner Bank AG ("Dresdner"). Dresdner was required to sell the interests in order to comply with bank regulatory requirements. As consideration for such purchase, DEL/LaSalle issued to Dresdner a $35.0 million promissory note (the "Dresdner Note"). The purchase price was determined in May 1996 and was based on the original purchase price for such interests plus Dresdner's share of expected undistributed earnings for 1996. All of the 1,826,548 shares of Common Stock to be received by DEL/LaSalle in connection with the Incorporation Transactions and 2,831,150 of the shares of Common Stock held by the Employee Partnerships, representing an aggregate of approximately 29% of the outstanding Common Stock after giving effect to the Offering, will be pledged to support DEL/LaSalle's obligations under the Dresdner Note. The principal amount of the Dresdner Note is due in five installments, with $3.5 million due on April 15, 2000 and $7.8 million due on each April 15 thereafter, through 2004. The Dresdner Note bears interest at 7.0% per annum, payable on each April 15 beginning on April 15, 1998. DEL/LaSalle will not have any assets other than the Common Stock issued in connection with the Incorporation Transactions. Funds for repayment of the Dresdner Note, including interest thereon, will be provided by capital contributions from the Employee Partnerships and through the sale of Common Stock in the public market or in privately negotiated transactions. DEL/LaSalle has granted the U.S. Underwriters a 30-day option to purchase up to 600,000 shares of Common Stock to cover over-allotments in connection with the Offering. In the event that the Underwriters' over-allotment option is exercised, the proceeds to DEL/LaSalle will be used to repay a portion of the Dresdner Note. If an event of default occurs under the Dresdner Note, Dresdner will have the right to sell any or all of the pledged shares in the public market or in privately negotiated transactions, subject to compliance with the Securities Act and applicable law. See "Shares Eligible for Future Sale" and "Underwriters."

  No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock.

CONTROL BY PRINCIPAL STOCKHOLDER

  Upon completion of this Offering, the Employee Partnerships, directly and through DEL/LaSalle, will beneficially own approximately 48.0% of the Company's outstanding shares of Common Stock (approximately 44.3% if the Underwriters exercise in full the over-allotment option). Accordingly, the Employee Partnerships will continue to be able to exercise substantial influence over the business and affairs of the Company, including but not limited to having sufficient voting power to substantially influence the election of all of the directors to be elected at any annual or special meeting of stockholders and, in general, to substantially influence the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations, the sale of substantially all of the Company's assets, charter amendments and other extraordinary corporate transactions or may prevent or cause a change in the control of the Company. The Common Stock will be voted in accordance with the direction of partners having a majority of the percentage ownership interests in the Employee Partnerships. In addition, Lizanne Galbreath, a director and member of senior management of the Company, and other former stockholders of Galbreath who are now employees of the Company will own an additional 6.7% of the Company's outstanding shares of Common Stock following the Offering. See "Principal and Selling Stockholders."

LACK OF PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. Although application has been made to list the Common Stock on the New York Stock Exchange, there can be no assurance that an active trading market will develop or be sustained. The price of shares of Common Stock to be sold in the Offering will be determined by negotiations among the Company and the Underwriters and may be higher than the price at which the Common Stock will trade after completion of the Offering. See "Underwriters" for factors to be considered in determining such offering price. The market price of the Common Stock could be subject to significant fluctuations in response to quarter-to-quarter variations in operating results of the Company or its competitors, conditions in the commercial real estate industry, the commencement of, developments in or outcome of litigation, changes in estimates of the Company's performance by securities analysts, and other events or factors, including the events and other factors described in this "Risk Factors" section. In addition, the stock market in recent years has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock. See "Underwriters."

ANTI-TAKEOVER PROVISIONS

  The Company's Articles of Amendment and Restatement (the "Restated Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws") will include provisions that may delay, defer or prevent a takeover attempt that may be in the best interest of stockholders. The Company has a classified Board of Directors, pursuant to which directors are divided into three classes, with three-year staggered terms. The classified board provision could increase the likelihood that, in the event an outside party acquired a controlling block of the Company's stock or initiated a proxy contest, incumbent directors nevertheless would retain their positions for a substantial period, which may have the effect of discouraging, delaying or preventing a change in control of the Company. In addition, the Restated Articles of Incorporation will provide for: (i) the ability of the Board of Directors to establish one or more classes and series of capital stock including the ability to issue up to 10,000,000 shares of preferred stock, and to determine the price, rights, preferences and privileges of such capital stock without any further stockholder approval; (ii) a requirement that any stockholder action without a meeting be pursuant to unanimous written consent; and (iii) certain advance notice procedures for nominating candidates for election to the Board of Directors. Such provisions could discourage bids for the Common Stock at a premium as well as affect the market price of the Common Stock. In addition, certain provisions of the Maryland General Corporation Law (the "MGCL") may also have the effect of delaying, deterring or preventing a change in the control of the Company. The possible impact of these provisions on takeover attempts could adversely affect the price of the Common Stock. See "Description of Capital Stock."

ABSENCE OF DIVIDENDS; DIVIDEND POLICY

  The Company does not currently intend to pay any dividends on the Common Stock in the foreseeable future. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations. The Company expects that provisions to be contained in agreements governing the Company's long-term indebtedness after the Offering will limit the amount of dividends that the Company may pay to its stockholders. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price is expected to be substantially higher than the pro forma net tangible book value per share of Common Stock. As a result, assuming an initial public offering price of $20.00 per share, purchasers of shares of Common Stock in the Offering will incur immediate and substantial dilution of $16.07 in net tangible book value per share. See "Dilution."

FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within this Prospectus generally. In addition, when used in this Prospectus, the words "believes," "intends," "anticipates," "expects" and words of similar import may constitute "forward-looking statements." Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth in the Prospectus generally.

                           BACKGROUND OF THE COMPANY

  The Company, founded in 1968, is a leading full-service real estate firm that provides management services, corporate and financial services and investment management services to corporations and other real estate owners and investors worldwide. The Company has grown by expanding both its client base and its range of services and products in anticipation of client needs and to seize market opportunities. Primarily providing investment banking, investment management and land services in its early years of existence, the Company expanded to offer development management services beginning in 1975, property management and leasing services beginning in 1978 and tenant representation services beginning in 1978. In addition, the Company was a pioneer in the facility management services business, first offered by the Company in 1990.

  The Predecessor Partnerships were formed in 1986 by the Employee Partnerships to conduct the Company's business. In 1988, DSA-LSPL, Inc. and DSA-LSAM, Inc., affiliates of Dai-ichi Life (U.S.A.), Inc. ("Dai-ichi"), became limited partners of the Predecessor Partnerships.

  In November 1994, the Predecessor Partnerships acquired substantially all of the assets of Alex. Brown Kleinwort Benson Realty Advisors Corporation ("ABKB"), a real estate investment advisor, in exchange for a 20% limited partnership interest in the Predecessor Partnerships (the "ABKB Acquisition"). Through its acquisition of Kleinwort Benson, the parent company of ABKB, Dresdner acquired these limited partnership interests, but was required to sell such interests in order to comply with bank regulatory requirements. In March 1997, DEL/LaSalle purchased the Dresdner limited partnership interests in exchange for a $35.0 million note. The purchase price was determined in May 1996 and was based on the original purchase price for such interests plus Dresdner's share of expected undistributed earnings for 1996. Following the repurchase, the Employee Partnerships, directly and through DEL/LaSalle, and Dai-ichi had ownership interests in the Predecessor Partnerships of 75.6% and 24.4%, respectively. The Employee Partnerships are the sole general partners of the Predecessor Partnerships. See "Shares Eligible for Future Sale."

  In October 1996, the Predecessor Partnerships acquired all of the capital stock of CIN Property Management Limited ("CIN Property Management"), the affiliated real estate investment and property management advisor for the British Coal Pension Fund. This entity immediately changed its name to CIN LaSalle Investment Management Limited ("CIN LaSalle Investment").

  On April 22, 1997, Galbreath, a property management, facility management and development management company, merged with the Predecessor Partnerships. As consideration for Galbreath, the Predecessor Partnerships issued to the former stockholders of Galbreath limited partnership interests representing an 18% interest in the Predecessor Partnerships. Following the Galbreath merger, the Employee Partnerships, directly and through DEL/LaSalle, and Dai-ichi had ownership interests in the Predecessor Partnerships of approximately 62% and 20%, respectively. The proportional interests of the Employee Partnerships, DEL/LaSalle, Dai-ichi and the former stockholders of Galbreath may change slightly depending upon the result of current negotiations between them relating to a Galbreath joint venture. See "Business--Galbreath Acquisition."

  The Company, LPMS, LPCFS and LACM were incorporated in Maryland in April 1997. Prior to the Incorporation Transactions (as defined below), the Company, LPMS, LCFS and LACM will have no operations other than in connection with their formation.

  The Company's executive offices are located at 200 East Randolph Drive, Chicago, Illinois 60601 and its telephone number is (312) 782-5800. The Company has corporate offices in 10 United States cities and in London, Paris, Mexico City and Beijing and has over 300 property and other offices throughout the United States.

                          INCORPORATION TRANSACTIONS

  The Company and LPMS, LPCFS and LACM were formed in April 1997 in connection with the conversion of the business and operations of the Predecessor Partnerships from partnership to corporate form. Immediately prior to the closing of the Offering, pursuant to agreements among the partners, each of the general and limited partners of the Predecessor Partnerships will exchange all of their respective general and limited partnership interests (the "Partnership Interests Exchange") in the Predecessor Partnerships for an aggregate of 12,200,000 shares of Common Stock. At March 31, 1997, the pro forma book value of the Predecessor Partnerships' net assets was $43.4 million. See "Dilution" and "Pro Forma Consolidated Financial Statements." The Company will cause the Predecessor Partnerships to contribute, among other things, substantially all of their respective assets and liabilities (the "Asset Contributions") relating to: (i) the management services group to LPMS;
(ii) the corporate and financial services group to LPCFS; and (iii) the investment management group to LACM. LPII, an existing subsidiary of the Predecessor Partnerships, will continue to conduct the Company's international operations. Following the Partnership Interests Exchange and the Asset Contributions, the Company will operate as a holding company with the business and operations of the Predecessor Partnerships being conducted through the Principal Operating Subsidiaries. The Predecessor Partnerships are undertaking these transactions in order to facilitate access to the capital markets, provide greater flexibility for acquisitions, create longer-term liquidity for their partners and reduce administrative burdens associated with operating as a partnership. Following the Partnership Interests Exchange, the Employee Partnerships and DEL/LaSalle, Dai-ichi and the former stockholders of Galbreath will own 63.7%, 18.3% and 18.0%, respectively, of the Company's outstanding Common Stock immediately prior to the Offering. The percentage ownership interest of the Employee Partnerships, DEL/LaSalle, Dai-ichi and the former stockholders of Galbreath in the Company following the Partnership Interests Exchange will be identical to their effective economic ownership interests in the Predecessor Partnerships. See "Principal and Selling Stockholders." The proportional interests of the Employee Partnerships, DEL/LaSalle, Dai-ichi and the former stockholders of Galbreath may change slightly depending upon the result of current negotiations between them relating to a Galbreath joint venture. See "Business--Galbreath Acquisition." The Partnership Interests Exchange and the Asset Contributions are collectively referred to as the "Incorporation Transactions." The closing of the Offering is conditioned upon, among other things, the completion of the Partnership Interests Exchange. In connection with the Incorporation Transactions, the Company will amend and restate its Articles of Incorporation. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered hereby (assuming an initial public offering price of $20.00 per share), after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company, are estimated to be approximately $72.4 million. The Company will not receive any proceeds from the exercise of the over-allotment option.

  The Company will use the net proceeds to repay the full amount of the indebtedness outstanding under promissory notes issued to Dai-ichi (the "Dai-ichi Notes"). Any remaining proceeds will be used to repay the indebtedness outstanding under the Company's long-term credit facility (the "Long-Term Facility") and for general corporate purposes. The Dai-ichi Notes consist of approximately $6.2 million principal amount of Class A Notes and $31.0 million principal amount of Class B Notes, each bearing interest at 10.0%, payable annually on December 31. Principal payments on the Class A Notes are due in two equal installments on June 30, 1997 and 1998. Principal payments on the Class B Notes are due in 10 equal installments on June 30th of each year beginning in 1999. Borrowings under the Long-Term Facility mature on September 6, 1999, and bear interest at the greater of the lending bank's prime rate and the applicable federal funds rate plus .5%. Principal payments on borrowings under the Long-Term Facility are payable on June 15 of each year for amounts outstanding on March 31, based on a defined amortization schedule. As of March 31, 1997, the principal amount of borrowings under the Long-Term Facility was approximately $29.2 million, of which approximately $23.3 million is anticipated to be outstanding at the time of the Offering. Upon completion of the Offering, the Company intends to use its borrowing capacity, cash generated from operations and the remaining net proceeds of the Offering to pursue its growth strategy, including international expansion, selective acquisitions and co-investment activities. Pending application of the net proceeds of the Offering as described herein, the Company intends to invest the proceeds in investment-grade, short-term, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has not paid any dividends on its Common Stock to date. After the Offering, the Company intends to retain its earnings to support the expansion of its business. Any dividends declared will be at the discretion of the Board of Directors and will depend upon the Company's financial condition, earnings and other factors, including the terms of the Company's indebtedness. The Company expects that provisions to be contained in agreements governing the Company's long-term indebtedness after the Offering will limit the amount of dividends that the Company may pay to its stockholders.

                                CAPITALIZATION

  The following table sets forth the pro forma short-term debt and capitalization of the Company at March 31, 1997, as adjusted to give effect to the merger of Galbreath with the Company and the Incorporation Transactions as if such transactions had occurred on March 31, 1997, and as further adjusted to give effect to the sale of 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $20.00 per share, and the receipt and application of the net proceeds therefrom, as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Statements" and the Predecessor Partnerships' Combined Financial Statements and the notes thereto, all included elsewhere herein.

                                                              MARCH 31, 1997
                                                           --------------------
                                                             PRO     PRO FORMA
                                                            FORMA   AS ADJUSTED
                                                           -------- -----------
                                                              (IN THOUSANDS,
                                                            EXCEPT SHARE DATA)
Short-term debt:
  Borrowings under short-term credit facility............. $ 16,800  $ 16,800
  Current maturities of long-term debt(1).................    9,332       --
                                                           --------  --------
    Total short-term debt................................. $ 26,132  $ 16,800
                                                           ========  ========
Long-term debt:
  Long-term credit facility, less current maturities(1)... $ 22,977  $    --
  Subordinated loans, less current maturities.............   34,106       --
                                                           --------  --------
    Total long-term debt, less current maturities.........   57,083       --
                                                           --------  --------
Stockholders' equity:
  Preferred stock, $.01 par value per share, 10,000,000
   shares authorized; no shares issued and outstanding....      --        --
  Common Stock, $.01 par value per share, 100,000,000
   shares authorized; 12,200,000 shares issued and
   outstanding pro forma; 16,200,000 shares issued and
   outstanding pro forma as adjusted(2)...................      122       162
  Additional paid-in capital..............................   43,314   115,674
  Retained earnings.......................................      --        --
                                                           --------  --------
    Total stockholders' equity............................   43,436   115,836
                                                           --------  --------
      Total capitalization................................ $100,519  $115,836
                                                           ========  ========

--------
(1) See Note 7 to Notes to the Predecessor Partnerships' Combined Financial Statements.
(2) Excludes an aggregate of: (i) 725,000 shares of Common Stock issuable upon exercise of options to be granted under the Company's 1997 Stock Incentive Plan upon closing of the Offering, with an exercise price equal to the initial public offering price; and (ii) 1,490,000 additional shares of Common Stock reserved for future grants or awards under the Company's 1997 Stock Incentive Plan. See "Management--Director Compensation" and "--1997 Stock Award and Incentive Plan."

                                   DILUTION

  The pro forma net tangible book value (deficit) of the Company as of March 31, 1997 (as adjusted to give effect to the merger of Galbreath with the Company and the Incorporation Transactions) was $(8.8) million, or $(.72) per share of Common Stock. Pro forma net tangible book value (deficit) per share is determined by dividing the tangible net worth of the Company (total assets less intangible assets and total liabilities) by the aggregate number of shares of Common Stock outstanding, assuming the merger of Galbreath with the Company and the Incorporation Transactions had taken place on March 31, 1997. Without taking into account any changes in such net tangible book value after March 31, 1997, other than to give effect to the sale of the 4,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $20.00 per share) and the receipt and application of the net proceeds therefrom, pro forma net tangible book value of the Company as of March 31, 1997 would have been approximately $63.6 million, or $3.93 per share. This represents an immediate increase in net tangible book value of $4.65 per share to the current stockholders of the Company and an immediate dilution in net tangible book value of $16.07 per share to purchasers of Common Stock in the Offering. The following table illustrates this per share dilution.

      Assumed initial public offering price per share............        $20.00
      Pro forma net tangible book value (deficit) per share at
       March 31, 1997............................................ $(.72)
      Increase in pro forma net tangible book value per share
       attributable to purchasers in the Offering................  4.65
                                                                  -----
      Pro forma net tangible book value per share after the
       Offering..................................................          3.93
                                                                         ------
      Dilution in pro forma net tangible book value per share to
       purchasers in the Offering................................        $16.07
                                                                         ======

  The following table summarizes on a pro forma basis, as of March 31, 1997, the difference between the existing stockholders and the purchasers of shares in the Offering (at an assumed initial public offering price of $20.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                               SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                              ------------------ --------------------   PRICE
                                NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                              ---------- ------- ------------ ------- ---------
      Existing stockholders.. 12,200,000   75.3% $ 43,436,000   35.2%   $3.56
      New investors..........  4,000,000   24.7    80,000,000   64.8    20.00
                              ----------  -----  ------------  -----
        Total................ 16,200,000  100.0% $123,436,000  100.0%    7.62
                              ==========  =====  ============  =====

  The foregoing calculations exclude an aggregate of: (i) 725,000 shares of Common Stock issuable upon exercise of options to be granted under the Company's 1997 Stock Incentive Plan upon closing of the Offering, with an exercise price equal to the initial public offering price; and (ii) 1,490,000 additional shares of Common Stock reserved for future grants or awards under the Company's 1997 Stock Incentive Plan. See "Management--Director Compensation" and "--1997 Stock Award and Incentive Plan."

                            SELECTED FINANCIAL DATA

  The following table sets forth, for the periods and as of the dates indicated, selected financial and other data on a pro forma basis for the Company and on a historical combined basis for the Predecessor Partnerships. The selected financial data as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been derived from the Predecessor Partnerships' Combined Financial Statements audited by KPMG Peat Marwick LLP, independent certified public accountants, included elsewhere herein. The selected financial data as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 have been derived from the Predecessor Partnerships' Combined Financial Statements audited by KPMG Peat Marwick LLP, not included herein. The selected financial data as of March 31, 1997 and for the three months ended March 31, 1996 and March 31, 1997 have been derived from the Predecessor Partnerships' Unaudited Combined Financial Statements also included elsewhere herein. Such financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of results that may be expected for the entire year. The unaudited pro forma, as adjusted, statement of operations data for 1996 and for the three months ended March 31, 1997 give effect to the merger of Galbreath with the Company, the Incorporation Transactions (as described under the heading "Incorporation Transactions") and the Offering as if they occurred on January 1, 1996. In addition, the unaudited pro forma, as adjusted, balance sheet data as of March 31, 1997 give effect to the merger of Galbreath with the Company, the Incorporation Transactions and the Offering as if they occurred on March 31, 1997. The information set forth below should be read in conjunction with "Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Predecessor Partnerships' Combined Financial Statements and the notes thereto, all included elsewhere herein.

                                          YEAR ENDED DECEMBER 31,
                  -----------------------------------------------------------------------------
                                                                                 1996 PRO FORMA
                                                                                  AS ADJUSTED
                     1992        1993        1994         1995         1996           (1)
                  ----------  ----------  -----------  -----------  -----------  --------------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF
 OPERATIONS
 DATA:
Total revenue...  $  103,334  $  104,049  $   126,918  $   151,827  $   175,967   $   207,559
Total operating
 expenses.......      84,722      87,036      108,903      131,711      149,066       177,382
                  ----------  ----------  -----------  -----------  -----------   -----------
Operating income
 (loss).........      18,612      17,013       18,015       20,116       26,901        30,177
Interest
 expense........       5,590       5,257        5,159        3,806        5,730         1,075
Earnings (loss)
 before
 provision for
 income taxes...      13,022      11,756       12,856       16,310       21,171        29,102
Net provision
 (benefit) for
 income taxes...         355         300          554          505        1,207        11,204
                  ----------  ----------  -----------  -----------  -----------   -----------
Net earnings
 (loss).........  $   12,667  $   11,456  $    12,302  $    15,805  $    19,964   $    17,898
                  ==========  ==========  ===========  ===========  ===========   ===========
Pro forma:
Supplemental
 primary and
 fully diluted
 earnings (loss)
 per share (2)..                                                                  $      1.13
                                                                                  ===========
OTHER DATA:
EBITDA (3)......  $   21,034  $   19,544  $    20,866  $    24,356  $    32,317   $    37,624
Cash flows
 provided by
 (used in)
 operating
 activities.....      14,675       4,837       24,628       13,553       13,964        13,646
Cash flows
 provided by
 (used in)
 investing
 activities.....      (1,727)     (2,738)      (4,885)      (5,706)     (32,478)      (31,852)
Cash flows
 provided by
 (used in)
 financing
 activities.....     (19,000)     (6,758)     (12,028)     (12,365)      17,189        19,195
Investments
 under
 management (4).  $6,500,000  $7,000,000  $10,700,000  $11,500,000  $15,200,000   $15,200,000
Total square
 feet-facility
 management (5).       2,400      50,600       50,600       67,600       68,600        81,600
Total square
 feet under
 management (6).      47,000      98,300      102,400      125,700      131,600       202,900
                       THREE MONTHS ENDED MARCH 31,
                  ----------------------------------------
                                            1997 PRO FORMA
                                             AS ADJUSTED
                     1996         1997           (1)
                  ------------ ------------ --------------
STATEMENT OF
 OPERATIONS
 DATA:
Total revenue...  $    27,285  $    36,019   $    43,384
Total operating
 expenses.......       32,490       39,291        46,269
                  ------------ ------------ --------------
Operating income
 (loss).........       (5,205)      (3,272)       (2,885)
Interest
 expense........          937        1,695           265
Earnings (loss)
 before
 provision for
 income taxes...       (6,142)      (4,967)       (3,150)
Net provision
 (benefit) for
 income taxes...         (350)        (248)       (1,213)
                  ------------ ------------ --------------
Net earnings
 (loss).........  $    (5,792) $    (4,719)  $    (1,937)
                  ============ ============ ==============
Pro forma:
Supplemental
 primary and
 fully diluted
 earnings (loss)
 per share (2)..                             $     (0.12)
                                            ==============
OTHER DATA:
EBITDA (3)......  $    (4,094) $    (1,498)  $      (599)
Cash flows
 provided by
 (used in)
 operating
 activities.....      (12,721)      (4,678)       (7,892)
Cash flows
 provided by
 (used in)
 investing
 activities.....       (5,967)      (2,038)       (2,185)
Cash flows
 provided by
 (used in)
 financing
 activities.....       14,921        7,705         7,573
Investments
 under
 management (4).  $11,500,000  $15,100,000   $15,100,000
Total square
 feet-facility
 management (5).       67,600       69,100        82,100
Total square
 feet under
 management (6).      130,200      132,700       204,000

                                          DECEMBER 31,                        MARCH 31, 1997
                          ---------------------------------------------- ------------------------
                                                                                     PRO FORMA
                            1992      1993      1994     1995     1996    ACTUAL  AS ADJUSTED (7)
                          --------  --------  -------- -------- -------- -------- ---------------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $  9,784  $  5,125  $ 12,840 $  8,322 $  7,207 $  8,094    $ 14,994
Total assets............    72,590    84,512   107,055  115,001  156,614  124,075     166,411
Long-term debt (8)......    51,319    56,619    41,028   40,805   55,551   57,083         --
Total liabilities.......    87,277    99,801    93,898  100,004  132,367  109,425      50,575
Total partners' capital
 (deficit)/stockholders'
 equity.................   (14,687)  (15,289)   13,157   14,997   24,247   14,650     115,836

-------
(Footnotes on following page)

--------

(1) As adjusted to give effect to the merger of Galbreath with the Company, the Incorporation Transactions and the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $20.00 per share and the receipt and application of the net proceeds therefrom to retire debt, as though they had occurred on January 1, 1996. See "Use of Proceeds," "Background of the Company" and "Incorporation Transactions."

(2) Pro forma as adjusted supplemental primary and fully diluted earnings
    (loss) per share is based upon 15,869,337 shares of Common Stock outstanding, which includes the 12,200,000 shares of Common Stock to be issued in connection with the Incorporation Transactions and gives effect to 3,669,337 of the 4,000,000 shares of Common Stock to be issued in the Offering, the proceeds of which will be used to repay indebtedness. The Company will have 16,200,000 shares of Common Stock outstanding upon completion of the Offering. See "Use of Proceeds."

(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income, such as the amortization of intangible assets relating to acquisitions. Management believes that EBITDA is useful to investors because it is widely used in the real estate industry as a recognized measure of operating performance, cash generation and ability to service debt and is also used by analysts who report publicly on the performance of real estate services companies. However, EBITDA should not be considered as an alternative either to: (i) net earnings (determined in accordance with GAAP); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity. There can be no assurance that the Company's calculation of EBITDA is comparable to similarly titled items reported by other companies.
(4) Investments under management represents the aggregate fair market value or cost basis of assets managed by the Investment Management group as of the end of the periods shown. The percentage of investments under management stated at cost represented 3% in 1992 and 1993, 7% in 1994 and 1995, and 8% in 1996 and 1997 of the amounts shown.
(5) Represents the total square footage of properties for which the Company provided facility management services as of the end of the periods shown.
(6) Represents the total square footage of properties for which the Company provided property management and leasing or facility management services as of the end of the periods shown.

(7) As adjusted to give effect to the merger of Galbreath with the Company, the Incorporation Transactions and the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $20.00 per share and the receipt and application of the net proceeds therefrom to retire debt, as though they had occurred on March 31, 1997. See "Use of Proceeds," "Background of the Company" and "Incorporation Transactions."
(8) See Note 7 to Notes to the Predecessor Partnerships' Combined Financial Statements.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated financial statements are derived from the Predecessor Partnerships' Combined Financial Statements. The unaudited pro forma consolidated statements of earnings give effect to the merger of Galbreath with the Company and the Incorporation Transactions, as if they had occurred on January 1, 1996. The unaudited pro forma consolidated statements of earnings, as adjusted, give further effect to the Offering and the receipt and application of the net proceeds therefrom. The unaudited pro forma consolidated balance sheet gives effect to the merger of Galbreath with the Company and the Incorporation Transactions, as if they had occurred on March 31, 1997. The unaudited pro forma consolidated balance sheet, as adjusted, gives further effect to the Offering and the receipt and application of the net proceeds therefrom. See "Incorporation Transactions," "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The unaudited pro forma consolidated financial statements should be read in conjunction with the Predecessor Partnerships' Combined Financial Statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information, all included elsewhere herein.

  The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable under the circumstances. The pro forma consolidated financial statements are not necessarily indicative of what the actual financial position and results of operations would have been as of March 31, 1997 and for the year ended December 31, 1996 and the three months ended March 31, 1997 had the Company completed the merger of Galbreath with the Company and consummated the Incorporation Transactions and the Offering (and the receipt and application of the net proceeds therefrom) as of the dates indicated nor does it purport to represent the future financial position or results of operations of the Company.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                                                            THREE MONTHS ENDED MARCH 31, 1997
                   ------------------------------------------------------------------------------------------------
                                             GALBREATH MERGER
                      HISTORICAL    -----------------------------------
                       COMBINED                  DISPOSITION OF                                        PRO FORMA
                     PREDECESSOR     HISTORICAL  BUSINESS UNITS   PRO     ACQUISITION   INCORPORATION   COMPANY/
                   PARTNERSHIPS (1) COMBINED (1) ADJUSTMENTS (2) FORMA  ADJUSTMENTS (3)  ADJUSTMENTS   GALBREATH
                   ---------------- ------------ --------------- ------ --------------- -------------  ----------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Revenue:
 Fee-based
  services.......      $34,244        $12,648        $(6,022)    $6,626      $ --          $   --      $   40,870
 Equity in
  earnings from
  unconsolidated
  ventures.......        1,394             73            --          73        --              --           1,467
 Construction
  operations,
  net............          205            --             --         --         --              --             205
 Other income....          176            783           (117)       666        --              --             842
                       -------        -------        -------     ------      -----         -------     ----------
 Total revenue...       36,019         13,504         (6,139)     7,365        --              --          43,384
Operating
 expenses:
 Compensation and
  benefits.......       27,217          9,814         (5,246)     4,568        --              --          31,785
 Other operating
  and
  administrative.       10,300          2,884         (1,174)     1,710        --              --          12,010
 Depreciation and
  amortization...        1,774            179            --         179        333             --           2,286
                       -------        -------        -------     ------      -----         -------     ----------
 Total operating
  expenses.......       39,291         12,877         (6,420)     6,457        333             --          46,081
                       -------        -------        -------     ------      -----         -------     ----------
 Operating income
  (loss).........       (3,272)           627            281        908       (333)            --          (2,697)
Interest expense.        1,695             72            (72)       --         --              --           1,695
                       -------        -------        -------     ------      -----         -------     ----------
 Earnings (loss)
  before
  provision for
  income taxes...       (4,967)           555            353        908       (333)            --          (4,392)
Net provision
 (benefit) for
 income taxes....         (248)            33            --          33        --           (1,476)(6)     (1,691)
                       -------        -------        -------     ------      -----         -------     ----------
 Net earnings
  (loss).........      $(4,719)       $   522        $   353     $  875      $(333)        $ 1,476     $   (2,701)
                       =======        =======        =======     ======      =====         =======     ==========
Primary and fully
 diluted earnings
 (loss) per
 share...........                                                                                      $    (0.22)
                                                                                                       ==========
Supplemental
 primary and
 fully diluted
 earnings (loss)
 per share.......

Shares used in
 computation of
 primary and
 fully diluted
 earnings per
 share...........                                                                                      12,200,000 (8)
                                                                                                       ==========




                                 PRO FORMA
                    OFFERING         AS
                   ADJUSTMENTS    ADJUSTED
                   -----------   ----------

Revenue:
 Fee-based
  services.......    $  --       $   40,870
 Equity in
  earnings from
  unconsolidated
  ventures.......       --            1,467
 Construction
  operations,
  net............       --              205
 Other income....       --              842
                     ------      ----------
 Total revenue...       --           43,384
Operating
 expenses:
 Compensation and
  benefits.......       --           31,785
 Other operating
  and
  administrative.       188 (4)      12,198
 Depreciation and
  amortization...       --            2,286
                     ------      ----------
 Total operating
  expenses.......       188          46,269
                     ------      ----------
 Operating income
  (loss).........      (188)         (2,885)
Interest expense.    (1,430)(5)         265
                     ------      ----------
 Earnings (loss)
  before
  provision for
  income taxes...     1,243          (3,150)
Net provision
 (benefit) for
 income taxes....       478 (6)      (1,213)
                     ------      ----------
 Net earnings
  (loss).........    $  764      $   (1,937)
                     ======      ==========
Primary and fully
 diluted earnings
 (loss) per
 share...........

Supplemental
 primary and
 fully diluted
 earnings (loss)
 per share.......                $    (0.12)(7)
                                 ==========
Shares used in
 computation of
 primary and
 fully diluted
 earnings per
 share...........                15,869,337 (7)
                                 ==========

-------
(Footnotes on following page)

                                                               YEAR ENDED DECEMBER 31, 1996
                   -------------------------------------------------------------------------------------------------
                                              GALBREATH MERGER
                      HISTORICAL    ------------------------------------
                       COMBINED                  DISPOSITION OF                                         PRO FORMA
                     PREDECESSOR     HISTORICAL  BUSINESS UNITS    PRO     ACQUISITION   INCORPORATION   COMPANY/
                   PARTNERSHIPS (1) COMBINED (1) ADJUSTMENTS (2)  FORMA  ADJUSTMENTS (3)  ADJUSTMENTS   GALBREATH
                   ---------------- ------------ --------------- ------- --------------- -------------  ----------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Revenue:
 Fee-based
  services.......      $170,709       $53,326       $(25,731)    $27,595     $   --         $   --      $  198,304
 Equity in
  earnings from
  unconsolidated
  ventures.......         3,220           572            --          572         --             --           3,792
 Construction
  operations,
  net............         1,271           --             --          --          --             --           1,271
 Other income....           767         4,068           (643)      3,425         --             --           4,192
                       --------       -------       --------     -------     -------        -------     ----------
 Total revenue...       175,967        57,966        (26,374)     31,592         --             --         207,559
Operating
 expenses:
 Compensation and
  benefits.......       104,673        41,747        (23,965)     17,782         --             --         122,455
 Other operating
  and
  administrative.        38,977        12,055         (4,302)      7,753         --             --          46,730
 Depreciation and
  amortization...         5,416           701            --          701       1,330            --           7,447
                       --------       -------       --------     -------     -------        -------     ----------
 Total operating
  expenses.......       149,066        54,503        (28,267)     26,236       1,330            --         176,632
                       --------       -------       --------     -------     -------        -------     ----------
 Operating income
  (loss).........        26,901         3,463          1,893       5,356      (1,330)           --          30,927
Interest expense.         5,730           504           (504)        --          --             --           5,730
                       --------       -------       --------     -------     -------        -------     ----------
 Earnings before
  provision for
  income taxes...        21,171         2,959          2,397       5,356      (1,330)           --          25,197
Net provision for
 income taxes....         1,207           210            --          210         --           8,284 (6)      9,701
                       --------       -------       --------     -------     -------        -------     ----------
 Net earnings
  (loss).........      $ 19,964       $ 2,749       $  2,397     $ 5,146     $(1,330)       $(8,284)    $   15,496
                       ========       =======       ========     =======     =======        =======     ==========
Primary and fully
 diluted earnings
 per share.......                                                                                       $     1.27
                                                                                                        ==========
Supplemental
 primary and
 fully diluted
 earnings per
 share...........

Shares used in
 computation of
 primary and
 fully diluted
 earnings per
 share...........                                                                                       12,200,000(8)
                                                                                                        ==========



                 YEAR ENDED DECEMBER 31, 1996
                   ------------------------


                                 PRO FORMA
                    OFFERING         AS
                   ADJUSTMENTS    ADJUSTED
                   -----------   ----------

Revenue:
 Fee-based
  services.......    $   --      $  198,304
 Equity in
  earnings from
  unconsolidated
  ventures.......        --           3,792
 Construction
  operations,
  net............        --           1,271
 Other income....        --           4,192
                     -------     ----------
 Total revenue...        --         207,559
Operating
 expenses:
 Compensation and
  benefits.......        --         122,455
 Other operating
  and
  administrative.        750 (4)     47,480
 Depreciation and
  amortization...        --           7,447
                     -------     ----------
 Total operating
  expenses.......        750        177,382
                     -------     ----------
 Operating income
  (loss).........       (750)        30,177
Interest expense.     (4,655)(5)      1,075
                     -------     ----------
 Earnings before
  provision for
  income taxes...      3,905         29,102
Net provision for
 income taxes....      1,503 (6)     11,204
                     -------     ----------
 Net earnings
  (loss).........    $ 2,402     $   17,898
                     =======     ==========
Primary and fully
 diluted earnings
 per share.......

Supplemental
 primary and
 fully diluted
 earnings per
 share...........                $     1.13(7)
                                 ==========
Shares used in
 computation of
 primary and
 fully diluted
 earnings per
 share...........                15,869,337(7)
                                 ==========

(1) The "Historical" columns represent the combined statements of operations of the Predecessor Partnerships and the combined statements of operations of Galbreath for the three months ended March 31, 1997 and the year ended December 31, 1996.
(2) These adjustments give effect to the elimination of revenue and related compensation, benefits, operating and other expenses associated with Galbreath's tenant representation and investment banking units which, in connection with the merger, are being disposed of or eliminated, and the elimination of interest expense related to Galbreath's debt which was repaid in connection with the merger of Galbreath with the Company. Such business units were not retained as they did not meet the strategic objectives of the Company.
(3) The adjustment gives effect to the amortization of intangibles and goodwill associated with the merger of Galbreath with the Company.
(4) The adjustment gives effect to the estimated incremental general and administrative costs associated with operation as a public company.
(5) The adjustment gives effect to the repayment of the Dai-ichi Notes and the Long-Term Facility. See "Use of Proceeds."
(6) The adjustment gives effect to the provision (benefit) for income taxes as though the Company and Galbreath were taxable entities as of January 1, 1996 at an estimated effective tax rate of 38.5%.
(7) Includes the 12,200,000 shares of Common Stock to be issued in connection with the Incorporation Transactions and 3,669,337 of the 4,000,000 shares of Common Stock to be issued in the Offering, the proceeds of which will be used to repay indebtedness. The Company will have 16,200,000 shares of Common Stock outstanding upon completion of the Offering. See "Use of Proceeds."
(8) Represents the 12,200,000 shares to be issued in connection with the Incorporation Transactions.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                           MARCH 31, 1997
                        -----------------------------------------------------------------------------------------
                                                GALBREATH MERGER
                          HISTORICAL    ---------------------------------
                           COMBINED                 DISPOSITION OF                                     PRO FORMA
                          PREDECESSOR   HISTORICAL  BUSINESS UNITS  PRO   ACQUISITION   INCORPORATION  COMPANY/
                        PARTNERSHIPS(1) COMBINED(1) ADJUSTMENTS(2) FORMA  ADJUSTMENTS   ADJUSTMENTS(3) GALBREATH
                        --------------- ----------- -------------- ------ -----------   -------------- ---------
                                                                      (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash
  equivalents....          $  8,094       $ 2,689      $ (1,774)   $  915   $   --         $   --      $  9,009

 Trade
  receivables....            52,052         8,665        (5,641)    3,024       --             --        55,076
 Other
  receivables....             4,116         1,020          (596)      424       --             --         4,540
 Prepaid
  expenses.......             1,115           --            --        --        --             --         1,115
 Deferred tax
  asset..........               --            --            --        --        179(6)         --           179
 Other assets....               --          3,576        (3,576)      --        --             --           --
                           --------       -------      --------    ------   -------        -------     --------
 Total current
  assets.........            65,377        15,950       (11,587)    4,363       179            --        69,919
Property and
 equipment.......            14,409         2,183           (35)    2,148       --             --        16,557
Goodwill
 resulting from
 business
 acquisitions....            10,827           --            --        --     23,651 (6)        --        34,478
Intangibles
 resulting from
 business
 acquisitions....            11,820           --            --        --      5,913 (6)        --        17,733
Investment in
 Galbreath.......               --            --            --        --     29,293 (7)        --           --
                                                                            (29,293)(6)
Investments in
 real estate
 ventures........            15,752           129           (32)       97       --             --        15,849
Long-term
 receivables,
 net.............             4,878           291          (291)      --        --             --         4,878
Other assets,
 net.............             1,012         1,003        (1,003)      --        --             --         1,012
                           --------       -------      --------    ------   -------        -------     --------
                           $124,075       $19,556      $(12,948)   $6,608   $29,743        $   --      $160,426
                           ========       =======      ========    ======   =======        =======     ========

LIABILITIES AND PARTNERS' CAPITAL/STOCKHOLDERS' EQUITY

Current
 liabilities:
 Accounts payable
  and accrued
  liabilities....          $ 19,059       $ 3,559      $    --     $3,559   $   507 (7)    $   --      $    --
                                                                                886 (6)
                                                                                                         24,011
 Accrued
  compensation...             6,143         5,317        (2,867)    2,450       --             --         8,593
 Borrowings under
  short-term
  credit
  facility.......            16,800           930          (930)      --        --             --        16,800
 Current
  maturities of
  long-term debt.             9,332           599          (599)      --        --             --         9,332
                           --------       -------      --------    ------   -------        -------     --------
 Total current
  liabilities....            51,334        10,405        (4,396)    6,009     1,393            --        58,736
Long-term debt:
 Subordinated
  loans, less
  current
  maturities.....            34,106           --            --        --        --             --        34,106
 Long-term credit
  facility, less
  current
  maturities.....            22,977           455          (455)      --        --             --        22,977
                           --------       -------      --------    ------   -------        -------     --------
 Total long-term
  debt...........            57,083           455          (455)      --        --             --        57,083
Other long-term
 liabilities.....             1,008           --            --        --        163 (6)        --         1,171
                           --------       -------      --------    ------   -------        -------     --------
 Total
  liabilities....           109,425        10,860        (4,851)    6,009     1,556            --       116,990
Partners'
 capital/stockholders'
 equity:
 Common stock....               --            --            --        --        --             122          122
 Additional paid-
  in capital.....               --            --            --        --        --          43,314       43,314
 Retained
  earnings.......               --            --            --        --        --             --           --
 Predecessor
  Partnership's
  partners'
  capital........            14,650           --            --        --     28,786 (7)    (43,436)         --
 Galbreath
  owners' equity.               --          8,696        (8,097)      599      (599)(6)        --           --
                           --------       -------      --------    ------   -------        -------     --------
 Total partners'
  capital/
  stockholders'
  equity.........            14,650         8,696        (8,097)      599    28,187            --        43,436
                           --------       -------      --------    ------   -------        -------     --------
                           $124,075       $19,556      $(12,948)   $6,608   $29,743        $   --      $160,426
                           ========       =======      ========    ======   =======        =======     ========
-------

                            MARCH 31, 1997
                        ----------------------


                                        PRO
                         OFFERING     FORMA AS
                        ADJUSTMENTS   ADJUSTED
                        -----------   --------

ASSETS
Current assets:
 Cash and cash
  equivalents....         $72,400 (4)
                          (66,415)(5) $ 14,994
 Trade
  receivables....             --        55,076
 Other
  receivables....             --         4,540
 Prepaid
  expenses.......             --         1,115
 Deferred tax
  asset..........             --           179
 Other assets....             --           --
                          -------     --------
 Total current
  assets.........           5,985       75,904
Property and
 equipment.......             --        16,557
Goodwill
 resulting from
 business
 acquisitions....             --        34,478
Intangibles
 resulting from
 business
 acquisitions....             --        17,733
Investment in
 Galbreath.......             --           --

Investments in
 real estate
 ventures........             --        15,849
Long-term
 receivables,
 net.............             --         4,878
Other assets,
 net.............             --         1,012
                          -------     --------
                          $ 5,985     $166,411
                          =======     ========

LIABILITIES AND PARTNERS

Current
 liabilities:
 Accounts payable
  and accrued
  liabilities....         $   --      $    --

                                        24,011
 Accrued
  compensation...             --         8,593
 Borrowings under
  short-term
  credit
  facility.......             --        16,800
 Current
  maturities of
  long-term debt.          (9,332)(5)      --
                          -------     --------
 Total current
  liabilities....          (9,332)      49,404
Long-term debt:
 Subordinated
  loans, less
  current
  maturities.....         (34,106)(5)      --
 Long-term credit
  facility, less
  current
  maturities.....         (22,977)(5)      --
                          -------     --------
 Total long-term
  debt...........         (57,083)         --
Other long-term
 liabilities.....             --         1,171
                          -------     --------
 Total
  liabilities....         (66,415)      50,575
Partners'
 capital/stockholders'
 equity:
 Common stock....              40 (4)      162
 Additional paid-
  in capital.....          72,360 (4)  115,674
 Retained
  earnings.......             --           --
 Predecessor
  Partnership's
  partners'
  capital........             --           --
 Galbreath
  owners' equity.             --           --
                          -------     --------
 Total partners'
  capital/
  stockholders'
  equity.........          72,400      115,836
                          -------     --------
                          $ 5,985     $166,411
                          =======     ========

-------
(1) The "Historical" columns represent the combined balance sheet of the Predecessor Partnerships as of March 31, 1997, and the combined balance sheet of Galbreath as of March 31, 1997.
(2) These adjustments give effect to the distribution of certain assets and liabilities, including assets and liabilities associated with Galbreath's tenant representation and investment banking units, which will be made in connection with the merger of Galbreath with the Company and the repayment of debt in connection with the merger of Galbreath with the Company. Such business units were not retained as they did not meet the strategic objectives of the Company.
(3) These adjustments give effect to the issuance of 12,200,000 shares of Common Stock in exchange for all of the outstanding partnership interests of the Predecessor Partners in connection with the Incorporation Transactions.
(4) This adjustment gives effect to the receipt of $72,400 of net proceeds from the issuance of 4,000,000 shares of Common Stock in the Offering (at an assumed initial public offering price of $20.00 per share).
(5) This adjustment gives effect to the repayment of the Dai-ichi Notes and the Long-Term Facility. See "Use of Proceeds."

(6) These adjustments give effect to the allocation of the purchase price of Galbreath of $29,293 to identifiable assets and liabilities at their estimated fair values. The excess purchase price of $29,564 was allocated to management contracts ($5,913) and goodwill ($23,651), which are being amortized over 8 years and 40 years, respectively, based on the Company's estimate of useful lives. The Company's estimate of useful lives was based on the nature and terms of management contracts acquired, Galbreath's existing client relationships, operating history and market presence, and the Company's operating experience within the industry. Due to the nature and expected recovery of assets and settlement of liabilities, historical stated value approximates fair value. Estimated current and long-term obligations resulting from the merger of $886 and $163, respectively, have been recorded as liabilities and additional goodwill and intangible assets. Upon conversion to a corporation, Galbreath will recognize a deferred tax asset of $179 which has been deducted from goodwill and intangible assets.
(7) This adjustment represents management's estimate of the fair value of Galbreath of $29,293, including transaction related costs of $507, which is based upon the estimated fair value of the consideration received by the Company which was based on a discounted EBITDA analysis. Such value is consistent with the value used to execute cash purchase and sale transactions by the Employee Partnerships at December 31, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  LaSalle Partners is a leading full service real estate firm that provides management services, corporate and financial services and investment management services to corporations and other real estate owners, users and investors worldwide. The Management Services segment provides three primary service capabilities: (i) property management and leasing for property owners;
(ii) facility management for properties occupied by corporate owners and users; and (iii) development management for both investors and real estate users seeking to develop new buildings or renovate existing facilities. The Corporate and Financial Services segment provides transaction and advisory services through three primary service capabilities: (i) tenant representation for corporations and professional service firms; (ii) investment banking services to address the financing, acquisition and disposition needs of real estate owners; and (iii) land acquisition and development services for owners, users and developers of land. The Investment Management segment provides real estate investment management services to institutional investors, corporations and high net worth individuals.

  The Company has benefited from the recovery in real estate markets which began in 1993. Specifically, rising rental and occupancy rates have positively affected revenue for the Company's property management and leasing and tenant representation businesses. In addition, improving real estate property values and improved trading values for public real estate securities have resulted in higher revenue for the Company's Investment Management segment.

  Although a significant portion of the Company's revenue is transactional in nature, 87% of the Company's 1996 revenue was derived from clients for which the Company provided services in previous years. The Company believes that its strong client-service orientation, its focus on cross-selling its products and services, and its development of strategic alliances with major users and owners of real estate strengthen its client relationships and create recurring revenue sources. The Company's revenue has increased at a compound rate of 17.7%, 12.4% and 14.2% for the three year, five year and ten year periods ended December 31, 1996, respectively. In addition, the Company's wide range of product and service offerings enabled the Company to maintain a stable level of revenue from 1990 to 1993, the sharpest downturn in the real estate markets in recent decades. None of the Company's clients accounted for 10% or more of the Company's total revenue for 1994, 1995 or 1996.

  The Company's operating expenses consist of compensation and benefits, other operating and administrative expenses and depreciation and amortization. Compensation and benefits tend to be relatively constant as a percentage of revenue on an annual basis. Other operating and administrative expenses consist principally of overhead costs and to a lesser extent business development expenses, professional fees and employee training and development. Overhead generally consists of occupancy costs and other routine business expenses (i.e., office equipment, supplies and telecommunications) necessary to conduct the Company's day-to-day operations. Overhead costs tend to be relatively fixed, with increases occurring as the Company expands into new geographic markets and as significant changes occur in staffing levels. The remaining components of other operating and administrative expenses are relatively variable. Depreciation and amortization has increased in recent years due to the acquisitions of ABKB and CIN Property Management, increased investment in technology and the Company's relocation of its Chicago headquarters. Depreciation and amortization expenses will increase as a result of the merger of Galbreath with the Company.

  The Company receives investment advisory, property management and leasing and investment banking fees for services provided in connection with four multiple investor funds ("commingled funds") formed by the Company in the 1980s to hold real estate investments on behalf of numerous tax-exempt institutional investors. Revenue derived from, or in connection with, these funds represented 11.5% of the Company's total revenue in 1996 compared to 12.8% and 20.1% in 1995 and 1994, respectively. The Company expects that such revenue will decrease and eventually be eliminated as the remaining assets of the funds are sold. While the timing of the revenue loss will depend on the timing of the dispositions, the Company expects to complete substantially all of such dispositions prior to the end of 1998.

  The Company is pursuing a strategy of selective acquisitions in order to expand its capability to serve clients and strengthen its position as an industry leader. As a result of the merger of Galbreath with the Company, the Company added 71 million square feet to its property and facility management portfolio, added new client relationships and expanded its market coverage. Previously, with the acquisition of ABKB's real estate business in late 1994 and with the 1996 purchase of CIN Property Management, the Company added approximately $5.3 billion to its assets under management, extended the Company's securities advisory capabilities and established the Company as the fourth largest manager of institutional real estate equity investments in the United Kingdom.

  As of March 31, 1997, the Company had a total net investment of $15.8 million in 33 separate property or fund co-investments (which properties and funds had a total acquisition cost exceeding $1.0 billion). Twenty-nine of these co-investments were made in the last three years. The holding period for co-investments typically ranges from three to seven years. Such co-investments are typically represented by non-controlling general partner and limited partner interests. The Company intends to use the increased financial flexibility created by the Offering to expand its co-investment activities. The Company's increased participation as a principal in real estate investments could increase fluctuations in the Company's net earnings and cash flow as a result of the timing and magnitude of the gains or losses and potential incentive participation fees, if any, to be recognized on the disposition of the assets. In certain of these investments, the Company will not have complete discretion to control the timing of the disposition of such investments. Co-investment also creates opportunities for the Company to provide services related to the acquisition, financing, property management, leasing and disposition of such investments.

PRO FORMA FINANCIAL INFORMATION

  The Pro Forma Consolidated Financial Statements included elsewhere herein give effect to, among other things, the merger of Galbreath with the Company, the Incorporation Transactions and the Offering. See "Pro Forma Consolidated Financial Statements."

PRO FORMA THREE MONTHS ENDED MARCH 31, 1997

  On a pro forma basis, the Company's total revenue for the three months ended March 31, 1997 was $43.4 million, compared to actual historical revenue of $36.0 million. Pro forma total revenue of Galbreath includes fees generated primarily from management services activities, such as property management and leasing, facility management and development management assignments. Total revenue of Galbreath also includes other income which consists of revenue generated from the management of various insurance programs on behalf of properties, investment income and other miscellaneous income.

  Pro forma operating loss for the Company for the three months ended March 31, 1997 was $2.9 million compared to actual historical operating loss of $3.3 million. The decrease in operating loss on a pro forma basis is primarily the result of the addition of $.9 million of pro forma Galbreath operating income, including the effect of eliminating the net excess costs associated with Galbreath's tenant representation and investment banking units which are being disposed of or eliminated by the Company, partially offset by $.3 million of amortization of management contracts and goodwill associated with the merger and $.2 million of incremental expense associated with public ownership.

  Pro forma net loss for the three months ended March 31, 1997 was $1.9 million, which reflects the decrease in operating loss, the Company's repayment of indebtedness under the Dai-ichi Notes and the Long-Term Facility and the tax effect as though the Company and Galbreath were taxable entities for the entire period.

PRO FORMA YEAR ENDED DECEMBER 31, 1996

  On a pro forma basis, the Company's total revenue for 1996 was $207.6 million, compared to actual historical revenue of $176.0 million.

  Pro forma operating income for the Company in 1996 was $30.2 million, compared to actual historical operating income of $26.9 million. The increase in operating income of the Company on a pro forma basis is primarily the result of the addition of $5.4 million of pro forma Galbreath operating income, including the effect of eliminating the net excess costs associated with Galbreath's tenant representation and investment banking units which are being disposed of or eliminated by the Company, offset by $1.3 million of amortization of intangibles and goodwill associated with the merger and $.8 million of incremental expense associated with public ownership. Prior to the merger with Galbreath, the Company's operating income as a percentage of total revenue was 15.3%, compared to 14.5% on a pro forma basis. The decrease is attributable to the amortization of goodwill and intangibles incurred in connection with the merger of Galbreath with the Company. The Company believes that potential synergies created by the merger will improve the operating margin for the combined management services business. Such synergies are expected to result primarily from eliminating infrastructure redundancies, centralizing accounting and personnel functions and enhancing Galbreath's management information systems.

  Pro forma net income for 1996 was $17.9 million, reflecting the increase in operating income, the Company's repayment of indebtedness under the Dai-ichi Notes and the Long-Term Facility and the tax effect as though the Company and Galbreath were taxable entities for the entire year.

  The Galbreath combination is being treated for accounting purposes as a purchase under Accounting Principles Board Opinion No. 16. The excess purchase price over the fair value of the identifiable assets and liabilities acquired was $29.6 million, of which $5.9 million was allocated to management contracts and $23.7 million was allocated to goodwill. The amounts allocable to management contracts and goodwill are being amortized on a straight-line basis over 8 and 40 years, respectively, based on the Company's estimate of useful lives.

RESULTS OF OPERATIONS

  The following unaudited table sets forth for the periods indicated the percentage of total revenue represented by certain items reflected in the Company's historical statement of earnings.

                                                                   THREE
                                                                  MONTHS
                                              YEAR ENDED        ENDED MARCH
                                             DECEMBER 31,           31,
                                           -------------------  -------------
                                           1994   1995   1996   1996    1997
                                           -----  -----  -----  -----   -----
Revenue:
  Management Services.....................  41.3%  40.7%  40.7%  44.0%   40.0%
  Corporate and Financial Services........  27.7   24.6   26.0   14.4    13.8
  Investment Management...................  31.0   34.7   33.3   41.6    46.2
                                           -----  -----  -----  -----   -----
    Total revenue......................... 100.0% 100.0% 100.0% 100.0%  100.0%
Operating expenses:
  Compensation and benefits...............  61.6%  60.1%  59.5%  85.5%   75.6%
  Other operating and administrative......  22.0   23.9   22.2   29.5    28.6
  Depreciation and amortization...........   2.2    2.8    3.0    4.1     4.9
                                           -----  -----  -----  -----   -----
    Total operating expenses..............  85.8%  86.8%  84.7% 119.1%  109.1%
  Operating income (loss).................  14.2%  13.2%  15.3% (19.1)%  (9.1)%
Interest expense..........................   4.1    2.5    3.3    3.4     4.7
                                           -----  -----  -----  -----   -----
    Earnings (loss) before provision
     (benefit) for income taxes...........  10.1%  10.7%  12.0% (22.5)% (13.8)%
Net provision (benefit) for income taxes..   0.4    0.3    0.7   (1.3)   (0.7)
                                           -----  -----  -----  -----   -----
Net earnings (loss).......................   9.7%  10.4%  11.3% (21.2)% (13.1)%
                                           =====  =====  =====  =====   =====

  The following unaudited tables summarize the revenue, operating expenses and operating income by segment, and the percentage of segment revenue represented by such items, for the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997.

                                                                              THREE MONTHS ENDED MARCH
                                    YEAR ENDED DECEMBER 31,                              31,
                          -------------------------------------------------  -------------------------------
                               1994             1995             1996            1996             1997
                          ---------------  ---------------  ---------------  --------------   --------------
                                                   (DOLLARS IN THOUSANDS)
MANAGEMENT SERVICES:
 Segment revenue:
 Property management
  fees..................  $ 32,465   61.7% $ 34,017   53.8% $ 37,465   52.1% $ 7,774   64.2%    8,666   60.0%
 Leasing fees...........     9,747   18.5    13,951   22.2    14,819   20.6      443    3.7     1,173    8.1
 Facility management
  fees..................     6,222   11.8    10,477   16.6    13,639   19.0    2,698   22.3     3,417   23.7
 Development management
  fees..................     3,557    6.8     3,125    4.9     5,465    7.6    1,038    8.6     1,115    7.7
 Intersegment sales.....       160    0.3     1,370    2.2       200    0.3      100    0.8        25    0.2
 Other income...........       466    0.9       212    0.3       281    0.4       60    0.4        47    0.3
                          --------  -----  --------  -----  --------  -----  -------  -----   -------  -----
                          $ 52,617  100.0% $ 63,152  100.0% $ 71,869  100.0% $12,113  100.0%  $14,443  100.0%
 Operating Expenses:
 Compensation, benefits,
  other operating and
  administrative........    46,267   87.9    50,859   80.5    59,486   82.8   13,392  110.6    15,849  109.7
 Depreciation and
  amortization..........     1,076    2.0     1,202    1.9     1,651    2.3      337    2.8       512    3.5
                          --------  -----  --------  -----  --------  -----  -------  -----   -------  -----
 Operating income
  (loss)................  $  5,274   10.1% $ 11,091   17.6% $ 10,732   14.9% $(1,616) (13.3%)  (1,918) (13.3%)
                          ========  =====  ========  =====  ========  =====  =======  =====   =======  =====
CORPORATE AND FINANCIAL
 SERVICES:
 Segment revenue:
 Tenant representation
  fees..................  $ 19,359   55.2% $ 23,037   61.8% $ 31,200   66.8% $ 2,881   73.7%  $ 3,409   68.6%
 Investment banking
  fees..................     9,432   26.9     6,908   18.5     6,664   14.3      293    7.5       612   12.3
 Land fees..............     4,300   12.2     3,675    9.8     4,938   10.6      298    7.6       707   14.2
 Construction
  operations, net.......     1,284    3.7     1,358    3.6     1,271    2.7      311    7.9       205    4.1
 Equity in earnings from
  unconsolidated
  ventures..............       476    1.4     2,171    5.9     1,380    3.0       89    2.3       --     0.0
 Intersegment sales.....                                       1,000    2.1      --     0.0       --     0.0
 Other income...........       233    0.6       154    0.4       253    0.5       40    1.0        33    0.7
                          --------  -----  --------  -----  --------  -----  -------  -----   -------  -----
                          $ 35,084  100.0% $ 37,303  100.0% $ 46,706  100.0% $ 3,912  100.0%  $ 4,966  100.0%
 Operating expenses:
 Compensation, benefits,
  other operating and
  administrative........    27,463   78.3    28,604   76.7    34,831   74.6    7,038  179.9     8,764  176.5
 Depreciation and
  amortization..........       845    2.4       890    2.4     1,055    2.3      218    5.6       218    4.4
                          --------  -----  --------  -----  --------  -----  -------  -----   -------  -----
 Operating income
  (loss)................  $  6,776   19.3% $  7,809   20.9% $ 10,820   23.1% $(3,344) (85.5%) $(4,016) (80.9%)
                          ========  =====  ========  =====  ========  =====  =======  =====   =======  =====
INVESTMENT MANAGEMENT:
 Segment revenue:
 Advisory fees..........  $ 35,734   90.7% $ 45,117   85.5% $ 53,618   91.5% $11,004   96.9%  $14,640   88.0%
 Acquisition fees.......     2,944    7.5     6,411   12.2     2,939    5.0      305    2.7       505    3.0
 Equity in earnings from
  unconsolidated
  ventures..............       548    1.4       959    1.8     1,840    3.2      --     0.0     1,394    8.4
 Other income...........       151    0.4       255    0.5       195    0.3       51    0.4        96    0.6
                          --------  -----  --------  -----  --------  -----  -------  -----   -------  -----
                          $ 39,377  100.0% $ 52,742  100.0% $ 58,592  100.0% $11,360  100.0%  $16,635  100.0%
 Operating expenses:
 Compensation, benefits,
  other operating and
  administrative........    32,482   82.5    49,378   93.6    50,533   86.2   11,049   97.3    12,929   77.7
 Depreciation and
  amortization..........       930    2.4     2,148    4.1     2,710    4.6      556    4.9     1,044    6.3
                          --------  -----  --------  -----  --------  -----  -------  -----   -------  -----
 Operating income
  (loss)................  $  5,965   15.1% $  1,216    2.3% $  5,349    9.2% $  (245)  (2.2%) $ 2,662   16.0%
                          ========  =====  ========  =====  ========  =====  =======  =====   =======  =====
Total segment revenue...  $127,078         $153,197         $177,167         $27,385          $36,044
Intersegment revenue
 eliminations...........      (160)          (1,370)          (1,200)           (100)             (25)
                          --------         --------         --------         -------          -------
 Total revenue..........  $126,918         $151,827         $175,967         $27,285          $36,019
                          ========         ========         ========         =======          =======
Total segment operating
 expenses...............  $109,063         $133,081         $150,266         $32,590          $39,316
Intersegment operating
 expenses...............      (160)          (1,370)          (1,200)           (100)             (25)
                          --------         --------         --------         -------          -------
 Total operating
  expenses..............  $108,903         $131,711         $149,066         $32,490          $39,291
                          ========         ========         ========         =======          =======
 Total operating income
  (loss)................  $ 18,015         $ 20,116         $ 26,901         $(5,205)         $(3,272)
                          ========         ========         ========         =======          =======

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

  CONSOLIDATED RESULTS
  Total Revenue. The Company's total revenue grew $8.7 million, or 32.0%, to $36.0 million for the three months ended March 31, 1997 from $27.3 million in the prior year period. The increase is attributable to the continued improvement in real estate market conditions, the acquisition of CIN Property Management in October 1996 and the increase in co-investments.

  Operating Expenses. The Company's operating expenses grew $6.8 million, or 20.9%, to $39.3 million for the three months ended March 31, 1997 from $32.5 million in the prior year period. The increase is primarily attributable to the acquisition of CIN Property Management, increased staffing levels and higher compensation and benefits generally as a result of anticipated transactions. As a percentage of total revenue, operating expenses declined to 109.1% for the three months ended March 31, 1997 from 119.1% in the prior year period.

  Operating Income (Loss). The Company typically incurs a loss in the first quarter of the calendar year. For the three months ended March 31, 1997, the Company's operating loss decreased $1.9 million to $3.3 million from $5.2 million in the prior year period. The decrease is primarily attributable to the earnings associated with the acquisition of CIN Property Management and equity earnings generated from co-investments with which additional compensation costs are not associated. As a percentage of total revenue, the operating loss decreased to 9.1% for the three months ended March 31, 1997 from 19.1% in the prior year period.

  Interest Expense. Interest expense increased $.8 million, or 80.9%, to $1.7 million in 1997 from $.9 million in 1996. The increase is substantially a result of increased borrowings under the Long-Term Facility to fund the CIN Property Management acquisition, technology and infrastructure investments and co-investments.

  Provision (Benefit) for Income Taxes. The benefit for income taxes decreased by $.1 million to $.2 million in 1997 from $.4 million in 1996.

  Net Earnings (Loss). The Company's net loss decreased $1.1 million, or 18.5%, to $4.7 million in 1997 from $5.8 million in 1996.

  SEGMENT OPERATING RESULTS
  Management Services. The Management Services segment's revenue, which represented 40.0% of the Company's total revenue for the three months ended March 31, 1997, increased $2.3 million, or 19.2%, to $14.4 million from $12.1 million in the prior year period. The increase was due to a $.9 million increase in property management fees and $.7 million increase in leasing fees as a result of the net addition of 4.5 million square feet of new property management assignments. In addition, facility management fees increased $.7 million as a result of an increase of one million square feet of property under management in the fourth quarter of 1996.

  Operating expenses increased $2.6 million, or 19.2%, to $16.4 million for the three months ended March 31, 1997 from $13.7 million in the prior year period. The increase is primarily attributable to increased compensation, relocation, travel and marketing expenses associated with the national leasing and business development group established in the second half of 1996 as well as increased staffing levels to manage the additional property and facility management assignments.

  The Management Services segment's operating loss increased $.3 million, or 18.7%, to $1.9 million for the three months ended March 31, 1997 from $1.6 million in the prior year period. As a percentage of revenue, Management Services' operating loss remained constant at 13.3% for the three months ended March 31, 1997 compared to the prior year period.

  Corporate and Financial Services. The Corporate and Financial Services segment's revenue, which represented 13.8% of the Company's total revenue for the three months ended March 31, 1997, increased

$1.1 million, or 26.9%, to $5.0 million for the three months ended March 31, 1997 from $3.9 million in the prior year period. The increase is attributable to an increased number of transactions in the tenant representation, investment banking and land units.

  Operating expenses for the Corporate and Financial Services segment increased $1.7 million, or 23.8%, to $9.0 million for the three months ended March 31, 1997 from $7.3 million in the prior year period. The increase in operating expenses primarily represents increased staffing levels in the Company's tenant representation unit in addition to increased marketing efforts by the investment banking unit.

  The Corporate and Financial Services segment's operating loss increased $.7 million, or 20.1%, to $4.0 million for the three months ended March 31, 1997 from $3.3 million in the prior year period. The revenue of the Corporate and Financial Services segment are heavily weighted to the fourth quarter of the year with operating expenses generally spread evenly throughout the year in accordance with GAAP. As a percentage of segment revenue, the operating loss decreased to 80.9% in 1997 from 83.0% in 1996.

  Investment Management. The Investment Management segment's revenue, which represented 46.2% of the Company's total revenue for the three months ended March 31, 1997, increased $5.3 million, or 46.4%, to $16.6 million for the three months ended March 31, 1997 from $11.4 million in the prior year period. The increase is primarily attributable to the earnings associated with the acquisition of CIN Property Management which had revenue of $3.5 million in 1997, as well as to equity earnings recognized on $7.9 million of net additional co-investments at March 31, 1997.

  Operating expenses increased $2.4 million, or 20.4%, to $14.0 million for the three months ended March 31, 1997 from $11.6 million in the prior year period. The increase is primarily attributable to the additional compensation and other direct operating expenses associated with the acquisition of CIN Property Management totaling $2.8 million offset by a slight decrease in staffing in other units within the Investment Management segment.

  Operating income was $2.7 million for the three months ended March 31, 1997 compared to an operating loss of $.2 million for the prior year period. The increase is attributable to the net income generated from CIN Property Management in addition to equity earnings on co-investments for which compensation and other operating costs are not incurred. As a percentage of segment revenue, operating income increased to 16.0% for the three months ended March 31, 1997 from a negative 2.2% in the prior year period.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  CONSOLIDATED RESULTS
  Total Revenue. The Company's total revenue grew $24.1 million, or 15.9%, to $176.0 million in 1996 from $151.8 million in 1995. In general, the strong United States economy in 1996 and a lack of new construction since the early 1990s have resulted in tightening supplies and rising rental rates for commercial real estate in the United States. Accordingly, the amount of public and private capital invested in commercial real estate generally has increased with improving market conditions. These conditions have resulted in revenue growth for all three of the Company's business segments. None of the Company's clients accounted for 10% or more of the Company's total revenue in 1996.

  Operating Expenses. The Company's operating expenses increased $17.4 million, or 13.2%, to $149.1 million in 1996 from $131.7 million in 1995. The increase in operating expenses generally reflected higher levels of compensation and benefits associated with increased staffing and higher incentive compensation associated with the Company's increased revenue. In addition, depreciation and amortization expenses increased $1.2 million, or 27.7%, primarily as a result of amortization of goodwill and other intangibles associated with the acquisition of CIN Property Management in October 1996 (which are being amortized over five to 20 years) and depreciation expense associated with the Company's investment in technology-related assets and the relocation of its corporate headquarters. As a percentage of total revenue, operating expenses declined to 84.7% in 1996 from 86.8% in 1995, primarily reflecting the relatively fixed nature of certain administrative expenses as well as the impact in 1995 of the $1.9 million provision for the estimated uncollectible portion of a receivable from Diverse Real Estate Holdings Limited Partnership ("Diverse"). See "Certain Relationships and Related Transactions."

  Operating Income. Based on the factors noted above, the Company's operating income increased $6.8 million, or 33.7%, to $26.9 million in 1996 from $20.1 million in 1995. As a percentage of total revenue, operating income increased to 15.3% in 1996 from 13.2% in 1995.

  Interest Expense. Interest expense increased $1.9 million, or 50.6%, to $5.7 million in 1996 from $3.8 million in 1995, principally as a result of increased borrowings under the Long-Term Facility to fund the CIN Property Management acquisition, technology and infrastructure investments and co-investments.

  Provision for Income Taxes. Provision for income taxes increased $.7 million, or 139%, to $1.2 million in 1996 from $.5 million in 1995, due to an increased volume of transactions performed in jurisdictions with higher state taxes and increased foreign taxes paid in connection with international operations.

  Net Earnings. Net earnings increased $4.2 million, or 26.3%, to $20.0 million in 1996 from $15.8 million in 1995. Net earnings in 1996 represented 11.3% of total revenue, compared with 10.4% in the previous year.

  SEGMENT OPERATING RESULTS
  Management Services. The Management Services segment's revenue, which represented approximately 40.7% of the Company's total revenue in 1996, increased $8.7 million, or 13.8%, to $71.9 million in 1996 from $63.2 million in 1995. This increase was primarily due to a $4.3 million increase in property management and leasing fees and a $3.2 million increase in facility management revenue. Property management and leasing fees increased as a result of the net addition of approximately six million square feet of new property management and leasing assignments in 1996 and, to a lesser extent, rising rental rates for office buildings generally. The increase in facility management fees was principally due to the initiation of a major new facility management assignment and increased incentive-based fees related to cost savings achieved for facility management accounts added in prior years. The Company's property management and leasing revenue was impacted by a $.6 million decline in revenue related to the sale of certain commingled fund properties. Total revenue from property management and leasing services provided to commingled fund properties in 1996 was $11.9 million compared to $12.5 million in 1995.

  Operating expenses increased $9.1 million, or 17.4%, to $61.1 million in 1996 from $52.1 million in 1995 as a result of increased staffing levels to meet the demands associated with an expansion of square feet under management. In addition, the segment incurred approximately $2.0 million of incremental expenses associated with an increased commitment of senior personnel to the national leasing effort. This effort included an expansion in selected regional markets resulting in approximately $1.0 million of relocation and recruiting costs. The segment also incurred approximately $.7 million in consulting fees to enhance client service and information reporting for property management assignments and in training costs expended on new technology implemented in 1996 regarding tenant request and other systems. Operating income decreased by $.4 million, or 3.2%, to $10.7 million in 1996 from $11.1 million in 1995. The Management Services segment's operating income represented 39.9% of the Company's total operating income in 1996. As a percentage of segment revenue, operating income decreased to 14.9% in 1996 from 17.6% in 1995.

  Corporate and Financial Services. The Corporate and Financial Services segment's revenue, which represented about 26.5% of the Company's total revenue in 1996, increased $9.4 million, or 25.2%, to $46.7 million in 1996 from $37.3 million in 1995. This record revenue resulted primarily from an $8.2 million increase in revenue from the Company's tenant representation business. A number of significant tenant representation transactions and a series of transactions generated from a new facility management client accounted for the majority of the increased tenant representation revenue. The tenant representation business completed 256 transactions totaling over 6.7 million square feet in 1996 compared to 132 transactions and 3.6 million square feet in 1995. General improvements in real estate market fundamentals, including declining vacancies in Class A buildings and increases in office rents, have prompted several of the Company's clients to complete large relocations or lease extensions. Approximately 79% of tenant representation revenue in 1996 was generated from strategic alliances with large corporations or professional service firms.

  Operating expenses for the Corporate and Financial Services segment increased $6.4 million, or 21.7%, to $35.9 million in 1996 from $29.5 million in 1995, principally as a result of higher staffing levels to meet the higher levels of activity throughout the year and as a result of increased incentive compensation earned by employees. The Corporate and Financial Services segment's operating income, which represented 40.2% of the Company's total operating income in 1996, increased $3.0 million in 1996, or 38.6%, to $10.8 million in 1996 from $7.8 million in 1995. As a percentage of segment revenue, operating income increased to 23.1% in 1996 from 20.9% in 1995.

  Investment Management. The Investment Management segment's revenue, which represented 33.3% of the Company's total revenue in 1996, increased $5.9 million, or 11.1%, to $58.6 million in 1996 from $52.7 million in 1995. The net gain in revenue was primarily attributable to growth in the Company's European advisory business resulting from the CIN Property Management acquisition in October 1996, and, to a lesser extent, the increase in assets under management from the Company's co-investment activities and the Company's securities advisory business. Strong fundamentals in the publicly traded real estate securities markets during 1996, and the resulting capital inflows to this sector, contributed to the growth in the Company's securities advisory business.

  Revenue was negatively impacted by a $1.0 million decline in investment management fees from the Company's four large commingled funds in 1996, as a result of the sale of several commingled fund assets during the year. The funds had a net asset value of $726 million at the end of 1996, compared to $983 million at the end of 1995. Investment Management segment revenue from these funds, which totaled $5.9 million in 1996, will continue to decline as substantially all of the remaining properties are expected to be sold by the end of 1998.

  Operating expenses increased $1.7 million, or 3.3%, to $53.2 million in 1996 from $51.5 million in 1995. The increase is primarily attributable to additional operating expenses and amortization of goodwill and intangible assets associated with the acquisition of CIN Property Management totaling $2.6 million and, to a lesser extent, to employee relocation costs totaling $1.2 million. The 1996 increase in expenses was offset by $2.0 million in certain one-time expenses incurred in 1995 related to the reorganization of this segment.

  Operating income, which represented 19.9% of the Company's total operating income in 1996, increased $4.1 million to $5.3 million in 1996 from $1.2 million in 1995. As a percentage of segment revenue, operating income increased to 9.2% in 1996 from 2.3% in 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  CONSOLIDATED RESULTS
  Total Revenue. Total revenue increased $24.9 million, or 19.6%, to $151.8 million in 1995 from $126.9 million in 1994. The revenue increase resulted from the full year effect of the acquisition of ABKB's securities and advisory business in late 1994 and from revenue growth in the Management Services segment's leasing and facility management activities. The Company's revenue growth also reflected improvements in both general economic conditions and in real estate industry fundamentals.

  Operating Expenses. The Company's operating expenses increased $22.8 million, or 20.9%, to $131.7 million in 1995 from $108.9 million in 1994. As a percentage of total revenue, operating expenses increased to 86.8% in 1995 from 85.8% in 1994. The increase in operating expenses was attributable primarily to a $13.1 million increase in compensation and benefits expenses, an $8.3 million increase in other operating and administrative expenses and, to a lesser extent, a $1.4 million increase in depreciation and amortization expense. The increase in compensation and benefits expenses reflected the effect of the ABKB acquisition in late 1994 and higher levels of employee incentive compensation associated with certain segments exceeding their operating income objectives. The increase in other operating and administrative expenses was primarily attributable to the effect of the ABKB acquisition and, to a lesser extent, to certain one-time costs and the $1.9 million provision for the uncollectible portion of the Company's long-term receivable from Diverse. The increase in depreciation and amortization expense principally resulted from the full-year effect of the amortization of the intangible assets arising from the acquisition of ABKB in late 1994. The $9.4 million in intangibles recognized in that transaction are being amortized over a 10 year period. In 1994, operating expenses included a $4.2 million charge related to the commitment to relocate the Company's headquarters, which charge was allocated to all of the Company's business segments, principally on a head-count basis.

  Operating Income. Operating income increased $2.1 million, or 11.7%, to $20.1 million in 1995 from $18.0 million in 1994. As a result of the factors noted above, as a percentage of total revenue, operating income represented 13.2% in 1995 compared to 14.2% in 1994.

  Interest Expense. Interest expense declined to $3.8 million in 1995 from $5.2 million in 1994 and is substantially attributable to the $14.1 million principal payment made on the Dai-ichi Notes in late 1994.

  Net Earnings. Net earnings increased $3.5 million, or 28.5%, to $15.8 million in 1995 from $12.3 million in 1994. Net earnings represented 10.4% of total revenue, compared with 9.7% in 1994.

  SEGMENT OPERATING RESULTS
  Management Services. The Management Services segment's revenue, which represented 40.7% of the Company's total revenue in 1995, increased $10.5 million, or 20.0%, to $63.2 million in 1995 from $52.6 million in 1994. Facility management revenue increased $4.3 million as the Company obtained over 17.0 million square feet of new assignments. Improving leasing markets drove leasing revenue to record levels in 1995, with leasing revenue increasing $4.2 million over 1994 levels. Property management fees also increased $1.6 million to $34.0 million, principally as a result of new assignments.

  Operating expenses increased $4.7 million, or 10.0%, to $52.1 million in 1995 from $47.3 million in 1994, primarily as a result of increased staffing levels to support new assignments in addition to expanded marketing costs associated with promoting the Company's facilities management initiative. As a percentage of revenue, operating expenses decreased to 82.4% in 1995 from 89.9% in 1994 primarily as a result of higher than normal corporate overhead expenses incurred in 1994 as a result of the Management Services segment's allocation of the headquarters relocation charge. The Management Services segment's operating income, which represented 55.1% of the Company's total operating income in 1995, increased $5.8 million, or 110%, to $11.1 million in 1995 from $5.3 million in 1994. As a percentage of segment revenue, operating income increased to 17.6% in 1995 from 10.0% in 1994.

  Corporate and Financial Services. The Corporate and Financial Services segment's revenue, which represented approximately 24.6% of the Company's total revenue in 1995, increased $2.2 million, or 6.3%, to $37.3 million in 1995 from $35.1 million in 1994. The revenue growth resulted from $3.7 million of increased revenue from tenant representation activities. The tenant representation business completed 132 transactions totaling 3.6 million square feet in 1995, compared with 98 transactions totaling 3.8 million square feet in 1994. Although the total square footage of transactions in 1995 was slightly less than in 1994, revenue per square foot increased due to a concentration of activity in cities with higher average rents. Revenue gains were offset principally by decreased revenue from its investment banking activities. The reduction in the Company's investment banking revenue was primarily attributable to senior personnel being dedicated to the development of new products and initiatives in 1995, including CMBS and hotel investments, rather than new business development.

  Operating expenses increased $1.2 million, or 4.2%, to $29.5 million in 1995 from $28.3 million in 1994. As a percentage of revenue, operating expenses represented 79.1% in 1995 compared to 80.7% in 1994. The 1994 operating expenses for this segment were adversely affected by the one-time allocation of the headquarters relocation charge. The Corporate and Financial Services segment's operating income, which represented 38.8% of the Company's total operating income in 1995, increased $1.0 million in 1995, or 15.2%, to $7.8 million in 1995 from $6.8 million in 1994. The increase was a result of the strengthening of the real estate market, increased tenant representation fees and the investment in a commercial land and residential development entity. As a percentage of segment revenue, operating income increased to 20.9% in 1995 from 19.3% in 1994.

  Investment Management. The Investment Management segment's revenue, which represented 34.7% of the Company's total revenue in 1995, increased $13.4 million, or 33.9%, to $52.7 million in 1995 from $39.4 million in 1994. The substantial majority of the increase in revenue was associated with the ABKB acquisition, partially offset by a $7.0 million decrease in commingled fund revenue. This decline in commingled fund revenue was primarily attributable to the voluntary reduction in fees in 1995, as well as sales of real estate assets held by such funds. In addition, as a result of the downturn in real estate markets, commingled fund advisory fees, which are calculated as a percentage of real estate net asset value ("NAV"), declined because of such reductions in property NAVs.

  Operating expenses increased $18.1 million, or 54.2%, to $51.5 million in 1995 from $33.4 million in 1994. The substantial majority of the increase is associated with the ABKB acquisition and the amortization of the related goodwill and intangible assets in addition to certain one-time expenses incurred in 1995 totaling $2.0 million related to the restructuring of this segment. As a percentage of revenue, operating expenses increased to 97.7% in 1995 from 84.9% in 1994. The Investment Management segment's operating income, which represented 6.0% of the Company's total operating income in 1995, decreased $4.7 million to $1.2 million in 1995 from $6.0 million in 1994. As a percentage of segment revenue, operating income decreased to 2.3% in 1995 from 15.1% in 1994.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited combined statements of operations data for each of the Company's last nine quarters. In the opinion of management, this information has been presented on the same basis as the audited financial statements appearing elsewhere in this Prospectus, and includes all adjustments, consisting only of normal recurring adjustments and accruals, that the Company considers necessary for a fair presentation. The unaudited combined quarterly information should be read in conjunction with the Predecessor Partnerships' Combined Financial Statements and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                        1995                                  1996                      1997
                          ------------------------------------  ------------------------------------  --------
                          MARCH 31  JUNE 30  SEPT. 30  DEC. 31  MARCH 31  JUNE 30  SEPT. 30  DEC. 31  MARCH 31
                          --------  -------  --------  -------  --------  -------  --------  -------  --------
                                                         (IN THOUSANDS)
REVENUE(1):
Management Services.....  $11,782   $13,777  $13,697   $22,526  $12,013   $15,332  $18,484   $25,840  $14,418
Corporate and Financial
 Services...............    3,302     6,336    9,880    17,785    3,912     6,933    8,712    26,149    4,966
Investment Management...   11,336    12,693   13,105    15,608   11,360    12,466   11,979    22,787   16,635
                          -------   -------  -------   -------  -------   -------  -------   -------  -------
Total revenue...........  $26,420   $32,806  $36,682   $55,919  $27,285   $34,731  $39,175   $74,776  $36,019
OPERATING EXPENSES:
Compensation and
 benefits...............  $21,489   $22,352  $22,145   $25,197  $23,327   $24,346  $24,995   $32,005  $27,217
Other operating and
 administrative (1).....    7,083     8,702    8,467    12,036    8,052     8,831   10,088    12,006   10,300
Depreciation and
 amortization...........    1,003     1,057    1,052     1,128    1,111     1,134    1,169     2,002    1,774
                          -------   -------  -------   -------  -------   -------  -------   -------  -------
Operating income (loss).  $(3,155)  $   695  $ 5,018   $17,558  $(5,205)  $   420  $ 2,923   $28,763  $(3,272)
Interest expense........      941       948      959       958      937     1,104    1,944     1,745    1,695
Income tax provision
 (benefit)..............     (127)       (8)     126       514     (350)      (39)      56     1,540     (248)
                          -------   -------  -------   -------  -------   -------  -------   -------  -------
Net earnings (loss).....  $(3,969)  $  (245) $ 3,933   $16,086  $(5,792)  $  (645) $   923   $25,478  $(4,719)
                          =======   =======  =======   =======  =======   =======  =======   =======  =======
EBITDA(2)...............  $(2,152)  $ 1,752  $ 6,070   $18,686  $(4,094)  $ 1,554  $ 4,092   $30,765  $(1,498)
Net cash provided by
 (used in) operating....   (8,926)    3,429   10,543     8,507  (12,721)    7,639    1,863    17,183   (4,678)
Net cash provided by
 (used in) investing....     (695)   (2,266)  (1,629)   (1,116)  (5,967)   (3,139)  (2,678)  (20,694)  (2,038)
Net cash provided by
 (used in) financing....    2,349    (1,970)  (8,644)   (4,100)  14,921    (4,432)   1,099     5,601    7,705

  The following table sets forth the above quarterly financial information as a percentage of total revenue:

                                        1995                                1996                    1997
                          ----------------------------------- ----------------------------------- --------
                          MARCH 31  JUNE 30  SEPT. 30 DEC. 31 MARCH 31  JUNE 30  SEPT. 30 DEC. 31 MARCH 31
                          --------  -------  -------- ------- --------  -------  -------- ------- --------
REVENUE(1):
Management Services.....    44.6%     42.0%    37.3%    40.3%   44.0%     44.1%    47.2%    34.6%   40.0%
Corporate and Financial
 Services...............    12.5      19.3     26.9     31.8    14.4      20.0     22.2     35.0    13.8
Investment Management...    42.9      38.7     35.7     27.9    41.6      35.9     30.6     30.4    46.2
                           -----     -----    -----    -----   -----     -----    -----    -----   -----
Total revenue...........   100.0%    100.0%   100.0%   100.0%  100.0%    100.0%   100.0%   100.0%  100.0%
OPERATING EXPENSES:
Compensation and
 benefit................    81.3%     68.1%    60.4%    45.1%   85.5%     70.1%    63.8%    42.8%   75.6%
Other operating and
 administrative (1).....    26.8      26.5     23.1     21.5    29.5      25.4     25.7     16.0    28.6
Depreciation and
 amortization...........     3.8       3.2      2.9      2.0     4.1       3.3      3.0      2.7     4.9
                           -----     -----    -----    -----   -----     -----    -----    -----   -----
Operating income (loss).   (11.9)%     2.1%    13.7%    31.4%  (19.1)%     1.2%     7.5%    38.5%   (9.1)%
Interest expense........     3.6       2.9      2.6      1.7     3.4       3.2      5.0      2.3     4.7
Income tax provision
 (benefit)..............    (0.5)      0.0      0.3      0.9    (1.3)     (0.1)     0.1      2.1    (0.7)
                           -----     -----    -----    -----   -----     -----    -----    -----   -----
Net earnings (loss).....   (15.0)%    (0.7)%   10.7%    28.8%  (21.2)%    (1.9)%    2.4%    34.1%  (13.1)%
                           =====     =====    =====    =====   =====     =====    =====    =====   =====
EBITDA (2)..............    (8.1)%     5.3%    16.5%    33.4%  (15.0)%     4.5%    10.4%    41.1%   (4.2)%

--------
(1)Excludes intersegment revenue and intersegment expense.

(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income, such as the amortization of intangible assets relating to acquisitions. Management believes that EBITDA is useful to investors because it is widely used in the real estate industry as a recognized measure of operating performance, cash generation and ability to service debt and is also used by analysts who report publicly on the performance of real estate services companies. However, EBITDA should not be considered as an alternative either to: (i) net earnings (determined in accordance with GAAP); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity. There can be no assurance that the Company's calculation of EBITDA is comparable to similarly titled items reported by other companies.

  Segment Revenue. A substantial majority of Management Services revenue reflects property and facility management fees earned evenly throughout the year. However, fourth quarter revenue is generally higher due to higher levels of leasing fees earned in the fourth quarter as well as incentive fees earned under performance-based agreements. Corporate and Financial Services revenue has historically increased from quarter to quarter in a given year with the largest proportion of transactions being completed in the fourth quarter, consistent with the industry. Investment Management revenue is generally earned evenly throughout the year with the fourth quarter 1996 revenue reflective of the CIN Property Management acquisition in October 1996.

  Operating Expenses. Bonus accruals are recorded quarterly on the basis of the progress toward achievement of revenue targets. Consequently, fourth quarter compensation and benefit expenses track the higher level of revenue generated in the fourth quarter. Other operating and administrative expenses are generally relatively consistent throughout the year.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash flows used in operations totaled $4.7 million for the three months ended March 31, 1997 compared to $12.7 million for the prior year period. Net cash flows provided by operations totaled $14.0 million, $13.6 million and $24.6 million for the years ended December 31, 1996, 1995 and 1994, respectively. The primary element of change for the three months ended March 31, 1997 and in the years 1996 through 1994 is the increase in receivables, which can be attributed to the significant increase in leasing commissions generated in the fourth quarter of each year for both the Management Services and Corporate and Financial Services segments. Fees recognized from lease transactions are typically collected half when the lease is executed and half when the space is occupied with occupancy generally occurring between six and 12 months after the lease execution. These increases have been partially offset by steady increases in accounts payable and accrued compensation which is also attributable to the increase in fourth quarter revenue generation.

  Since 1993, the Company has invested or committed approximately $30 million (which has been reduced by approximately $16.3 million through subsequent dispositions of a portion of these investments and through sales of participations in these investments to employees and others) in over 30 separate properties or funds. In addition to its share of investment returns, the Company typically earns property management, leasing, and advisory fees on these investments. The equity earnings from these co-investments have had a relatively small impact on the Company's current earnings and cash flow. However, this impact will increase as such existing co-investments are sold over the next several years, and as the Company's co-investment activity accelerates following the Offering.

  Net cash used in investing activities was $2.0 million for the three months ended March 31, 1997 compared to $6.0 million for the prior year period. The reduction in net cash used in investing activities is a result of $.9 million of distributions from real estate investments and a decrease of $4.1 million in capital investments over the prior year period offset by an increase in capital contributions of $1.1 million to real estate ventures. Net cash used in investing activities was $32.5 million in 1996, compared to $5.7 million in 1995. The increase was attributable to the acquisition of CIN Property Management for $15.7 million, as well as increases in co-investment activity, expenditures on furniture and fixtures at the Company's new corporate headquarters and increased investments in technology. Net cash used in investing activities was $5.7 million in 1995, compared to $4.9 million in 1994. Net co-investment activity in 1995 was $2.0 million lower than in the prior year; however, capital investments in technology in 1995 were $2.8 million higher than in 1994. As of March 31, 1997, the Company had unfunded commitments for existing co-investments of $1.1 million.

  Historically, the Company has financed its operations, acquisitions and co-investments with internally generated funds, partnership equity and borrowings under revolving credit facilities. In September 1996, the Company replaced its $30 million revolving line of credit with a $70 million credit agreement terminating on September 6, 1999. The agreement consists of a short-term facility (the "Short-Term Facility") and the Long-Term Facility totaling $30 million and $40 million, respectively. The agreement is secured by certain of the Company's receivables, fixed assets and investments in ventures. The agreement requires that the Company maintain a certain level of net worth and meet earnings before interest, taxes, depreciation and amortization targets. The Company is further prohibited, without the lenders' prior approval, from incurring certain indebtedness (including certain levels of indebtedness in connection with co-investments), guaranteeing certain obligations or disposing of a significant portion of its assets. The facilities bear variable rates of interest based on market rates. The Company expects to renegotiate the terms of the Short-Term Facility and Long-Term Facility in connection with the assumption of such indebtedness by the Company in the Incorporation Transactions.

  The Short-Term Facility is a revolving line of credit which must be paid down annually for a 30-consecutive-day period and is restricted as to use for general business purposes. Amounts outstanding on the Short-Term Facility at March 31, 1997 totaled $16.8 million. The Long-Term Facility is limited in use to investments in real estate ventures, business acquisitions and certain capital expenditures, subject to lender approval. Principal payments on borrowings under the Long-Term Facility are payable annually on June 15 for amounts outstanding as of March 31 based on a defined amortization schedule. Principal payments made on June 15 of each year increase the available balance on the facility from which to borrow. Amounts outstanding on the Long-Term Facility as of March 31, 1997 totaled $29.2 million.

  At March 31, 1997, the Company also had outstanding $37.2 million in subordinated debt owed to affiliates of Dai-ichi in the form of $6.2 million in Class A Notes and $31 million in Class B Notes (the "Dai-ichi Notes"), each bearing interest at 10% payable annually on December 31st. Principal payments on the Class A Notes are $3.1 million due on June 30, 1997 and 1998. Principal payments on the Class B Notes are due in ten equal payments of $3.1 million on June 30th of each year beginning in 1999. The Notes are prepayable without penalty. In 1994, a principal repayment of $14.1 million was made on the Class A Notes with capital contributions received in connection with the ABKB acquisition.

  Net cash provided by financing activities was $7.7 million for the three months ended March 31, 1997 compared to $14.9 million for the prior year period. The change is primarily attributable to the increased cash flow provided by operations resulting in a decrease in borrowing needs. Net cash provided by (used in) financing activities was $17.2 million in 1996, compared to ($12.4) million in 1995. Borrowings under the Long-Term Facility in 1996 were used to fund the acquisition of CIN Property Management, the increase in co-investment activity, and infrastructure investments. Net cash used in financing activities was $12.4 million in 1995, compared to $12.0 million in 1994. Distributions to partners increased by $3.0 million in 1995, compared to 1994.

  Upon completion of the Offering, the Company intends to repay the full amount of the indebtedness outstanding under the Dai-ichi Notes. The remaining proceeds will be used to repay the indebtedness outstanding under the Long-Term Facility. After the existing long-term debt is paid, the Company plans to increase its long-term debt periodically in order to continue to pursue international expansion, strategic acquisitions and co-investments. The Company believes, based on its current operating plans, that cash generated from operations, the net proceeds of the Offering and available borrowings will be sufficient to meet its capital and liquidity requirements. See "Use of Proceeds."

DISPOSITION

  On December 31, 1996, the Company completed the sale of its construction management business to a former member of the Company's management. This business, which specializes in the interior build-out of office and retail space for tenants in the Chicago and Los Angeles markets, had 1996 revenue, which are shown net of related expenses on the Company's combined statements of earnings, of $1.3 million. The business was sold in exchange for a note of $9.1 million. The note, which is secured by the current and future assets of the business, is due December 31, 2006. For financial reporting purposes, the Company has not treated the transaction as a divestiture. Principal and interest to be received under the note will be treated as a reserve, if necessary, for any anticipated financial exposure under the terms of the asset purchase agreement, with the remainder recognized as income as principal and interest payments are received.

SEASONALITY

  Historically, the Company's revenue, operating income and net earnings in the first three calendar quarters are substantially lower than in the fourth quarter. This seasonality is due to a calendar year-end focus on the completion of transactions, which is consistent with the real estate industry generally. In addition, an increasing percentage of the Company's management contracts contain clauses providing for performance bonuses to be received if the Company achieves certain performance targets. Such incentive payments are generally earned in the fourth quarter. In contrast, the Company's non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant on a quarterly basis. Therefore, the Company typically sustains a loss in the first and second quarter of each calendar year, reports a small profit or loss in the third quarter and records a substantial majority of the Company's earnings in the fourth calendar quarter. See "--Quarterly Results of Operations."

INFLATION

  The Company's operations are directly affected by various national and economic conditions, including interest rates, the availability of credit to finance real estate transactions and the impact of tax laws. To date, the Company does not believe that general inflation has had a material impact on its operations, as revenue, commissions and other variable costs related to revenue are primarily impacted by real estate supply and demand rather than general inflation.

OTHER MATTERS

  In connection with the Offering and the Incorporation Transactions, the Company will become subject to Federal and additional state and local income taxes as it converts from partnership to corporate form. Concurrently with the Incorporation Transactions, the Company will record deferred tax assets and liabilities in accordance with the provisions of SFAS No. 109. Such amounts are not expected to have a material effect on the Company's Pro Forma Consolidated Financial Statements.

                                   BUSINESS

COMPANY OVERVIEW

  LaSalle Partners is a leading full-service real estate firm that provides management services, corporate and financial services and investment management services to corporations and other real estate owners, users and investors worldwide. By offering a broad range of real estate products and services, and through its extensive knowledge of domestic and international real estate markets, the Company is able to serve as a single source provider of solutions for its clients' full range of real estate needs. Based on published industry data and its industry knowledge, the Company believes that it holds a leading market position in each of its primary businesses. For example, the Company believes it is the largest property manager of office buildings in the United States, one of the largest outsource service providers for corporate occupied facilities and the third largest manager of institutional equity capital invested in domestic real estate assets and securities. The Company is also the fourth largest manager of institutional real estate equity investments in the United Kingdom. Founded in 1968, the Company is headquartered in Chicago, Illinois, and maintains corporate offices in 10 United States cities and four international markets. The Company also maintains over 300 property and other offices throughout the United States. In 1996, the Company generated total revenue of $176.0 million, representing an increase of 15.9% from the prior year's results.

  To meet the diverse needs of its clients, the Company provides its full range of real estate services through three principal business groups:
Management Services, Corporate and Financial Services and Investment Management. The Management Services group develops and implements property level strategies to increase investment value for real estate owners and optimize occupancy costs for corporate owners and users of real estate. The Corporate and Financial Services group provides tenant representation services, investment banking services and land acquisition and development services. The Investment Management group provides real estate investment management services to institutional investors, corporations and high net worth individuals.

  On April 22, 1997, Galbreath, a property management, facility management and development management company, was merged with the Company. Based on the 1996 CPN Survey, the combination of Galbreath and the Company would have ranked the Company as the third largest property manager in the United States. The Company's principal objectives for the merger were to expand the Company's geographic presence, add additional client relationships and provide the potential for significant economic synergies with the Management Services group. Such synergies are expected to result primarily from eliminating infrastructure redundancies, centralizing accounting and personnel functions and enhancing Galbreath's management information systems.

COMPETITIVE ADVANTAGES

  The Company believes that it has several competitive advantages which have established it as a leader in the real estate services and investment management industries. These advantages include the Company's:

  . Relationship Orientation. The Company's client-driven focus enables the
    Company to develop long-term relationships with owners and users of real estate. By developing such relationships, the Company generates repeat business and creates recurring revenue sources; 87% of the Company's 1996 revenue was derived from clients for which the Company provided services in prior years. The Company's relationship orientation is supported by an employee compensation system which it believes is unique in the real estate industry. LaSalle Partners compensates its professionals with a salary, bonus and stock ownership plan which is designed to reward client relationship building, teamwork and quality performance, rather than on a commission basis which is typical in the industry.

  . Full Range of Services. By offering a wide range of high quality, complementary services, the Company can combine its services to develop and implement real estate strategies that meet the increasingly complex needs of its clients. The Company's product and service capabilities include property management and leasing, facility management, development management, tenant representation, investment banking, land acquisition and development, and investment management.

  . Geographic Reach. With 10 corporate offices and over 300 property and other offices throughout the United States, LaSalle Partners possesses in-depth knowledge of local markets and can provide its full range of real estate services throughout the country. In addition, the Company's four international offices give the Company the ability to serve its clients' needs in key international markets. The international offices also serve as the platform from which the Company will expand its international presence.

  . Reputation. Based on its industry experience and number of long-standing client relationships, the Company believes that it is widely recognized by large corporations and institutional owners and users of real estate as a provider of high quality, professional real estate services and investment management products. The Company believes its name recognition and reputation for quality services are significant advantages when pursuing new business opportunities.

  . Experienced Management/Employee Equity Incentives. The Company's senior management team has an average of approximately 18 years of experience in the real estate services industry and, with the exception of Lizanne Galbreath who joined the Company on April 22, 1997 in connection with the Galbreath merger, has been with LaSalle Partners for an average of approximately 16 years. The Company uses equity-based incentive compensation and bonus plans and minimum stock ownership guidelines to foster employee commitment and align employee and stockholder interests. Following the Offering, the Company's senior management team will indirectly own approximately 21.4% of the outstanding Common Stock and total employee ownership will be approximately 47.5%.

INDUSTRY TRENDS

  The real estate services industry is emerging from the severe downturn in the real estate markets in the early 1990s. Strong improvements in commercial real estate fundamentals--supply, demand, vacancy and rental rates--have contributed to increased property values. The Company believes that the recovery of the real estate markets and the trends described below provide growth opportunities for the Company.

  CONSOLIDATION

  The real estate services industry is highly fragmented. For example, the top 10 property managers (based on square footage) manage less than 4% and the top 50 property managers manage less than 7% of the 61 billion total square feet of commercial property (industrial, office and retail) located in the United States. Many large real estate service firms engaged in the property management business, including the Company, believe that, as a result of substantial existing infrastructure investments and the ability to spread fixed costs over a broader base of business, it is possible to recognize incrementally higher margins on property management assignments as the amount of square footage under management increases. The advantages of scale in the property management business, including the ability to provide higher quality service at a lower cost to the user, has led to a significant consolidation trend among real estate service providers.

  In addition, large users of commercial real estate services have recently demonstrated a desire to use a smaller number of real estate firms capable of providing a full range of services across multiple geographic markets. The ability to offer a full range of services requires significant corporate infrastructure investment, including information technology and personnel training. Smaller regional and local real estate service firms, with limited resources, are less able to make such investments.

  GROWTH OF OUTSOURCING

  In recent years, outsourcing of professional real estate services has increased substantially as corporations have focused corporate resources, including capital, on their core competencies. In addition, public and other non-corporate users of real estate, such as government agencies and health and educational institutions, have begun outsourcing real estate activities as a means of reducing costs. As a result, there are significant growth opportunities for firms that can provide integrated real estate services across many geographic markets.

  ALIGNMENT OF INTERESTS OF INVESTORS AND INVESTMENT MANAGERS

  As a result of recovering real estate markets, institutional investors have increased their allocation of investment capital to real estate and many investors have shown a desire to commit their capital to investment managers willing to co-invest with them on specific investments. In addition, investors are increasingly requiring that the fees paid to investment managers be more closely aligned with investment performance. As a result, the Company believes that those investment managers with co-investment capital will have an advantage in attracting real estate investment capital. Co-investment brings with it the opportunity to provide additional services related to the acquisition, financing, property management, leasing and disposition of such investments.

  INCREASING DEMAND FOR GLOBAL SERVICES; GLOBALIZATION OF CAPITAL FLOWS

  As many United States corporations have pursued growth opportunities in international markets, they have increased their demand for global real estate services, such as facility management, tenant representation and development management. The Company believes that this trend will favor those real estate service providers with the capability to provide services in key international markets. Additionally, real estate capital flows have become more global as foreign investors have invested in United States assets, and United States investors have sought international real estate investment opportunities. This trend has created new markets for investment managers that can facilitate international real estate capital flows and can execute cross-border real estate transactions.

GROWTH STRATEGY

  Following the Offering, the Company intends to use its increased financial flexibility to pursue its growth strategy, which is designed to capitalize on existing client relationships and emerging industry trends. Key components of its growth strategy include the following:

  EXPANDING CLIENT RELATIONSHIPS

  Based on its ability to deliver high quality real estate services, the Company has been able to successfully leverage discrete client assignments into more comprehensive relationships utilizing some or all of its business groups. Current industry trends, particularly improving real estate markets and the increased outsourcing of real estate services, provide a favorable environment for the Company to increase the scope of its current client relationships and to develop new relationships through its broad array of services. The Company's business groups identify new clients and markets and pursue opportunities to sell the products and services of many of the Company's business units. The Company's Client Services Group, which is a dedicated firm-wide marketing organization, acts as a catalyst in assisting Company professionals in all groups in marketing multiple services of the firm to existing and prospective clients.

  BROADENING INTERNATIONAL PRESENCE

  To take advantage of the trend toward globalization of real estate capital sources and investment opportunities and the international business expansion of many of its corporate clients, the Company intends to expand its existing international operations and enter new international markets. This expansion is expected to include the opening of new international offices and may include selective acquisitions of international real estate services companies. In order to serve its clients' increasingly global real estate needs, and to pursue new business opportunities, the Company has opened offices in London, Paris, Mexico City and Beijing. The Company intends to use these international offices to serve as a platform from which the Company will expand its international presence.

  SELECTIVELY PURSUING STRATEGIC ACQUISITIONS

  The Company intends to selectively pursue acquisition targets to expand its capability to serve clients and strengthen its position as an industry leader. The expected benefits of such acquisitions include expanding and enhancing its product and service offerings, broadening its geographic market coverage or generating economies of scale. The Company will only pursue acquisitions which meet its standards for quality of service and are compatible with the Company's culture. Consistent with this strategy, the Company acquired the assets of ABKB, a domestic real estate investment management business, in late 1994 and CIN Property Management, an investment management business in the United Kingdom, in late 1996. Through these acquisitions, the Company added over $5 billion to its assets under management, extended the Company's securities advisory capabilities and established the Company as one of the largest managers of real estate investment equity capital in the United Kingdom. More recently, in April 1997, Galbreath, a national property management company with 71 million square feet under management, was merged with the Company. This merger expands the Company's market presence in Ohio, Pennsylvania, New York, Florida and other key markets and offers the potential for significant economic synergies with its Management Services group.

  PURSUING CO-INVESTMENT OPPORTUNITIES

  The Company intends to accelerate its strategy of co-investing with its investment management clients, to take advantage of recovering real estate markets. As of March 31, 1997, the Company had a total net investment of $15.8 million in 33 separate property or fund co-investments. The acquisition cost of the properties acquired through these co-investments exceeds $1.0 billion. Existing co-investments consist primarily of office and hotel properties purchased within the last three years.

  The Company's co-investment strategy is supported by its broad fundamental real estate research capabilities, which include identifying trends in geographic regions and property types. The Company's extensive knowledge of local markets drawn from each of its business segments facilitates the identification and evaluation of specific investment opportunities. Co-investments provide the Company with the opportunity to participate in any returns generated by such investments and provide services related to the acquisition, financing, property management, leasing and disposition of such investments. As a result of the Offering, the Company will have additional financial flexibility to pursue its co-investment strategy.

BUSINESS SEGMENTS

  The Company serves its clients through its three principal business groups.

  MANAGEMENT SERVICES

  The Company's Management Services group develops and implements property level strategies to increase investment value for real estate owners and optimize occupancy costs for corporate owners and users of real estate. The Management Services group provides three primary service capabilities: (i) property management and leasing for property owners ("Property Management and Leasing Services"); (ii) facility management for properties occupied by corporate owners and users ("Facility Management Services"); and (iii) development management for both investors and real estate users seeking to develop new buildings or renovate existing facilities ("Development Management Services"). As of March 31, 1997, the Management Services group had property management, leasing or facility management responsibility for approximately
132.7 million square feet of commercial space. In 1996, the Management Services group generated revenue of $71.9 million and operating income of $10.7 million, representing approximately 41% of the Company's total revenue and approximately 40% of the Company's total operating income.

  Based on the 1996 CPN Survey, the Company is the largest property manager of office buildings in the United States and is the eighth largest property manager in the United States overall. As a result of the merger of Galbreath with the Company, the Management Services group assumed management responsibility for approximately 71 million additional square feet of primarily office and industrial space. Including Galbreath, the Company would have ranked as the third largest property management firm in the 1996 CPN Survey.

[Bar graph depicting the Management Services group's total square footage under management for the period 1992-1996]


  Property Management and Leasing Services. Active since 1978, the Company's Property Management and Leasing Services unit operates, markets and leases commercial real estate. The Company was a pioneer in the development of value-creating property management services. The Company's goal is to enhance its clients' property values through aggressive day-to-day management focused on maintaining high levels of occupancy and tenant satisfaction, while lowering the operating costs of such properties. The Company's Property Management and Leasing Services unit generated approximately $52.3 million in revenue in 1996.

  Prior to the merger of Galbreath with the Company, the Company represented more than 70 property owners, providing on-site Property Management and Leasing Services for approximately 170 office, retail, mixed-use and industrial properties, in 29 of the largest markets in the U.S. During 1996, leasing professionals completed over 1,200 lease transactions totaling approximately 9.5 million square feet. As a result of the merger of Galbreath with the Company, the Company assumed management responsibility for over 200 additional properties in five additional markets (including two of the largest markets in the U.S.) for over 20 new institutional real estate owners.

  The Company provides property management or leasing services, or both, for many well-known buildings, including the Amoco Building in Chicago, the Citicorp Center in New York, and the Transamerica Building in San Francisco. While major office buildings represent the Company's most visible assignments, the Company is also active in the management of retail projects, industrial real estate, mid-size assets of all types and portfolios of smaller properties. The clients of the Company's Property Management and Leasing Services unit include domestic and international pension funds, the Company's own investment funds and third-party corporate and institutional investment clients. Representative clients served in 1996 included The Allstate Corporation, Amoco Corporation, Lincoln National Corporation, Mitsui Fudosan Co. Ltd. and Transamerica Corporation.

  Consolidation among property management and leasing companies, in combination with improving leasing markets, provides significant opportunities for the Company. Since the fee arrangements for most of the Company's Property Management and Leasing Services assignments are largely dependent on property revenues, the Company has benefited from the national recovery in commercial real estate markets. This recovery has been characterized by rising average commercial rental and occupancy rates during the 1993-1996 time period.

  The Company intends to expand its Property Management and Leasing Services unit through a combination of targeted marketing initiatives and acquisitions. Based on its industry experience, the Company believes that its established infrastructure and its reputation for high quality service make the Company an attractive potential acquiror to many smaller local, regional and national property management firms. The marketing efforts of the Property Management and Leasing Services unit are directed toward pursuing new third-party management assignments, expanding the Company's relationships with existing clients and capitalizing on new business opportunities that may arise from the Investment Management group's initiatives, such as implementation of its co-investment strategy. As of March 31, 1997, more than half of the Company's
63.5 million square foot Property Management and Leasing Services portfolio was composed of assets owned by unrelated third party clients and the remainder was composed of assets managed for clients for which LaSalle Partners also provided investment advisory services. The Company believes that during the next several years, this business mix will become increasingly weighted toward assets owned by unrelated third-parties, with a decreasing emphasis on assets owned in the Company's existing investment funds, as many of the commingled funds created by the Company in the 1980s reach maturity and dissolution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's Property Management and Leasing Services are typically provided by an on-site general manager and staff supported through extensive regional supervisory teams as well as central resources in areas such as training, technical and environmental services, accounting, marketing and human resources. Property general managers assume full responsibility for property management and leasing activities, client satisfaction and financial results. Property Management and Leasing Services personnel are compensated, not by fees or commissions, but through a combination of base salary and performance bonus that is directly linked to results produced for clients.

  The Company typically receives fees based on the value of the lease revenue commitment for leases consummated while it serves as exclusive property leasing agent. Increasingly, management agreements provide for incentive compensation relating to operating expense reductions, gross revenue, occupancy objectives or tenant satisfaction levels. As is customary in the industry, management contract terms typically range from one to three years, but are cancellable at any time upon a short notice period, usually 30 to 60 days. However, on a portfolio basis, the Company's current average length per management assignment is approximately four years.

  Facility Management Services. The Company's Facility Management Services unit provides comprehensive portfolio and property management services to corporations and institutions that outsource their real estate management functions. The properties under management range from corporate headquarters to industrial complexes, sales offices and data centers. Facility Management Services professionals create working partnerships with each client to deliver fully-integrated real estate services that are tailored to the specific needs of each organization. Typically, performance measures are developed to quantify progress made toward the goals and objectives that are set mutually with clients. The Company's Facility Management Services unit also serves as an important "port of entry" for the Company's other business units. Depending on client needs, the Facility Management Services unit, either alone or through the Company's other business units, provides services such as portfolio planning, property management, leasing, tenant representation, acquisition, finance, disposition, project management, development management and land advisory services. In 1996, the Facility Management Services unit generated revenue of approximately $13.6 million. Facility Management Services relationships also generated revenue of approximately $12.8 million in 1996 for the Company's other business units.

  The Company was a pioneer in the facility management services business and currently is one of the largest providers of facility management services in the United States. The Company's target clients typically have large portfolios (usually over one million square feet) with significant opportunities to reduce costs and improve service delivery. At March 31, 1997, the Company managed approximately 5,500 facilities, totaling more than 69 million square feet of space for eight clients. Representative clients served in 1996 included Ameritech, BankAmerica Corporation and Sun Microsystems, Inc. As a result of the merger of Galbreath with the Company, the Company assumed management responsibility for facilities totaling 13 million square feet for clients such as Eli Lilly and Company, The LTV Corporation and The Mead Corporation. The Facility Management Services-unit is also exploring new business opportunities with universities, health care institutions, government agencies and other potential clients.

  The Company believes that the global corporate trend of outsourcing non-core business functions represents an important long-term business opportunity for LaSalle Partners. The Company believes that its broad-based service capabilities will become an increasingly valuable competitive advantage in pursuing Facility Management Services assignments. The Company believes that its demonstrated experience, cost-cutting successes and client satisfaction also provide it with an important competitive advantage. The Company has set and consistently met its objective of cutting operating costs of its properties under management between 10% and 30% within the first two years of the assignment. In order to efficiently provide all services required to manage and operate large facility portfolios, the Company forms partnerships with major building services and architecture firms.

  The Facility Management Services unit is compensated on the basis of negotiated fees, which are typically structured to include a base fee and a performance bonus. The performance bonus compensation is based on a quantitative evaluation of progress toward performance measures and regularly scheduled client satisfaction surveys. Facility Management Services agreements are typically three to five years in duration.

  Development Management Services. Active since 1975, the Company's Development Management Services unit manages all aspects of the development, redevelopment and renovation of commercial projects, principally on a fee basis. The Company prepares projections, budgets, schedules and cash flows for its clients in addition to undertaking entitlement, zoning and a variety of other development-related responsibilities. All of the Company's current development business is conducted for third-party clients, many of which are corporations with significant office space needs. The Development Management Services unit frequently manages development initiatives for clients of the Company's Facility Management Services, Tenant Representation Services and Land Services units, as well as for clients of the Company's Investment Management group which are pursuing development-related investment strategies. In 1996, the Development Management Services unit generated approximately $5.5 million in revenue.

  The Company has extensive experience in ground-up development in the office, retail and institutional sectors and has completed more than 41 million square feet of development and redevelopment projects for clients such as Capital Cities/ABC, Inc., Duracell International Inc., McDonald's Corporation and The Prudential Insurance Company of America. The Development Management Services unit is currently managing the development of 17 projects totaling approximately 4.5 million square feet nationally. Capitalizing on experience gained in the redevelopment of Union Station in Washington, D.C., the Company also specializes in mixed-use developments and is currently managing the redevelopment of Grand Central Terminal in New York as a combined transportation center and retail facility and the redevelopment of Orchestra Hall in Chicago, Illinois.

  The Development Management Services unit generates development and advisory fees. Fees are typically fixed and are negotiated based upon the cost of the developments or improvements. Assignments are typically multi-year in nature.

  CORPORATE AND FINANCIAL SERVICES

  The Company's Corporate and Financial Services group provides transaction and advisory services through three primary service capabilities: (i) tenant representation for corporations and professional service firms ("Tenant Representation Services"); (ii) investment banking services to address the financing, acquisition and disposition needs of real estate owners ("Investment Banking Services"); and (iii) land acquisition and development services for owners, users and developers of land ("Land Services"). In 1996, the Corporate and Financial Services group generated revenue of $46.7 million and operating income of $10.8 million, representing approximately 27% of the Company's total revenue and approximately 40% of the Company's total operating income.

[Bar graph depicting revenue for the Tenant Representation Services unit for the period 1992-1996]

  Tenant Representation Services. First offered in 1978, the Company's Tenant Representation Services unit assists clients by defining space requirements, identifying suitable alternatives, recommending appropriate occupancy solutions and negotiating lease and ownership terms with third parties. This unit also includes the project management group which provides strategic occupancy planning, field tenant improvement, project management and relocation management to the Company's clients.

  The Company seeks to lower its clients' real estate costs, minimize real estate occupancy risks, improve clients' flexibility and occupancy control and create more productive office environments. The Company uses a multi-disciplined approach to develop occupancy strategies that are linked to its clients' core business objectives. In 1996, the Tenant Representation Services unit generated revenue of approximately $31.2 million, completing over 250 transactions for a total of approximately seven million square feet.

  The domestic tenant representation industry includes a large number of service providers offering a wide range of service quality and capabilities. The Tenant Representation Services unit directs its marketing efforts toward developing "strategic alliances" with clients whose real estate requirements include ongoing assistance in meeting their real estate needs and also toward clients who have the need to consider multiple real estate options and to execute complex strategies. Based on its industry experience, the Company believes that it is recognized as one of the highest quality providers of tenant representation services in the United States. Representative clients served in 1996 included Amoco Corporation, Aon Corporation, R.R. Donnelley & Sons Company and Towers Perrin.

  In many cases, the Company develops a strategic alliance with clients to deliver fully integrated real estate services, including comprehensive on-going strategic planning and transaction execution services across multiple office locations. The Company views its strategic alliances as a competitive advantage since these long-term relationships lower business development costs for the Company and create recurring revenue sources. In 1996, approximately 79% of Tenant Representation Services unit revenue was derived from strategic alliances. Through these relationships, the Company gains a better understanding of its clients' portfolio and occupancy requirements since the same professionals service the client's needs nationwide. The Company believes that these relationships enable it to deliver more consistent services and better results than single-transaction, commissioned brokerage service providers.

  Responsibility for the national occupancy needs of strategic alliance clients is assigned to dedicated client teams. These teams allocate resources to address specific client requirements in markets throughout the United States. The Company's Tenant Representation Services unit draws upon the resources and local market knowledge of the Company's network of Property Management and Leasing Services professionals located in over 300 property and other offices in 31 of the largest markets in the U.S.

  In addition to its strategic alliances, the Company also represents clients in large, complex transaction assignments that typically involve relocations of headquarters facilities or major consolidations of offices. In such assignments, the Company draws on other capabilities of the firm to enable clients to consider development of new facilities, weigh the benefits of purchase or lease decisions and evaluate long-term financing options.

  Based on its industry experience, the Company believes that the educational background and skills of its Tenant Representation professionals and its employee compensation structure are uncommon in the industry and are a significant competitive strength. The Company's Tenant Representation Services professionals are recruited on the basis of strong educational credentials and broad business experience, with approximately 90% holding Master of Business Administration or other advanced degrees. In contrast to the Company's major national brokerage competitors, the Company's Tenant Representation Services professionals do not earn commissions, but are compensated by means of a base salary and performance bonus that is determined by their contribution to achieving predetermined client performance objectives.

  The Tenant Representation Services unit uses state-of-the-art computer technology, including proprietary software developed by the Company, to improve productivity and enhance client service. For example, it has created an on-line lease analysis/negotiation program that enables users to scan in a lease from a third party, and then compare lease language in each section against a database of "best-practices" lease language drawn from previous engagements.

  The Company is generally compensated for Tenant Representation Services on a negotiated fee basis. Although fees are generated by lease commissions, they are often also determined by performance related to targets set by the Company and the client prior to the Company's engagement and, in the case of strategic alliances, at annual intervals thereafter. Quantitative and qualitative measurements assess progress relative to these goals, and the Company is compensated accordingly, with incentive fees often awarded for superior performance.

  Investment Banking Services. Active since 1968, the Company's Investment Banking Services unit is engaged in real estate finance, portfolio advisory activities, corporate finance and institutional property sales. In 1996, the Company completed institutional property sales, debt financings, equity financings and portfolio advisory activities on assets and portfolios valued at approximately $4.9 billion. The Investment Banking Services unit generated revenue of approximately $6.7 million in 1996.

  The Company believes that its Investment Banking Services unit has a number of competitive strengths, including its broad accumulated base of real estate investment banking knowledge and an ability to draw on the Company's access to global capital sources. The Company's Management Services group and Investment Management group are valuable resources for the Investment Banking Services unit in providing local market and property information and capital markets expertise.

  The Investment Banking Services unit is integral to the business development efforts of the Company's other business units by researching, developing and introducing innovative new financial products and strategies. Such efforts have included the development of the Company's hotel investment capability and its commercial mortgage backed securities operation, both of which are currently operated within the Company's Investment Management group.

  In 1996, approximately 61% of the Company's Investment Banking Services assignments represented repeat business from its clients. In addition, approximately 54% of Investment Banking Services revenue represented fees derived from sales of assets for clients for which LaSalle Partners also provides investment management services. Representative clients served in 1996 included ENRON Corp., Equifax Inc., G.E. Investment Corp. and Sumitomo Trust & Banking Co., Ltd.

  The Company is typically compensated for Investment Banking Services on the basis of the value of transactions completed or securities placed, but in certain circumstances the Company receives retainer fees for strategic advisory services.

  Land Services. The Company has been active in the evaluation, acquisition and disposition of land assets since 1970. The Company's Land Services professionals offer clients expertise and broad experience in a range of land-related competencies, including land planning and urban design, political approvals, market and financial analysis and valuations. The Land Services unit completed 37 transactions in 1996 in United States markets as well as in multiple international markets. The Company's Land Services unit benefits from LaSalle Partners' strong relationships with its clients, with approximately 50% of Land Services unit transactions in 1996 involving clients serviced by other business units of the Company. The Land Services unit generated approximately $4.9 million of revenue in 1996.

  The Land Services unit acquires and sells urban and suburban development projects and sites for future development, undertakes complex land assemblages and site searches and provides advisory services for owners of land and land-development projects. The Company's Land Services unit also originates and executes land-related investment programs in development properties and portfolios of land assets for the clients of the Company's Investment Management group. In addition, the Company developed expertise in the sale of portfolios of land and land-related assets by completing such assignments for several corporate clients, as well as the disposition of the $1.7 billion National Land Fund for the Resolution Trust Corporation. The Company's Land Services professionals also have advised public institutions on land-related assignments, including the conversion of military base facilities, master planning of peripheral airport land and the evaluation and disposition of land related to major transit systems.

  Representative clients served in 1996 included the California Public Employees' Retirement System, City of Chicago, Nippon Landic (USA), Inc. and Shell Oil Company.

  INVESTMENT MANAGEMENT

  The Company's Investment Management group provides real estate investment management services to institutional investors, corporations and high net-worth individuals. The Company serves its clients through a broad range of real estate money management products and services in the public and private capital markets to meet various strategic, risk/return and liquidity requirements, with a wide variety of equity and debt products. This business is organized along two functional lines, private equity and debt investments and public equity and debt investments. The Company offers its clients a range of investment alternatives, including private direct (i.e. single asset acquisitions) and fund (i.e. portfolios of assets) investments in many real estate property types (e.g., office, retail, hotel, industrial, residential, land and parking) and public investments, primarily in REITs, other public real estate equities and CMBS. The Company believes that the success of the Investment Management group is built on the foundation of fully integrated research, innovative investment strategies and a strong client focus. The Company believes, based on its industry knowledge, that it has developed a reputation as an industry leader and innovator in real estate investment management. The Investment Management group's strategy is focused on three fundamentals: (i) developing and executing tailored investment strategies to meet a variety of client objectives; (ii) providing superior performance for its clients; and (iii) delivering a high level of service.

  As of March 31, 1997, the Company managed approximately $15.1 billion of real estate assets, making LaSalle Partners the third largest manager of institutional equity capital invested in domestic real estate assets and securities. Approximately $2.5 billion of this total represents public real estate securities currently managed by the Company's ABKB/LaSalle Securities unit ("ABKB/LaSalle Securities"), a leading domestic institutional real estate money manager.

  The investment and capital origination activities of the Company's Investment Management group are becoming increasingly international. As of March 31, 1997, 22% of the Company's assets under management were invested outside of the United States. Additionally, approximately 38% of equity capital currently under management by the Company originated from international investors. The Company expects its international Investment Management group to continue to increase as a proportion of total capital raised and invested. In 1996, the Investment Management group generated $58.6 million of revenue and $5.3 million of operating income, representing approximately 33% of the Company's total revenue and 20% of the Company's total operating income. Investment Management group activities generate significant additional business for other parts of the Company's operations, particularly in the areas of Property Management and Leasing Services and Investment Banking Services.

  The Company maintains an extensive real estate research department which monitors real estate and capital market conditions to enhance investment decisions and identify future opportunities. The Company believes, based on its industry experience, that its staff of 12 professionals is one of the industry's most significant commitments to fundamental research for real estate investors. In addition to drawing on public sources for information, the research department utilizes the extensive local presence of LaSalle Partners professionals throughout the United States to gain proprietary insight into local market conditions. Representative clients served in 1996 included the British Coal Pension Fund, California Public Employees' Retirement System, Cargill, Dai-ichi Life (U.S.A.), Inc. and Oregon Public Employees' Retirement Fund.

[Bar graph depicting the Investment Management group's Assets under management for the period 1992-1996]

  Private Equity and Debt Investments. The Company introduced its first institutional investment fund in 1979 and currently has a series of commingled investment funds with over 115 investors. The Company also has 34 single client account relationships ("separate accounts") with domestic and international investors for whom the Company manages private real estate investments. On behalf of its Investment Management clients, the Company acquires, manages, leases, finances and divests real estate investments across a broad range of real estate property types.

  To take advantage of the trend toward globalization of real estate capital sources, the Company strengthened and extended its international investment activities with the acquisition in October 1996, of CIN Property Management (now renamed CIN LaSalle Investment). The Company believes that CIN LaSalle Investment, the fourth largest manager of real estate equity investments in the United Kingdom, will expand the Company's investment activities and capital raising in the United Kingdom and continental Europe. The Company also initiated opportunistic investment programs in France in 1996, acquiring for clients one of the first distressed French real estate loan portfolios sold by financial institutions. The Company believes that significant additional investment opportunities will arise in France due to existing economic conditions, and that it is well positioned to play a role in the restructuring of French real estate assets. The Company currently has approximately 300 assets under investment or property management agreements in the United Kingdom and France, with a total value of approximately $3.4 billion at March 31, 1997.

  The Company continues to explore additional international markets for its Investment Management group clients. The Company intends to leverage its organizational strength through selective acquisitions and the use of the Company's international offices to take advantage of the accelerating interest in international investment, to expand investment activity to new countries and to strengthen its position as a leading intermediary for international real estate capital flows.

  The trend among investors is to favor advisors that co-invest in newly formed investment vehicles in order to better align the interests of the investor and the advisor. The Company believes that co-investment will become increasingly important in order for the Company to retain and expand its competitive position. The Company also believes that its co-investment strategy will greatly strengthen its ability to raise capital for new investment funds over which the Company exercises discretionary investment authority. After the Offering, the Company intends to accelerate its co-investment activities. By increasing assets under management, the Company will gain the opportunity to provide additional services related to the acquisition, financing, property management, leasing and disposition of such assets. Co-investment will also provide a vehicle for the Company to participate in investment opportunities resulting from recovering real estate markets. As of March 31, 1997, the Company had a net total investment of $15.8 million in 33 separate property or fund co-investments. The acquisition cost of the properties acquired through these co-investments exceeds $1.0 billion. Existing co-investments consist primarily of office and hotel properties purchased within the last three years.

  Investment Management group operations are conducted with teams of professionals dedicated to achieving client objectives. The portfolio managers serve as the relationship coordinators for the Company's clients and are responsible for drawing on all of the resources of the Investment Management group (including research, investment services and specialty products) and the rest of the Company's global resources. All investment decisions for private market investments must be approved by the Company's five-member investment committee. The investment committee approval process is utilized for both the Company's discretionary investment funds and for all of its separate account clients.

  The Company is generally compensated for investment management services for private equity and debt investments based on initial capital invested, with additional fees tied to investment performance above benchmark levels. The term of the Company's advisory agreements varies by the form of investment vehicle involved and the type of service provided. The Company's investment funds have various lifespans, typically ranging between five and ten years, with extension provisions based on a vote of investors. Separate account advisory agreements generally have three year terms with "at will" termination provisions.

  Public Equity and Debt Investments. The Company offers its clients the ability to invest in either separate account or fund investment vehicles focused on public real estate equity and debt securities. The Company principally invests its clients' capital in domestic REIT equities and CMBS. LaSalle Partners is also active in private placement investments in publicly traded real estate companies and selected investments in private real estate companies seeking capital to ultimately gain access to the public markets.

  The Company conducts its securities investment business through ABKB/LaSalle Securities, which was formed by the Company in 1994 in connection with the acquisition of ABKB's real estate advisory business. As of the end of 1994, ABKB/LaSalle Securities served 21 clients and had approximately $630 million of assets under management. As of March 31, 1997, ABKB/LaSalle Securities served 35 securities investment clients with $2.5 billion of assets under management. The Company is typically compensated by its securities investment clients on the basis of the market value of assets under management with increasing use of incentive fees tied to performance of investments above benchmark levels.

GALBREATH ACQUISITION

  On April 22, 1997, the Predecessor Partnerships acquired Galbreath pursuant to a Contribution and Exchange Agreement, of the same date, among the Employee Partnerships, the Predecessor Partnerships, Galbreath, the former stockholders of Galbreath and certain related entities (the "Contribution and Exchange

Agreement"). Pursuant to the Contribution and Exchange Agreement, all of the outstanding capital stock of Galbreath and related entities was contributed to the Predecessor Partnerships in exchange for limited partnership interests representing an aggregate of 18% of the Predecessor Partnerships' general and limited partnership interests. Such limited partnership interests were issued to Galbreath Holdings, LLC ("Galbreath Holdings") and Galbreath-LPL Holdings, LLC ("Galbreath-LPL") and will be exchanged for shares of Common Stock in the Partnership Interests Exchange. See "Incorporation Transactions."

  The Employee Partnerships and the Predecessor Partnerships have agreed to jointly and severally indemnify the former Galbreath stockholders for any damage or loss resulting from, among other things, any breach of the Employee Partnerships' or the Predecessor Partnerships' representations and warranties contained in the Contribution and Exchange Agreement. The former Galbreath stockholders have agreed to provide similar indemnification to the Company and the Employee Partnerships. The indemnification obligations of the Predecessor Partnerships and the Employee Partnerships as a group and the former Galbreath stockholders as a group are generally limited to an amount equal to 30% of the value of the partnership interests transferred to the former Galbreath stockholders. Pursuant to the Contribution and Exchange Agreement, the representations and warranties will survive until the date of the issuance of the financial statements of the Company for the year ending December 31, 1997, which date shall not be later than March 31, 1998.

  Pursuant to the Contribution and Exchange Agreement, as long as Galbreath Holdings is the beneficial owner of at least ten percent of the Company's outstanding Common Stock, it shall have the right to nominate one member to the Board of Directors. Lizanne Galbreath was the initial nominee of Galbreath Holdings.

  Under the Contribution and Exchange Agreement, Galbreath was obligated to acquire and transfer to the Predecessor Partnerships the fifty percent partnership interest of a joint venture partner in Galbreath Middle-Atlantic Partnership ("GMAP"). GMAP provides property management and leasing services in the Pittsburgh metropolitan area. The third-party partner in GMAP has indicated that it will not complete the sale of its interests. As a result, the Company and the former Galbreath stockholders are engaged in negotiations to determine the number of shares of Common Stock and/or cash that the former stockholders of Galbreath will surrender to the Employee Partnerships and Dai-ichi to replace the value of the GMAP interests. The proportional interests in the Company of the Employee Partnerships, Dai-ichi and the former stockholders of Galbreath may change slightly depending upon the result of such negotiations.

  In connection with the Contribution and Exchange Agreement, the Company granted the Employee Partnerships, Dai-ichi, and the former Galbreath stockholders certain registration rights. See "Shares Eligible for Future Sale--Registration Rights."

COMPETITION

  The market for commercial real estate services provided by the Company is both highly fragmented and highly competitive. In each of its business disciplines, the Company competes on the basis of the skill and quality of its personnel, the variety of services offered, the cost of the services offered, the ability to enhance asset values, the breadth of geographic coverage and the quality of its infrastructure, including training and technology. Based on industry experience, the Company believes it has a strong reputation for the quality of its services as well as its client oriented approach. The Company believes that its experienced employees, broad range of services provided, local and broad market expertise, and operating infrastructure enable it to compete effectively in each of its business disciplines. See "Risk Factors-- Competition."

FACILITIES

  The Company's principal executive office is located at 200 East Randolph Drive, Chicago, Illinois, where the Company currently occupies over 100,000 square feet of office space pursuant to a lease that expires in February 2006. The Company has 10 United States corporate offices located in Atlanta, Baltimore, Chicago, Columbus, Dallas, Denver, Los Angeles, New York, San Francisco and Washington D.C. and four international corporate offices located in London, Paris, Mexico City and Beijing. The Company's corporate offices are each leased pursuant to agreements with terms ranging from month-to-month to 10 years. In addition, the Company has over 300 property and other offices throughout the United States. On-site property management offices are generally located within properties under management and are provided without cost.

ENVIRONMENTAL

  Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In the Company's role as an on-site property manager, it could be held liable as an operator for such costs. Such liability may be imposed without regard to fault or legality of the original actions and without regard to whether the Company knew of, or was responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, the Company could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. Further, any failure of the Company to disclose environmental issues could subject the Company to liability to a buyer or lessee of property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos-containing materials. See "Risk Factors-- Environmental Concerns."

  On November 29, 1996, Galbreath received a Citation and Notification of Penalty from the Occupational Safety and Health Administration ("OSHA") describing certain asbestos-related violations. The citation set forth a proposed penalty amount of approximately $150,000. Galbreath has complied with OSHA's requests, but has denied any wrongdoing. Galbreath is currently in negotiations with OSHA with respect to the amount due in connection with the citation. On March 7, 1997, the Secretary of Labor of the United States Department of Labor brought an action against Galbreath before the Occupational Safety and Health Review Commission seeking an order affirming the citation and the amount proposed therein. Galbreath has filed a motion for extension of time to answer the complaint.

LEGAL PROCEEDINGS

  The Company is a defendant in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Most of these matters are covered by insurance. In the opinion of the Company, the ultimate resolution of such litigation matters will not have a material adverse effect on the financial position, results of operations and liquidity of the Company.

EMPLOYEES

  As of May 31, 1997, following the merger of Galbreath with the Company, the Company employed 1,322 people, including 1,096 professional staff members and 226 support personnel. None of the Company's employees are members of any labor union.

  The Company has entered into an agreement with LPI Service Corporation ("LPISC"), a company controlled by a former employee of LaSalle Partners, pursuant to which LPISC provides the services of approximately 3,000 janitorial, engineering and property maintenance workers for certain properties managed by the Company. LaSalle Partners has an option to purchase LPISC. Approximately 600 of the employees of LPISC are members of labor unions.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

   NAME     AGE                               POSITION
   ----     ---                               --------
Stuart L.
 Scott      58  Chairman of the Board of Directors and Chief Executive Officer
Robert C.
 Spoerri    48  President, Chief Operating Officer and Director
William E.
 Sullivan   42  Executive Vice President, Chief Financial Officer and Director
Daniel W.
 Cummings   44  Co-President--LaSalle Advisors Capital Management, Inc. and Director
Charles K.  50
 Esler,         President and Chief Executive Officer--LaSalle Partners Management
 Jr.            Services, Inc. and Director
Lizanne
 Galbreath  39  Chairman, LaSalle Partners Management Services, Inc. and Director
M.G. Rose   57  President, Tenant Representation Division--LaSalle Partners
                Corporate & Financial Services, Inc. and Director
Lynn C.
 Thurber    50  Co-President--LaSalle Advisors Capital Management, Inc. and Director
Earl E.     40  Managing Director, Investment Banking Division--LaSalle Partners
 Webb           Corporate & Financial Services, Inc. and Director
Darryl      52
 Hartley-
 Leonard        Nominee for Director*
Thomas C.   60
 Theobald       Nominee for Director*

--------
*These individuals have consented to become directors of the Company following completion of the Offering. The Company intends to identify at least one additional independent director prior to consummation of the Offering.

  Stuart L. Scott. Mr. Scott has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its incorporation, and Chief Executive Officer and Chairman of the Management Committee of the Predecessor Partnerships since December 1992. Prior to December 1992, Mr. Scott was President of the Predecessor Partnerships for more than 15 years and Co-Chairman of the Management Committee from January 1990 to December 1992. Mr. Scott originally joined the Company in 1973. He is a member of the Board of Directors of Hartmarx Corporation, a clothing manufacturing company. He holds a B.A. from Hamilton College and a J.D. from Northwestern University.

  Robert C. Spoerri. Mr. Spoerri has been President, Chief Operating Officer and a director of the Company since its incorporation, and Chief Operating Officer and Vice-Chairman of the Management Committee of the Predecessor Partnerships since January 1994. From January 1990 to December 1993, Mr. Spoerri was a Co-Director of the asset management group of the Predecessor Partnerships and the Director of the property management and leasing group of the Predecessor Partnerships from January 1980 to December 1989. Mr. Spoerri originally joined the Company in 1977. He holds a B.S. from Indiana University and an M.B.A. from Harvard University.

  William E. Sullivan. Mr. Sullivan has been Executive Vice President, Chief Financial Officer and a director of the Company since its incorporation, and Executive Vice President and Chief Financial Officer of the Predecessor Partnerships since February 1997. From September 1995 to February 1997, Mr. Sullivan was a Managing Director of the special projects group of the Predecessor Partnerships. From January 1992 to September 1995, Mr. Sullivan was a Senior Vice President of the special projects group. Mr. Sullivan originally joined the Company in 1984. He holds a B.S.B.A. from Georgetown University and an M.M. from Northwestern University.

  Daniel W. Cummings. Mr. Cummings has been a director of the Company since its incorporation, and a Co-President of LaSalle Advisors Capital Management, Inc., an operating subsidiary of the Company, since April

1997. Mr. Cummings has been a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one of the Predecessor Partnerships, since November 1994. From January 1992 to November 1994, Mr. Cummings was a Managing Director--Portfolio Management of LaSalle Advisors Limited Partnership. Mr. Cummings originally joined the Company in 1979. He holds a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.

  Charles K. Esler. Mr. Esler has been a director of the Company since its incorporation, and President and Chief Executive Officer of LaSalle Partners Management Services, Inc., an operating subsidiary of the Company, since April 1997. Since 1992, Mr. Esler has been President of LaSalle Partners Management Limited, one of the Predecessor Partnerships. Mr. Esler originally joined the Company in 1979. He holds a B.S.M.E. from the University of Michigan and an M.B.A. from Northwestern University.

  Lizanne Galbreath. Ms. Galbreath has been Chairman of LaSalle Partners Management Services, Inc. and a director of the Company since April 1997, when Galbreath was merged with the Company. Prior to the merger, Ms. Galbreath was Chairman and Chief Executive Officer of Galbreath from August 1995 to April 1997. From June 1993 to August 1995, Ms. Galbreath served as Vice-Chairman of Galbreath, and from June 1992 to May 1993, Ms. Galbreath was Senior Managing Director in charge of national accounts. Ms. Galbreath originally joined Galbreath in 1984. Ms. Galbreath holds a B.A. from Dartmouth College and an M.B.A. from the University of Pennsylvania.

  M.G. Rose. Mr. Rose has been a director of the Company since its incorporation, and President, Tenant Representation Division of LaSalle Partners Corporate & Financial Services, Inc., an operating subsidiary of the Company, since April 1997. Mr. Rose has been a Managing Director and President of the tenant representation group of the Predecessor Partnerships since September 1983. He originally joined the Company in 1978. Mr. Rose holds a mechanical engineering degree from the University of Cincinnati.

  Lynn C. Thurber. Ms. Thurber has been a director of the Company since its incorporation, and a Co-President of LaSalle Advisors Capital Management, Inc., an operating subsidiary of the Company, since April 1997. Ms. Thurber has been a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one of the Predecessor Partnerships, since November 1994. Ms. Thurber was Chief Executive Officer of ABKB from May 1993 to November 1994, at which time its assets were acquired by the Company. From July 1992 to May 1993, Ms. Thurber served as Chief Operating Officer and Director of Acquisitions of ABKB. Prior to that time, Ms.Thurber was a Principal at Morgan Stanley & Co. Incorporated. She holds an A.B. from Wellesley College and an M.B.A. from Harvard University.

  Earl E. Webb. Mr. Webb has been a director of the Company since its incorporation, and Managing Director, Investment Banking Division of LaSalle Partners Corporate & Financial Services, Inc., an operating subsidiary of the Company, since April 1997. Mr. Webb has been Managing Director of the Investment Banking Division of the Predecessor Partnerships since January 1995. From January 1992 to January 1995, Mr. Webb was a Senior Vice-President of the Predecessor Partnerships. Mr. Webb originally joined the Company in 1985. Mr. Webb has also been a member of the board of directors of Players International, Inc., a multi-jurisdictional gaming company, since September 1996. He holds a B.S. from the University of Virginia and an M.M. from Northwestern University.

  Darryl Hartley-Leonard. Mr. Hartley-Leonard is a private investor. He formerly worked for Hyatt Hotels Corporation ("Hyatt") for 32 years. From 1994 to 1996 he served as Chairman of the Board of Directors of Hyatt and from 1986 to 1994, he served as Chief Executive Officer/Chief Operating Officer of Hyatt. Mr. Hartley-Leonard currently serves on the board of directors of TeleQuest Corporation, a privately-held, high-technology company; PGI, a global events, entertainment, exhibition and business communications company; The Metropolitan Residential Hotel Company, a long-term stay apartment hotel company; and Cohabaco, a cigar distribution company. Mr. Hartley-Leonard holds a B.A. degree from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

  Thomas C. Theobald. Mr. Theobald has served as a Managing Director at William Blair Capital Partners since September 1994. From July 1987 to August 1994, Mr. Theobald was Chairman of Continental Bank Corporation. He currently serves on the board of directors of Xerox Corporation, a manufacturer of document processing products and systems; Anixter International, a supplier of electrical apparatus and equipment; Enron Global Power & Pipelines LLC, a worldwide manager of power plants and natural gas pipelines; Stein Roe Funds, an income trust fund and investment trust fund manager; LaSalle Income and Growth Fund, a REIT; and Peregrine Asia Pacific Growth Fund, an investment fund focused on investments in the Asian pacific region. Mr. Theobald holds an A.B. degree from the College of the Holy Cross and an M.B.A. degree from Harvard University.

  The Company's Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The board will consist of three Class I Directors (Messrs. Spoerri, Esler and Cummings), three Class II Directors (Messrs. Sullivan and Webb and Ms. Galbreath) and three Class III Directors (Messrs. Scott and Rose and Ms. Thurber). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1998, 1999 and 2000, respectively. Mr. Hartley-Leonard will become a Class I Director and Mr. Theobald will become a Class III Director upon completion of the Offering.

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

BOARD OF DIRECTORS COMMITTEES

  Effective upon the closing of the Offering, there will be two committees of the Board of Directors of the Company: the Audit Committee and the Compensation Committee. The members of the Audit Committee and the Compensation Committee will be appointed prior to the closing of the Offering. The Compensation Committee will review and approve all compensation, including incentive compensation, for the executive officers of the Company and administer the 1997 Stock Incentive Plan. The Audit Committee will review the results and scope of the audit and other services provided by the Company's independent auditors and will review and evaluate the Company's internal control functions. The Audit Committee will consist of directors who are neither officers, employees nor affiliates of the Company.

  Pursuant to the Contribution and Exchange Agreement, as long as Galbreath Holdings is the beneficial owner of at least ten percent of the Company's outstanding Common Stock, it shall have the right to nominate one member to the Board of Directors of the Company. Lizanne Galbreath was the initial nominee of Galbreath Holdings.

DIRECTOR COMPENSATION

  The Company's directors are not currently compensated. Following the Offering, each non-employee director will receive an annual retainer of $25,000, plus $1,000 for attendance at each meeting of the Board of Directors, the Audit Committee or the Compensation Committee. In connection with the Offering, each non-employee director will receive an initial grant of options to purchase 5,000 shares of Common Stock at the initial public offering price. Each non-employee director elected to the Board of Directors for the first time thereafter will receive upon such election an initial grant of options to purchase 5,000 shares of Common Stock at fair market value on the date of grant. In addition, each non-employee director will receive an annual grant of options to purchase 1,000 shares for each year during such director's term. All of the foregoing options shall have a 10 year term and shall vest over a 5 year period, with 20% becoming vested on each anniversary of the date of grant. In addition, a non-employee director may elect to receive, in lieu of the annual cash retainer, stock options in an amount equal to the annual cash retainer, net of the aggregate exercise price of the stock options, divided by the then current market price of the Common Stock. Such stock options will have an exercise price of $1.00 per share and an exercise period ending 10 years from December 31st of the year in which the retainer was earned. The foregoing award of options will be granted automatically under the 1997 Stock Incentive Plan.

EXECUTIVE COMPENSATION

  Since the Company had no operating history prior to the date hereof, the following table sets forth, for the year ended December 31, 1996, the cash compensation paid to the Chief Executive Officer and the other five most highly compensated executive officers of the Company (the "Named Executive Officers") by the Predecessor Partnerships.

                          SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION (1)
                                              ---------------------------------
                                                                   ALL OTHER
NAME AND PRINCIPAL POSITION                    SALARY   BONUS   COMPENSATION(2)
---------------------------                   -------- -------- ---------------
Stuart L. Scott
 Chairman of the Board of Directors
 and Chief Executive Officer................. $336,000 $464,000    $ 14,203
Robert C. Spoerri
 President and Chief Operating Officer.......  320,000  442,000      13,834
Daniel W. Cummings
 Co-President--LaSalle Advisors Capital
 Management, Inc.............................  260,000  352,000      12,447
Charles K. Esler, Jr.
 President and Chief Executive Officer--
 LaSalle Partners Management Services, Inc...  270,000  380,000      12,328
M. G. Rose
 President, Tenant Representation Division--
 LaSalle Partners Corporate & Financial
 Services, Inc...............................  270,000  541,500      12,328
Lynn C. Thurber
 Co-President--LaSalle Advisors Capital
 Management, Inc.............................  260,000  352,000     245,500(3)

--------
(1) Represents total cash compensation paid to the Named Executive Officers for all services rendered to the Predecessor Partnerships during the year ended December 31, 1996.
(2) The amounts shown in this column consist of: (i) "tax gross up" payments made in respect to certain compensation; (ii) premiums paid on life insurance policies; and (iii) contributions by the Company to the Company's 401(k) savings plan for the benefit of the Named Executive Officers.
(3) Included under All Other Compensation for Ms. Thurber was $232,292 for reimbursement of certain relocation expenses.

EMPLOYEE STOCK PURCHASE PLAN

  The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") is intended to qualify under Section 423 of the Internal Revenue Code of 1986 (the "Code"). Purchases under the Stock Purchase Plan will occur at the end of each option period. The first option period will begin on January 1, 1998. Thereafter, each option period will be a successive six-month purchase period.

  The Stock Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions that may not exceed $21,250 per year. The purchase price of Common Stock available under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock at the beginning or the end of a purchase period, whichever is lower. Unless terminated sooner, the Stock Purchase Plan will terminate 10 years from its effective date. The Board of Directors has authority to amend or terminate the Stock Purchase Plan; provided, no such action may adversely affect the rights of any participant.

1997 STOCK AWARD AND INCENTIVE PLAN

  General. The 1997 Stock Incentive Plan provides for the grant of various types of stock-based compensation to eligible participants. The purpose of the 1997 Stock Incentive Plan is to promote the success of the Company's business in the best interests of its stockholders by providing incentives to those individuals who are or will be responsible for such success.

  The 1997 Stock Incentive Plan is designed to comply with the requirements of Regulation G (12 C.F.R. (S)207), the requirements for "performance-based compensation" under Section 162(m) of the Code and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). The summary that follows is qualified by reference to the actual terms of the 1997 Stock Incentive Plan.

  The 1997 Stock Incentive Plan provides for the granting of stock options ("Options"), including "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code and non-qualified stock options. Options granted under the 1997 Stock Incentive Plan may be accompanied by stock appreciation rights or limited stock appreciation rights, or both ("Rights"). Rights may also be granted independently of Options. The 1997 Stock Incentive Plan also provides for the granting of restricted stock and restricted stock units ("Restricted Awards"), dividend equivalents, performance shares and other stock- and cash-based awards. Pursuant to the 1997 Stock Incentive Plan, certain additional options may be granted to non-employee directors (as more fully described under the heading "Management--Director Compensation"). The 1997 Stock Incentive Plan also permits the plan's administrator to make loans to participants in connection with the grant of awards, on terms and conditions determined solely by the plan administrator. All awards will be evidenced by an agreement (an "Award Agreement") setting forth the terms and conditions applicable thereto.

  Plan Administration. The 1997 Stock Incentive Plan is administered by the Board of Directors, and from and after the Offering will be administered by a committee of the Board of Directors, the composition of which will at all times satisfy the provisions of Rule 16b-3 of the Exchange Act (such Board of Directors or committee is sometimes referred to herein as the "Plan Administrator"). Subject to the terms of the 1997 Stock Incentive Plan, the Plan Administrator has the right to grant awards to eligible recipients and to determine the terms and conditions of Award Agreements, including the vesting schedule and exercise price of such awards, and the effect, if any, of a change in control of the Company on such awards.

  Shares Subject to the 1997 Stock Award and Incentive Plan. The 2,215,000 shares reserved for issuance under the 1997 Stock Incentive Plan may be authorized but unissued shares of Common Stock or shares which have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

  Eligibility. Discretionary grants of Options, Rights, Restricted Awards and dividend equivalents, performance shares and loans in connection therewith may be made to any non-employee director, employee or any independent contractor of the Company or its direct and indirect subsidiaries and affiliates who is determined by the Plan Administrator to be eligible for participation in the 1997 Stock Incentive Plan, consistent with the purpose of such plan; provided that ISOs may only be granted to employees of the Company and its subsidiaries.

  Exercise of Options. Options will vest and become exercisable over the exercise period, at such times and upon such conditions, including amount and manner of payment of the exercise price, as the Plan Administrator determines and sets forth in the Award Agreement. The Plan Administrator may accelerate the exercisability of any outstanding Option at such time and under such circumstances as it deems appropriate. Options that are not exercised within 10 years from the date of grant, however, will expire without value. Options are exercisable during the optionee's lifetime only by the optionee. The Award Agreements will contain provisions regarding the exercise of Options following termination of employment with or service to the Company, including terminations due to the death, disability or retirement of an award recipient, or upon a change in control of the Company.

  Initial Grants. The Board of Directors has authorized the grant of options to purchase shares of Common Stock under the 1997 Stock Incentive Plan at the initial public offering price, upon the closing of the Offering. Such options vest on the sixth anniversary of the date of grant, subject to earlier vesting if the Company's Common Stock exceeds certain targeted trading prices following the first anniversary of the date of grant. Of such options, 75,000 will be granted to each of Messrs. Scott and Spoerri, and 37,500 will be granted to each of Messrs. Cummings, Esler and Rose and Ms. Thurber.

EMPLOYEE STOCK OWNERSHIP GUIDELINES

  Following the Offering, the Company will adopt stock ownership guidelines for its executive officers and key employees (the "Covered Employees"). These guidelines will require Covered Employees to maintain certain specified levels of stock ownership based on a multiple of their annual compensation levels. Compliance with such guidelines will be phased in over two, four or six years, depending on the position of the Covered Employee. Failure to maintain such ownership will disqualify the Covered Employee from participating in the Company's option grant program.

STOCK COMPENSATION PROGRAM

  The Predecessor Partnerships maintained a bonus compensation plan for employees whose targeted annual compensation exceeded $100,000 (the "Bonus Plan Employees"). Under such plan, Bonus Plan Employees were paid a percentage of their total compensation in the form of limited partnership interests in the Employee Partnerships. Following the Offering, the Company intends to adopt a stock compensation program designed to continue the equity participation emphasis of the earlier plan and to facilitate compliance with the Company's equity ownership guidelines (the "Stock Compensation Program"). Under the Stock Compensation Program, each employee of the Company whose targeted annual compensation equals or exceeds $100,000 (the "New Plan Employees") may apply a specified percentage of his or her annual compensation on a tax-deferred basis toward Common Stock or, at the direction of the employee, for other applications made available by the administrator. If a New Plan Employee elects to be credited with Common Stock, the total amount credited in Common Stock (the "Allocation") will be increased by a percentage (the "Equity Enhancement") sufficient to represent a 15% discount from the fair market value of Common Stock. The number of shares issued in respect of the Allocation and the Equity Enhancement will be based on the fair market value of Common Stock when credited. Shares credited to New Plan Employees which are attributable to the Allocation will be fully vested on the date of grant and shares attributable to the Equity Enhancement will vest on the third anniversary of the date of grant. The shares of Common Stock used for the Stock Compensation Program will be shares which have or may be acquired by the Company in the open market, in private transactions or otherwise.

EMPLOYMENT AGREEMENT

  In April 1997, the Company entered into an employment agreement with Ms. Galbreath as Chairman and Chief Executive Officer of Galbreath/LaSalle Development Company (the "Employment Agreement"). The term of the Employment Agreement is for the period from April 22, 1997 to December 31, 1997. The Employment Agreement provides for a base salary and target bonus for calendar year 1997 of $200,000 and $300,000, respectively, each to be pro-rated to reflect the term of the agreement. Ms. Galbreath's bonus shall be determined by the Company based on criteria used to determine the bonuses of other members of management of the Company, and shall be payable in cash and Common Stock. In addition, the Employment Agreement provides that Ms. Galbreath may terminate her employment at any time, and that the Company may terminate her employment under certain limited circumstances. The agreement further provides that, commencing January 1, 1998, Ms. Galbreath's employment with the Company shall continue subject to mutual agreement of the Company and Ms. Galbreath from time to time, provided that the Company shall be obligated to pay to Ms. Galbreath a separation payment equal to six months of her base salary if her employment is terminated prior to December 31, 1998 for reasons other than as set forth in the Employment Agreement.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information concerning the beneficial ownership of the Common Stock immediately prior to and following the closing of the Offering by: (i) each director of the Company; (ii) each director nominee of the Company; (iii) each of the Named Executive Officers; (iv) the directors, director nominees and executive officers of the Company as a group; and (v) each person who at such time will beneficially own more than 5% of the outstanding shares of Common Stock. DEL/LaSalle has granted the U.S. Underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of Common Stock on the same terms and conditions as the Offering to cover over-allotments, if any, in connection with the Offering. See "Shares Eligible for Future Sale" and "Underwriters."

                                                SHARES OF COMMON STOCK
                                                BENEFICIALLY OWNED (1)
                                           -----------------------------------
                                                        PERCENT
                                                         BEFORE  PERCENT AFTER
                                            NUMBER      OFFERING   OFFERING
                                           ---------    -------- -------------
DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE
OFFICERS AND CERTAIN STOCKHOLDERS
---------------------------------------
DEL-LPL Limited Partnership............... 5,054,175(2)   41.4%      31.2%
DSA-LSPL, Inc............................. 1,896,660(3)   15.6       11.7
 c/o Dai-ichi Life (U.S.A.), Inc.
 399 Park Avenue, 24th Floor
 New York, New York 10022
DEL/LaSalle Finance Company, L.L.C........ 1,826,548(4)   15.0       11.3
DEL-LPAML Limited Partnership.............   891,913(5)    7.3        5.5
Galbreath Holdings, LLC................... 1,727,027(6)   14.2       10.7
Stuart L. Scott...........................  (7)(8)
Robert C. Spoerri.........................  (7)(9)
William E. Sullivan.......................   (10)
Daniel W. Cummings........................  (7)(11)
Charles K. Esler..........................   (12)
Lizanne Galbreath.........................   (13)
M.G. Rose.................................  (7)(14)
Lynn C. Thurber...........................  (7)(15)
Earl E. Webb..............................  (7)(16)
Darryl Hartley-Leonard....................    --
Thomas C. Theobald........................    --
All directors, director nominees and
 executive officers as a group
 (11 persons).............................   (17)

--------
 (1) Beneficial ownership prior to the consummation of the Incorporation Transactions has not been included because there were outstanding only a nominal number of shares of Common Stock. Unless otherwise indicated, each person listed above has sole investment and voting power with respect to the shares listed. Each of Messrs. Scott, Spoerri, Sullivan, Cummings, Esler, Rose and Webb, and Ms. Thurber are partners in the Employee Partnerships. The number of shares of Common Stock beneficially owned by each does not include the 5,054,175 shares owned by DEL-LPL, the 891,913 shares owned by DEL-LPAML and the 1,826,548 shares (1,226,548 shares of Common Stock if the over-allotment option is exercised in full) owned by DEL/LaSalle. Unless otherwise indicated, the address of each person or entity is c/o LaSalle Partners Incorporated, 200 East Randolph Street, Chicago, IL 60601.

 (2) Does not include the 891,913 shares of Common Stock owned by DEL-LPAML, one of the Employee Partnerships, or the 1,826,548 shares of Common Stock owned by DEL/LaSalle, which is 85% owned by DEL-LPL. Includes 762,675 shares of Common Stock attributable to partnership interests of former employees of the Predecessor Partnerships.

 (3) Does not include the 334,705 shares of Common Stock owned by DSA-LSAM, Inc., an entity under common ownership with DSA-LSPL, Inc.

(Footnotes continued on following page)

 (4) DEL/LaSalle, the "Selling Stockholder" has granted the U.S. Underwriters a 30-day option to purchase 600,000 shares of Common Stock on the same terms and conditions as the Offering. All of the outstanding membership interests in DEL/LaSalle are owned by the Employee Partnerships. See "Incorporation Transactions."
 (5) Includes 134,590 shares of Common Stock attributable to partnership interests held by former employees of the Predecessor Partnerships.

 (6) Does not include the 468,972 shares of Common Stock owned by Galbreath-LPL. Galbreath Holdings is the non-member manager of Galbreath-LPL and, therefore, might be deemed to be the beneficial owner of such shares for purposes of Rule 13d-3 ("Rule 13d-3") promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Galbreath Holdings disclaims beneficial ownership of such shares of Common Stock.
 (7) Does not include the 5,054,175 shares of Common Stock owned by DEL-LPL, one of the Employee Partnerships, of which the listed person, as the sole stockholder of a general partner of DEL-LPL, might be deemed to be the beneficial owner for purposes of Rule 13d-3. Also does not include the 1,826,548 shares of Common Stock of DEL/LaSalle, which is 85% owned by DEL-LPL. The listed person disclaims beneficial ownership of the shares of Common Stock owned by DEL-LPL and DEL/LaSalle.
 (8) Mr. Scott, either directly or through an affiliate, owns a 9.5% interest in the Employee Partnerships, on a fully-diluted basis. Mr. Scott owns all of the issued and outstanding common stock of DEL-SLS, Inc., a general partner of DEL-LPL.
 (9) Mr. Spoerri, either directly or through an affiliate, owns a 6.8% interest in the Employee Partnerships, on a fully-diluted basis. Mr. Spoerri owns all of the issued and outstanding common stock of DEL-RCS, Inc., a general partner of DEL-LPL.
(10) Mr. Sullivan owns a 1.0% limited partnership interest in the Employee Partnerships, on a fully-diluted basis.
(11) Mr. Cummings, either directly or through an affiliate, owns a 2.6% interest in the Employee Partnerships, on a fully-diluted basis. Mr. Cummings owns all of the issued and outstanding common stock of DEL-DWC, Inc., a general partner of DEL-LPL.

(12) Mr. Esler, either directly or through an affiliate, has a 2.4% interest in the Employee Partnerships, on a fully diluted basis. Mr. Esler owns all of the issued and outstanding common stock of DEL-CKE, Inc., a general partner of DEL-LPAML, one of the Employee Partnerships. Does not include the 891,913 shares of Common Stock owned by DEL-LPAML of which Mr. Esler might be deemed to be the beneficial owner for purposes of Rule 13d-3. Also does not include the 1,826,548 shares of Common Stock of DEL/LaSalle, which is 15% owned by DEL-LPAML. Mr. Esler disclaims beneficial ownership of the shares of Common Stock owned by DEL-LPAML and DEL/LaSalle.
(13) Ms. Galbreath owns, either directly or through a trust for which she is the sole beneficiary, a 45.0% interest in, and is the managing member of, Galbreath Holdings. Ms. Galbreath also owns a 40.3% interest in Galbreath-LPL. Because Ms. Galbreath is the non-member manager of Galbreath Holdings and Galbreath Holdings is the managing member of Galbreath-LPL, Ms. Galbreath might be deemed to be the beneficial owner of all shares of Common Stock owned by Galbreath Holdings and Galbreath-LPL for purposes of Rule 13d-3. Ms. Galbreath disclaims beneficial ownership of such shares of Common Stock, except to the extent of her ownership interests.
(14) Mr. Rose, either directly or through an affiliate, owns a 5.87% interest in the Employee Partnerships, on a fully-diluted basis. Mr. Rose is a general partner of DEL-LPL.
(15) Ms. Thurber, either directly or through an affiliate, owns a 1.9% interest in the Employee Partnerships, on a fully-diluted basis. Ms. Thurber owns all of the issued and outstanding common stock of DEL-LCT, Inc., a general partner of DEL-LPL.
(16) Mr. Webb, either directly or through an affiliate, owns a 1.3% interest in the Employee Partnerships. Mr. Webb owns all of the issued and outstanding common stock of DEL-EEW, Inc., a general partner of DEL-LPL.
(17) See footnotes (7)-(16) above.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Messrs. Scott, Spoerri, Rose, Esler and Cummings, as well as entities affiliated with Messrs. Scott and Spoerri, are limited partners of Diverse. Diverse has an ownership interest in and operates investment assets, primarily as the managing general partner of real estate development ventures. Prior to January 1, 1992, the Company earned fees for providing development advisory services to Diverse as well as fees for the provision of administrative services. Effective January 1, 1992, the Company discontinued charging fees to Diverse for these services. At the end of 1994, 1995 and 1996, the total receivable due from Diverse in connection with such fees and interest thereon was $5.3 million, $3.4 million and $2.4 million, respectively. In 1992, Diverse began the process of discontinuing its operations and disposing of its assets. Diverse made a payment of $1.5 million in 1994 and $1.0 million in 1996 to reduce the receivable due to the Company. In 1995, the Company recorded a $1.9 million provision for the estimated uncollectible portion of the receivable due to the Company by Diverse. Messrs. Scott, Spoerri, Rose, Esler and Cummings directly hold an approximately 11.9%, 2.2%, 2.5%, .3% and .3% partnership interest in Diverse, respectively. In addition, the Stuart Scott Trust and Lakewood Equities, entities affiliated with Messrs. Scott and Spoerri, have a 5.7% and .7% partnership interest in Diverse, respectively. Diverse did not make distributions to its partners in 1994, 1995 or 1996.

  In addition, the Company provides property management and leasing services to properties in which Diverse has an ownership interest. At the end of 1994, 1995 and 1996, the total receivable due from these properties was $.6 million, $.3 million and $45,000, respectively. The properties made payments to the Company in each of those years totaling $1.8 million, $1.7 million and $.9 million, respectively. The Company believes that the services provided to properties in which Diverse has an ownership interest are on terms no more favorable than those given to unaffiliated persons.

  The Company provides certain administrative services to the Employee Partnerships for which the Company is not reimbursed. For the years ended December 31, 1994, 1995 and 1996, respectively, the Company believes that the estimated value of the services provided to the Employee Partnerships was $.3 million, $.2 million and $.3 million. It is expected that after the closing of the Offering, the Company will continue to provide such services to the Employee Partnerships without charge. After the Incorporation Transactions, the Company expects that the value of such services will be substantially lower.

  Through an affiliated entity, Mr. Scott beneficially owns all of the outstanding shares of common stock of LP Finance 1996-1 Corporation ("LP Finance"). LP Finance owns a 37.3% limited partnership interest in FBEC--One Urban Centre, L.P. ("One Urban"), which interest is expected to be exchanged for an interest in Florida Business Environment Company, L.P. ("FBEC"), a fund being organized by the Company to invest in real estate in Florida (One Urban and FBEC together, the "Florida Fund"). LP Finance's percentage interest in FBEC would be determined by the total amount of capital ultimately raised. Mr. Scott is also a director and the president and chairman of the board of LaSalle FOF, Inc. ("LaSalle FOF"), the general partner of the Florida Fund. Mr. Scott also owns approximately 37.3% of the outstanding shares of common stock of LaSalle FOF. Since December 1996, the Company has provided and continues to provide investment management services to the Florida Fund. The Company earns an annual advisory fee of $.1 million plus a percentage of the fund properties' net operating income and may earn an additional fee equal to a percent of profits in excess of profits providing a specified internal rate of return. A new advisory agreement is currently being negotiated pursuant to which the Company would earn an annual advisory fee equal to a percentage of the fund properties' net operating income and may earn an additional fee equal to a percent of profits in excess of profits providing a specified internal rate of return. The Company was also paid an acquisition fee of $.2 million in connection with a property purchased by the fund. The Company believes that the services provided to the Florida Fund are on terms no more favorable to the fund than those terms given to unaffiliated persons.

  The Company provides property management and leasing and investment management services to Dai-ichi and affiliates of Dai-ichi. For the years ended December 31, 1994, 1995 and 1996, respectively, Dai-ichi paid $16.4 million, $9.3 million and $11.6 million for such services. At the end of such years, the Company had receivables of $4.9 million, $3.6 million and $2.5 million due from Dai-ichi with respect to such services. The Company believes that the services provided to Dai-ichi and its affiliates are on terms no more favorable to Dai-ichi than those available to unaffiliated persons. The Company has also issued to Dai-ichi the Dai-ichi Notes, which will be repaid out of the net proceeds to the Company from the Offering. At each of December 31, 1994, 1995 and 1996, respectively, an aggregate of $37.2 million, was outstanding under the Dai-ichi Notes. The largest aggregate indebtedness outstanding under the Dai-ichi Notes since January 1, 1994 was $51.3 million. In 1994, a principal payment of $14.1 million was made on the Class A Notes. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In 1996, approximately $3.8 million of the revenues generated by Galbreath were derived from real estate properties that were owned, in part, by entities that Ms. Galbreath and the members of her immediate family control (the "Galbreath Affiliates"). In 1996, Galbreath also paid leasing commissions, rent and other operating expenses of $.3 million to the Galbreath Affiliates. The Company believes that the services provided to the Galbreath Affiliates and the agreements regarding said leasing commissions, rent and operating expenses are on terms no more favorable to the Galbreath Affiliates than those available to unaffiliated persons.

  In connection with the Incorporation Transactions and the merger of Galbreath with the Company, the Company granted certain registration rights to Dai-ichi, the Employee Partnerships and the former stockholders of Galbreath with respect to the shares of Common Stock to be issued to them in the Incorporation Transactions. See "Risk Factors--Shares Eligible for Future Sale," "Incorporation Transactions" and "Shares Eligible for Future Sale-- Registration Rights."

                         DESCRIPTION OF CAPITAL STOCK

  The following description briefly summarizes certain information regarding the capital stock of the Company. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Maryland General Corporation Law, as amended, the Restated Articles of Incorporation and the Bylaws.

  The Board of Directors is authorized to reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including preferred stock in one or more series, to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series.

  The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, $.01 par value per share and (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). Upon the closing of the Offering, 16,200,000 shares of Common Stock will be issued and outstanding. The Company has no shares of Preferred Stock issued and outstanding, nor will any shares of Preferred Stock be issued and outstanding upon the closing of the Offering.

COMMON STOCK

  Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election.

  Holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock have no conversion, preemptive or other rights to subscribe for any securities of the Company, and there are no redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are, and the shares to be sold in the Offering when issued and paid for will be, validly issued, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any shares of Preferred Stock and any additional classes of stock which the Company may issue in the future.

PREFERRED STOCK

  The Restated Articles of Incorporation authorize the Board of Directors to create and issue up to 10,000,000 shares of Preferred Stock in one or more classes or series and to fix for each such class or series the voting powers, designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof. Upon the closing of the Offering, none of such shares will be outstanding. The Board of Directors is authorized to, among other things, provide that any such class or series of Preferred Stock may be (i) subject to redemption at such time or times and at such price or prices as the Board may establish; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as the Board may establish; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company as the Board may establish; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Company at such price or prices or at such rates of exchange and with such adjustments as the Board may establish. Issuance of Preferred Stock could discourage bids for the Common Stock at a premium as well as create a depressive effect on the market price of the Common Stock.

ADDITIONAL CLASSES OF STOCK

  Additional classes of stock, including preferred stock, may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Company's Restated Articles of Incorporation to set for each such series the preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted under Maryland law. The Board of Directors could authorize the issuance of capital stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then market price of such Common Stock. As of the date hereof, no such additional classes of stock are outstanding and the Company has no present plans to issue any such stock.

LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

  The Restated Articles of Incorporation contain provisions which eliminate the personal liability of a director or officer to the Company and its stockholders for breaches of fiduciary duty to the fullest extent provided by law. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or officer (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the directors' or officers' action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding. These provisions do not affect the ability of the Company or its stockholders to obtain equitable relief, such as an injunction or rescission.

  The Restated Articles of Incorporation and Bylaws provide that the Company shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the MGCL, and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The MGCL provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that
(i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify their officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law.

  The Company intends to obtain directors' and officers' liability insurance ("D&O Insurance") prior to the effective date of the Offering, and expects to maintain such insurance following such date. In addition, the Company will enter into an indemnification agreement with each of its directors and certain officers of the Company under which the Company will indemnify each of them against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Company. The Company expects that the indemnification agreements will indemnify and advance expenses to its directors and officers to the fullest extent permitted by the MGCL.

  The Company believes that the limitation of liability and indemnification provisions in the Restated Articles of Incorporation, the D&O Insurance and the indemnification agreements will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN ARTICLES OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

  Certain provisions in the Restated Articles of Incorporation and Bylaws and the MGCL may have the effect of delaying, deferring or preventing a change of control of the Company or may operate only with respect to extraordinary corporate transactions involving the Company.

  The Restated Articles of Incorporation provides for the Board of Directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board will be elected each year. See "Management." A director may be removed by the stockholders, but only for cause, and only by the affirmative vote of the holders, voting as a single class, of two-thirds of the voting power of the Company's then outstanding capital stock entitled to vote generally in the election of directors. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. The provision for a classified board, together with the director removal provisions, could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision, together with the director removal provisions, could have the effect of discouraging a potential acquiror from making a tender offer or initiating a proxy contest or otherwise attempting to gain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

  The Bylaws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that proposal or nomination before the meeting. In addition to certain other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, such stockholder generally must have given notice thereof in proper written form to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

  Pursuant to the MGCL, the Bylaws permit stockholders to call special meetings of stockholders upon written request of holders of shares entitled to cast not less than a majority of all votes entitled to be cast at such meeting. The Bylaws provide that only business specified in the notice of a special meeting will be conducted at such meeting. Such provisions do not, however, affect the ability of stockholders to submit a proposal to the vote of all stockholders of the Company at an annual meeting in accordance with the Bylaws, which provide for the additional notice requirements for stockholder nominations and proposals at the annual meetings of stockholders as described above. In addition, pursuant to the MGCL, the Bylaws provide that any action required to be taken at a meeting of the stockholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote thereat.

  The Restated Articles of Incorporation and Bylaws provide that the affirmative vote of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to certain provisions of the Restated Articles of Incorporation and Bylaws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

  Under the MGCL, certain "Business Combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the Business Combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. It is anticipated that the Company's Board of Directors will exempt from the Maryland statute any business combination with the Employee Partnerships, any present or future affiliate or associate of any of them, or any other person acting in concert or as a group with any of the foregoing persons. Pursuant to the MGCL, these provisions also do not apply to Business Combinations which are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

  The Company will elect to include in its Restated Articles of Incorporation provisions exempting it from the application of the Maryland control share acquisition statute.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank. Application has been made to list the Common Stock on the New York Stock Exchange under the symbol "LAP."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of this Offering, the Company will have approximately 16,200,000 shares of Common Stock outstanding. The 4,000,000 shares of Common Stock sold in this Offering (4,600,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act.

  The remaining 12,200,000 shares of Common Stock outstanding upon the closing of the Offering (11,600,000 if the Underwriters exercise in full the over-allotment option) will be owned by the Employee Partnerships, including DEL/LaSalle, the former Galbreath stockholders and affiliates of Dai-ichi and may be publicly sold only if such Common Stock is registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock (approximately 162,000 shares immediately after the Offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above.

  Under the terms of the partnership agreement of the Employee Partnerships, partners thereof generally will be entitled to receive upon their withdrawal from the Employee Partnerships, death or incapacity, or upon request, up to that number of shares of Common Stock held by the Employee Partnerships which represents their pro rata interest in the shares of Common Stock held by the Employee Partnerships. Partners of the Employee Partnerships who receive shares upon their withdrawal or by election will not be subject to any contractual restrictions on resale with respect to shares of the Common Stock received by them but will be subject to the restrictions on transfer described above. However, unless such shares are registered for sale under the Securities Act, for purposes of Rule 144 they would be considered "restricted securities" and would be subject to the limitations on sale pursuant to Rule 144 described above. For the purposes of determining compliance with the volume limitations of Rule 144, all sales of Common Stock by partners of the Employee Partnerships will generally be aggregated. In addition, the holding period for partners of the Employee Partnerships under Rule 144 will generally include the holding period of the Employee Partnerships.

  The Company will agree with the Underwriters, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Each of the Company's current stockholders will enter into or is bound by a similar agreement. See "Underwriters."

  The Company is unable to estimate the number of shares of Common Stock that may be sold in the future by the existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by such stockholders, or the perception that such sales could occur, could adversely affect prevailing market prices.

  In March 1997, DEL/LaSalle, a limited liability company whose only members are the Employee Partnerships, purchased the limited partnership interests in the Predecessor Partnerships owned by a subsidiary of Dresdner. Dresdner was required to sell the interests in order to comply with bank regulatory requirements. As consideration for such purchase, DEL/LaSalle issued to Dresdner the Dresdner Note. The purchase price was determined in May 1996 and was based on the original purchase price for such interests plus Dresdner's share of expected undistributed earnings for 1996. All of the 1,826,548 shares of Common Stock to be received by DEL/LaSalle in connection with the Incorporation Transactions and 2,831,150 of the shares of Common Stock held by the Employee Partnerships, representing an aggregate of approximately 29% of the outstanding Common

Stock after giving effect to the Offering, will be pledged to support DEL/LaSalle's obligations under the Dresdner Note. The principal amount of the Dresdner Note is due in five installments, with $3.5 million due on April 15, 2000 and $7.8 million due on each April 15 thereafter, through 2004. The Dresdner Note bears interest at 7.0% per annum, payable on each April 15 beginning on April 15, 1998. DEL/LaSalle will not have any assets other than the Common Stock issued in connection with the Incorporation Transactions. Funds for repayment of the Dresdner Note, including interest thereon, will be provided by capital contributions from the Employee Partnerships and through the sale of Common Stock in the public market or in privately negotiated transactions. DEL/LaSalle has granted the U.S. Underwriters a 30-day option to purchase up to 600,000 shares of Common Stock to cover over-allotments in connection with the Offering. In the event that the Underwriters' over-allotment option is exercised, the proceeds to DEL/LaSalle will be used to repay a portion of the Dresdner Note. If an event of default occurs under the Dresdner Note, Dresdner will have the right to sell any or all of the pledged shares in the public market or in privately negotiated transactions, subject to compliance with the Securities Act and applicable law.

REGISTRATION RIGHTS

  In connection with the merger of Galbreath with Predecessor Partnerships, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") by and among the Employee Partnerships, affiliates of Dai-ichi, an entity formed by the former Galbreath stockholders (each a "Current Stockholder") and the Company. The Registration Rights Agreement provides that, subject to certain limitations, at any time following 12 months from the date of closing of the Offering (the "Effective Date"), each Current Stockholder has the right to demand, on no more than two occasions, that the Company register all or a portion of the shares of Common Stock owned by such stockholder at the Effective Date, subject to a minimum demand of 20.0% of the total shares originally issued to such stockholder or a lesser percentage if the anticipated aggregate price to the public would exceed $5.0 million. The Company will be required to use its best efforts to effect any such registration on demand. Such registrations will be at the Company's expense, except that each selling stockholder will bear its pro rata share of the underwriting discounts and commissions.

  In addition, at any time after the expiration of 12 months from the Effective Date, the Current Stockholders will have certain incidental rights to require the Company to include in any registration statement filed by the Company with respect to its securities (whether for its own account or for the account of any securityholder) such amount of shares of Common Stock requested by the Current Stockholders to be included therein, subject to certain exceptions. Such registrations will be at the Company's expense, except that each selling stockholder will bear its pro rata share of the underwriting discounts and commissions.

  The Registration Rights Agreement also provides that, prior to the transfer of Common Stock by the Current Stockholders, such stockholders must provide notice to the Company of the proposed transfer unless the proposed transfer is to one of the Current Stockholders, certain institutional investors, persons who would own after the transfer less than 5.0% of the Company's outstanding Common Stock, purchasers pursuant to Rule 144 under the Securities Act, or to an underwriter in a firm commitment underwriting. The Company will then have the option of purchasing the shares proposed to be transferred at a price equal to the average closing market price of Common Stock during the five trading days prior to such notice.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                     FOR NON-U.S. HOLDERS OF COMMON STOCK

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to "Non-United States Holders." Subject to the discussion below under "Estate Tax," a "Non-United States Holder" is any beneficial owner of Common Stock that, for United States federal income tax purposes is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on the Code, existing, proposed and temporary regulations promulgated thereunder, and administrative and judicial interpretations as of the date thereof, all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or the application of a particular tax treaty. Prospective investors are urged to consult their tax advisors regarding the United States federal, state and local income and other tax consequences, and the non-United States tax consequences, of owning and disposing of Common Stock.

  Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, could effect the United States taxation of dividends on Common Stock paid to a Non-United States Holder. The Proposed Regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. It cannot be predicted at this time whether the Proposed Regulations will be adopted as proposed or what modifications, if any, may be made to them. The discussion below is not intended to include a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations may have if adopted.

DIVIDENDS

  Subject to the discussion below, any dividend paid to a Non-United States Holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an applicable tax treaty, under current United States Treasury Regulations the Company ordinarily will presume that dividends paid to a holder with an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under such Regulations, dividends paid to a holder with an address within the United States generally will be presumed to be paid to a holder who is not a Non-United States Holder and will not be subject to the 30% withholding tax, unless the Company has actual knowledge that the holder is a Non-United States Holder.

  The Proposed Regulations would provide for certain presumptions (which differ from those described above) upon which the Company may generally rely to determine whether, in the absence of certain documentation, a holder should be treated as a Non-United States Holder for purposes of the 30% withholding tax described above. The presumptions would not apply for purposes of granting a reduced rate of withholding under a treaty. Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty a Non-United States Holder would generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-United States Holder's entitlement to benefits under a treaty. The Proposed Regulations also would provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-United States Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

  Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from withholding tax. However, such effectively connected dividends are subject to regular United States income tax in the same manner as if the

Non-United States Holder were a United States person for federal income tax purposes. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Internal Revenue Service Form 4224 (Exemption From Withholding of Tax on Income Effectively Connected With the Conduct of a Trade or Business in the United States) each year with the Company or its paying agent prior to the payment of the dividends for such year. The Proposed Regulations would replace Form 4224 with Form W-8. Effectively connected dividends received by a corporate Non-United States Holder may be subject to additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate Non-United States Holder's effectively connected earnings and profits, subject to certain adjustments.

  A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service ("IRS").

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain realized upon the sale or other disposition of Common Stock unless (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder; (ii) the Non-United States Holder is an individual who holds the Common Stock as a capital asset, is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs, and certain other conditions are met; or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and certain other conditions are met. The Company has determined that it is not and has never been, and the Company does not believe that it will become, a "United States real property holding corporation" for federal income tax purposes. Non-United States Holders should consult applicable tax treaties, which might result in United States federal income tax treatment on the sale or other disposition of Common Stock different than as described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

  Unless the Company has actual knowledge that a holder is a Non-United States Holder, dividends paid to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an "exempt recipient" as defined in Treasury Regulations (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company. Backup withholding will generally not apply to dividends paid to holders at an address outside the United States (unless the Company has knowledge that the holder is a United States person).

  Proceeds from the disposition of Common Stock by a Non-United States Holder effected by or through a United States office of a broker will be subject to information reporting and to backup withholding at a rate of 31% of the gross proceeds unless such Non-United States Holder certifies under penalties of perjury as to, among other things, its address and status as a Non-United States Holder or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-United States office of a broker. However, if such broker is, for United States federal income tax purposes, a United States person, a "controlled foreign corporation," or a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, information reporting (but not backup withholding) will apply unless (i) such broker has documentary evidence in its files that the holder is a Non-United States Holder and certain other conditions are met, or (ii) the holder otherwise establishes an exemption.

  The Proposed Regulations would, if adopted, alter the aforegoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions and other rules under which Non-United States Holders may be subject to backup withholding in the absence of required certifications and would modify the definition of an "exempt recipient" in the case of a corporation.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of United States income taxes, a refund may be obtained, provided the required documents are filed with the IRS.

ESTATE TAX

  An individual Non-United States Holder who is treated as the owner of Common Stock at the time of such individual's death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such Common Stock in such individual's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable tax treaty provides otherwise. For United States federal estate tax purposes, a "Non-United States Holder" is an individual who is neither a citizen nor a domiciliary of the United States. Whether an individual is considered a "domiciliary" of the United States for estate tax purposes is generally determined on the basis of all of the facts and circumstances.

                                 UNDERWRITERS

  Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, William Blair & Company, L.L.C. and Montgomery Securities are acting as U.S. Representatives, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, William Blair & Company, L.L.C. and Montgomery Securities are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                  NAME                                         NUMBER OF SHARES
                  ----                                         ----------------
      U.S. Underwriters:
        Morgan Stanley & Co. Incorporated.....................
        William Blair & Company, L.L.C........................
        Montgomery Securities.................................
                                                                  ---------
          Subtotal............................................    3,200,000
                                                                  ---------
      International Underwriters:
        Morgan Stanley & Co. International Limited............
        William Blair & Company, L.L.C........................
        Montgomery Securities.................................
                                                                  ---------
          Subtotal............................................      800,000
                                                                  ---------
            Total.............................................    4,000,000
                                                                  =========

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below), if any such shares are taken.

  Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

  Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United State dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the

United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales of Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $ a share under the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $ a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Selling Stockholder has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 600,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

  The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  The Company has applied to have the Common Stock approved for listing on The New York Stock Exchange under the symbol "LAP."

  Each of the Company and the directors, executive officers, the Selling Stockholder and the other stockholders of the Company have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for

Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or
(ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (a) the sale of shares to the Underwriters, (b) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (c) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares, (d) stock or stock option issuances by the Company pursuant to existing employee benefit plans, or (e) the distribution of shares of Common Stock by the Employee Partnerships to their respective partners; provided that any such partners agree to be bound by the foregoing limitations.

  At the request of the Company, the Underwriters have reserved for sale at the initial offering price, up to 200,000 shares offered hereby for directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. All purchasers of the shares of Common Stock reserved pursuant to this paragraph who are also directors or senior officers of the Company will be required to enter into agreements identical to those described in the immediately preceding paragraph restricting the transferability of such shares for a period of 180 days after the date of this Prospectus.

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  The Representatives perform investment banking services to the Company for which they receive customary compensation. An affiliate of Morgan Stanley & Co. Incorporated has retained the Company for investment advisory services on behalf of one of its clients. Such client pays customary fees to the Company for such services. Thomas C. Theobald, a director nominee of the Company, is an employee of William Blair & Company, L.L.C.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Selling Stockholder has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the U.S. Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, aggregate value-EBITDA ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom (Illinois) and for the Underwriters by Sidley & Austin, Chicago, Illinois. Skadden, Arps, Slate, Meagher & Flom (Illinois) and Sidley & Austin will rely upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

  The Combined Financial Statements of the Predecessor Partnerships as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996 and the balance sheet of LaSalle Partners Incorporated as of April 22, 1997 included in this Prospectus and Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

  The Combined Financial Statements of Galbreath as of December 31, 1996 and for the year then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, and the exhibits and schedules to the Registration Statement. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete, and reference is made to the copy of such agreement or other document filed as an exhibit or schedule to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith.

  After consummation of the Offering, the Company will be subject to the information and reporting requirements of the Exchange Act and, in accordance therewith will be required to file proxy statements, reports and other information with the Commission. The Registration Statement, as well as any such report, proxy statement and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Upon listing of the Common Stock on the New York Stock Exchange, Inc. (the "NYSE"), reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm accompanied by an opinion expressed by such independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information in each case prepared in accordance with GAAP.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
LaSalle Partners Limited Partnership and LaSalle Partners Management
 Limited Partnership
  Report of KPMG Peat Marwick LLP, Independent Auditors................... F-2
  Combined Balance Sheets as of December 31, 1995 and 1996, and
   (unaudited) as of March 31, 1997....................................... F-3
  Combined Statements of Earnings For the Years Ended December 31, 1994,
   1995 and 1996, and (unaudited) for the Three Months Ended March 31,
   1996 and 1997.......................................................... F-4
  Combined Statements of Partners' Capital (Deficit) For the Years Ended
   December 31, 1994, 1995 and 1996, and (unaudited) for the Three Months
   Ended March 31, 1997................................................... F-5
  Combined Statements of Cash Flows For the Years Ended December 31, 1994,
   1995 and 1996, and (unaudited) for the Three Months Ended March 31,
   1996 and 1997.......................................................... F-6
  Notes to Combined Financial Statements.................................. F-7
LaSalle Partners Incorporated
  Report of KPMG Peat Marwick LLP, Independent Auditors................... F-17
  Balance Sheet as of April 22, 1997...................................... F-18
  Notes to Balance Sheet.................................................. F-19
The Galbreath Company and Affiliates
  Report of Deloitte & Touche LLP, Independent Auditors................... F-20
  Combined Balance Sheets as of December 31, 1996, and (unaudited) as of
   March 31, 1997......................................................... F-21
  Combined Statements of Income and Owner's Equity for the Year Ended
   December 31, 1996, and (unaudited) for the Three Months Ended March 31,
   1996 and 1997.......................................................... F-22
  Combined Statements of Cash Flows for the Year Ended December 31, 1996,
   and (unaudited) for the Three Months Ended March 31, 1996 and 1997..... F-23
  Notes to Combined Financial Statements.................................. F-24

                         INDEPENDENT AUDITORS' REPORT

The Partners
LaSalle Partners Limited Partnership
LaSalle Partners Management Limited Partnership:

  We have audited the accompanying combined balance sheets of LaSalle Partners Limited Partnership and subsidiaries and LaSalle Partners Management Limited Partnership and subsidiaries as of December 31, 1995 and 1996, and the related combined statements of earnings, partners' capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the general partners of the Partnerships. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of LaSalle Partners Limited Partnership and subsidiaries and LaSalle Partners Management Limited Partnership and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
March 21, 1997
except as to note 12
which is as of April 22, 1997

                     LA SALLE PARTNERS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                    DECEMBER 31,
                                                  ------------------   MARCH 31,
                     ASSETS                         1995      1996       1997
                     ------                       --------  --------  -----------
                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents.....................  $  8,322  $  7,207   $  8,094
  Trade receivables, net of allowances..........    71,677    87,283     52,052
  Other receivables.............................     2,035     3,005      4,116
  Prepaid expenses..............................     1,016     1,228      1,115
                                                  --------  --------   --------
    Total current assets........................    83,050    98,723     65,377
Property and equipment, at cost, less
 accumulated depreciation of $22,900, $23,310
 and $24,295 in 1995, 1996 and 1997,
 respectively (note 2)..........................    10,132    14,549     14,409
Intangibles resulting from business acquisitions
 (note 3).......................................     8,351    23,735     22,647
Investments in real estate ventures (note 6)....     7,386    13,687     15,752
Long-term receivables, net of allowances........     5,296     5,052      4,878
Other assets, net...............................       786       868      1,012
                                                  --------  --------   --------
                                                  $115,001  $156,614   $124,075
                                                  ========  ========   ========
       LIABILITIES AND PARTNERS' CAPITAL
       ---------------------------------
Current liabilities:
  Accounts payable and accrued liabilities......  $ 31,160  $ 34,228   $ 19,059
  Accrued compensation (note 9).................    24,872    26,016      6,143
  Borrowings under short-term credit facility
   (note 7).....................................       --      6,500     16,800
  Current maturities of long-term debt (note 7).     1,308     9,064      9,332
                                                  --------  --------   --------
    Total current liabilities...................    57,340    75,808     51,334
Long-term debt (note 7):
  Subordinated loans, less current maturities...    37,213    34,106     34,106
  Long-term credit facility, less current
   maturities...................................     3,592    21,445     22,977
                                                  --------  --------   --------
    Total long-term debt........................    40,805    55,551     57,083
Other long-term liabilities.....................     1,859     1,008      1,008
Commitments and contingencies (notes 4, 6, 8 and
 11)
                                                  --------  --------   --------
    Total liabilities...........................   100,004   132,367    109,425
Partners' capital:
  General partners..............................   (49,627)  (45,097)   (50,161)
  Limited partners..............................    64,624    68,245     64,195
  Effect of cumulative translation adjustments .       --      1,099        616
                                                  --------  --------   --------
    Total partners' capital.....................    14,997    24,247     14,650
                                                  --------  --------   --------
                                                  $115,001  $156,614   $124,075
                                                  ========  ========   ========

            See accompanying notes to combined financial statements.

                     LA SALLE PARTNERS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                        COMBINED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                                                                THREE MONTHS
                                     YEARS ENDED DECEMBER 31,  ENDED MARCH 31,
                                    -------------------------- ----------------
                                      1994     1995     1996    1996     1997
                                    -------- -------- -------- -------  -------
                                                                 (UNAUDITED)
Revenue:
  Fee based services (note 5).....  $123,243 $146,282 $170,709 $26,734  $34,244
  Equity in earnings from
   unconsolidated ventures (note
   6).............................     1,024    3,130    3,220      89    1,394
  Construction operations, net
   (note 4).......................     1,284    1,358    1,271     311      205
  Other income....................     1,367    1,057      767     151      176
                                    -------- -------- -------- -------  -------
    Total revenue.................   126,918  151,827  175,967  27,285   36,019
Operating expenses:
  Compensation and benefits (note
   9).............................    78,108   91,183  104,673  23,327   27,217
  Other operating and
   administrative.................    27,944   36,288   38,977   8,052   10,300
  Depreciation and amortization
   (note 2).......................     2,851    4,240    5,416   1,111    1,774
                                    -------- -------- -------- -------  -------
    Total operating expenses......   108,903  131,711  149,066  32,490   39,291
                                    -------- -------- -------- -------  -------
  Operating income (loss).........    18,015   20,116   26,901  (5,205)  (3,272)
Interest expense (note 7).........     5,159    3,806    5,730     937    1,695
                                    -------- -------- -------- -------  -------
  Earnings (loss) before provision
   for income taxes...............    12,856   16,310   21,171  (6,142)  (4,967)
Net provision (benefit) for income
 taxes (note 2)...................       554      505    1,207    (350)    (248)
                                    -------- -------- -------- -------  -------
Net earnings (loss)...............  $ 12,302 $ 15,805 $ 19,964 $(5,792) $(4,719)
                                    ======== ======== ======== =======  =======
Net earnings (loss) attributable
 to:
  General partners................  $  8,400 $  8,782 $ 11,093 $(3,219) $(2,622)
  Limited partners................     3,902    7,023    8,871  (2,573)  (2,097)
                                    -------- -------- -------- -------  -------
Net earnings (loss)...............  $ 12,302 $ 15,805 $ 19,964 $(5,792) $(4,719)
                                    ======== ======== ======== =======  =======


            See accompanying notes to combined financial statements.

                     LA SALLE PARTNERS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

               COMBINED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                                 (IN THOUSANDS)

                                             GENERAL   LIMITED
                                             PARTNERS  PARTNERS OTHER   TOTAL
                                             --------  -------- -----  --------
Partners' capital (deficit), January 1,
 1994......................................  $(50,356)  35,067    --   $(15,289)
  Net earnings.............................     8,400    3,902    --     12,302
  Distributions............................    (7,614)  (3,348)   --    (10,962)
  Assets, net of liabilities contributed by
   limited partners........................       --    13,000    --     13,000
  Limited partners' cash contributions.....       --    14,106    --     14,106
                                             --------   ------  -----  --------
    Total contributions....................       --    27,106    --     27,106
                                             --------   ------  -----  --------
Partners' capital (deficit), December 31,
 1994......................................   (49,570)  62,727    --     13,157
  Net earnings.............................     8,782    7,023    --     15,805
  Distributions............................    (8,839)  (5,126)   --    (13,965)
                                             --------   ------  -----  --------
Partners' capital (deficit), December 31,
 1995......................................   (49,627)  64,624    --     14,997
  Net earnings.............................    11,093    8,871    --     19,964
  Distributions............................    (6,563)  (5,250)   --    (11,813)
  Effect of cumulative translation
   adjustments.............................       --       --   1,099     1,099
                                             --------   ------  -----  --------
Partners' capital (deficit), December 31,
 1996......................................  $(45,097)  68,245  1,099  $ 24,247
  Net earnings (loss) (unaudited)..........    (2,622)  (2,097)   --     (4,719)
  Distributions (unaudited)................    (2,442)  (1,953)   --     (4,395)
  Effect of cumulative translation
   adjustments (unaudited).................       --       --    (483)     (483)
                                             --------   ------  -----  --------
Partners' capital (deficit), March 31, 1997
 (unaudited)...............................  $(50,161)  64,195    616  $ 14,650
                                             ========   ======  =====  ========


            See accompanying notes to combined financial statements.

                     LA SALLE PARTNERS LIMITED PARTNERSHIP
                               AND SUBSIDIARIES

               LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP
                               AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                              THREE MONTHS
                               YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                              ----------------------------  ------------------
                                1994      1995      1996      1996      1997
                              --------  --------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
 Net earnings (loss)......... $ 12,302  $ 15,805  $ 19,964  $ (5,792) $ (4,719)
 Reconciliation of net
  earnings (loss) to net
  cash provided by operating
  activities:
   Depreciation and
    amortization.............    2,851     4,240     5,416     1,111     1,774
   Equity in earnings and
    gain on sale from
    unconsolidated ventures
    (note 6).................   (1,349)   (3,130)   (3,220)      (89)   (1,394)
   Provision for loss on
    receivables and other
    assets...................      247     2,732       986         3     1,140
   Operating distributions
    from unconsolidated
    ventures.................      398     1,078     3,571       629       386
 Changes in:
   Receivables...............    2,634    (9,699)  (17,234)   22,477    33,123
   Prepaid expenses and other
    assets...................     (312)      172        37        90        15
   Accounts payable, accrued
    liabilities and accrued
    compensation.............    7,857     2,355     4,444   (31,150)  (35,003)
                              --------  --------  --------  --------  --------
     Net cash provided by
      (used in) operating
      activities.............   24,628    13,553    13,964   (12,721)   (4,678)
Cash flows provided by (used
 in) investing activities:
 Net capital additions--
  property and equipment.....   (2,218)   (5,055)  (10,790)   (5,113)     (981)
 Acquisition of CIN (note
  3).........................      --        --    (15,700)      --        --
 Investments in real estate
  ventures:
   Capital contributions and
    advances to real estate
    ventures.................   (9,435)   (1,941)   (9,270)   (1,065)   (2,206)
   Distributions, repayments
    of advances and sale of
    investments..............    6,768     1,290     3,282       211     1,149
                              --------  --------  --------  --------  --------
     Net cash used in
      investing activities ..   (4,885)   (5,706)  (32,478)   (5,967)   (2,038)
Cash flows provided by (used
 in) financing activities:
 Net borrowings under credit
  facility...................   (2,000)    1,600    29,002    18,000    12,100
 Payment of subordinated
  notes payable..............  (14,106)      --        --        --        --
 Distributions to partners...  (10,962)  (13,965)  (11,813)   (3,079)   (4,395)
 Contributions from
  partners...................   15,040       --        --        --        --
                              --------  --------  --------  --------  --------
     Net cash provided by
      (used in) financing
      activities.............  (12,028)  (12,365)   17,189    14,921     7,705
 Effects of foreign currency
  translation on cash
  balances...................      --        --        210       --       (102)
                              --------  --------  --------  --------  --------
 Net increase (decrease) in
  cash and cash equivalents..    7,715    (4,518)   (1,115)   (3,767)      887
 Cash and cash equivalents,
  January 1..................    5,125    12,840     8,322     8,322     7,207
                              --------  --------  --------  --------  --------
 Cash and cash equivalents,
  December 31................ $ 12,840  $  8,322  $  7,207  $  4,555  $  8,094
                              ========  ========  ========  ========  ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (UNAUDITED WITH RESPECT TO INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997):

  Combined interest paid was $5,217, $3,798 and $5,191 for the years ended December 31, 1994, 1995 and 1996, respectively, and $12 and $773 for the three months ended March 31, 1996 and 1997, respectively.


           See accompanying notes to combined financial statements.

            LA SALLE PARTNERS LIMITED PARTNERSHIP AND SUBSIDIARIES

       LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP AND SUBSIDIARIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                (IN THOUSANDS)

                       (UNAUDITED AS TO INTERIM PERIODS)

(1) ORGANIZATION

  LaSalle Partners Limited Partnership ("LPL") and LaSalle Partners Management Limited Partnership ("LPML"), two Delaware limited partnerships (collectively, the "Partnerships"), were formed on June 29, 1988 to provide real estate services to clients including leasing, brokerage, construction and development management, real property asset management and real estate investment advice. Prior to June 29, 1988, these real estate services were provided by the general partners of the Partnerships, DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership (collectively "DEL"), respectively. Previous to January 23, 1995, LPML transacted business under the name of LaSalle Partners Asset Management Limited.

  Prior to November 30, 1994, the sole limited partners of LPL and LPML were DSA-LSPL, Inc. and DSA-LSAM, Inc. (collectively "DSA"), respectively. On that date, the Partnerships admitted Alex. Brown Kleinwort Benson Realty Advisors Corporation ("ABKB") as an additional limited partner (note 3). Effective March 31, 1995, ABKB changed its name to KB-LPL, Inc. DEL, DSA and KB-LPL, Inc. had ownership interests of 55.6%, 24.4% and 20.0%, respectively, at December 31, 1995 and 1996.

  In August 1995, Dresdner Bank AG ("Dresdner") purchased the parent company of KB-LPL, Inc. As a result of bank regulatory requirements, Dresdner was required to sell its interests in the Partnerships. Pursuant to an agreement reached with Dresdner in May, 1996, DEL re-purchased KB-LPL, Inc.'s ownership in the Partnerships during the first quarter of 1997.

  Under the provisions of the partnership agreements, LPL and LPML partnership interests are paired on a one-for-one basis and may only be purchased or sold in tandem. Partnership interests in DEL are also paired on a one-for-one basis. Further, the partnership agreements provide for changes in ownership interests. DEL has the right to increase their ownership interest by making additional capital contributions to the Partnerships. Such additional capital would be used by the Partnerships to repay subordinated notes payable, including Class A and Class B notes, to DSA (note 7). If DEL does not exercise their right, DSA has the right to convert any unpaid principal on the subordinated notes into an additional capital contribution thus increasing their ownership interests (note 7). Provisions in the partnership agreements provide for the repayment of the Class A notes payable to DSA to be made directly by the Partnerships.

  The Partnerships' net cash flow, after appropriate reserves, is generally distributed to the partners in accordance with their ownership interests. The partnership agreements permit distributions during each year to the partners in connection with estimated federal income tax payments owed by the partners. Net profits and losses of the Partnerships are generally allocated to the partners in accordance with their ownership interests in effect during each year.

  The Partnerships expect to be subject to a reorganization as part of the Incorporation Transactions of LaSalle Partners Incorporated ("LPI"). Due to the existence of a paired share arrangement between LPL and LPML and between the DEL partnerships, as well as the existence of identical ownership before and after the Incorporation Transactions, such transactions are expected to be accounted for in a manner similar to the accounting used for a pooling of interests. Thus, LPI's financial statements will include the financial position and results of operations of the Partnerships at their historical cost basis.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination and Consolidation

  Due to the existence of a paired share arrangement between LPL and LPML, the financial position and results of operations of the Partnerships have been presented on a combined basis. The combined financial

            LA SALLE PARTNERS LIMITED PARTNERSHIP AND SUBSIDIARIES

       LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP AND SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

statements include the accounts of the Partnerships and their majority owned and controlled partnerships and subsidiaries. All material intercompany transactions between the Partnerships and their subsidiaries have been eliminated in consolidation and combination.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Held for Others

  The Partnerships control certain cash and cash equivalents as agents for their investment and property management clients. Such amounts, which total $198,821 and $338,504 at December 31, 1995 and 1996, respectively, are not included in the accompanying Combined Balance Sheets.

 Statement of Cash Flows

  Cash and cash equivalents include demand deposits and investments in U.S. Treasury instruments (generally held available for sale) with maturities of three months or less. The combined carrying value of such investments of $5,979 and $1,000 approximates their market value at December 31, 1995 and 1996, respectively.

 Impairment of Long-Lived Assets

  The Partnerships adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121 Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles are to be reviewed for impairment whenever events or change in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 did not have a material impact on the Partnerships' financial position, results of operations, or liquidity.

 Investments in Real Estate Ventures

  The Partnerships have limited and general partner interests in various real estate ventures with interests ranging from less than 1% to 49.5% which are accounted for using the equity method (note 6).

  The Partnerships also have nominal limited and general partner interests in certain real estate ventures for which no significant capital will be contributed. These investments, which represent ownership interests of up to 2%, are accounted for under the cost method.

 Intangibles Resulting from Business Acquisitions

  The Partnerships periodically evaluate the recoverability of the carrying amount of intangibles resulting from business acquisitions by assessing whether any impairment indications are present, including substantial

            LA SALLE PARTNERS LIMITED PARTNERSHIP AND SUBSIDIARIES

       LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP AND SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

recurring operating deficits or significant adverse changes in legal or economic factors that affect the businesses acquired. If such analysis indicates impairment, the intangible asset would be adjusted in the period such changes occurred based on its estimated fair value, which is derived from expected cash flow of the businesses.

 Fair Value of Financial Instruments

  The Partnerships' financial instruments include cash and cash equivalents, receivables, accounts payable and notes payable. The estimated fair value of cash and cash equivalents, receivables and payables approximate their carrying amounts due to the short maturity of these instruments. The estimated fair value of the Partnership's credit facilities approximates their carrying value due to their variable interest rate terms. The estimated fair value of the Partnership's subordinated loans approximates their carrying value due to the anticipated retirement of the loans at their carrying value in connection with LPI's initial public offering.

 Foreign Currency Translation

  The financial statements of subsidiaries outside the United States, except those subsidiaries located in highly inflationary economies, are generally measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included as a separate component of partners' capital. Income and expense are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings. For subsidiaries operating in highly inflationary economies, gains and losses from balance sheet translation adjustments are included in net earnings.

 Revenue Recognition

  Advisory and management fees are recognized in the period in which the services are performed. Transaction commissions are recorded as income at the time the related services are provided unless significant future contingencies exist. Construction and Development Management fees are generally recognized as billed, which approximates the percentage of completion method of accounting. Fees recognized in the current period that are expected to be received beyond one year have been discounted to the present value of future payments.

 Depreciation

  Depreciation and amortization is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets. Furniture totaling $12,109 and $14,400 at December 31, 1995 and 1996, respectively, is depreciated over seven years. Computer equipment and software totaling $12,023 and $13,862 at December 31, 1995 and 1996, respectively, are depreciated over three years. Leasehold improvements totaling $8,900 and $9,597 at December 31, 1995 and 1996, respectively, are amortized over the lease periods ranging from one to 10 years.

 Income Tax Provision

  Included in the accompanying Combined Statements of Earnings is a federal and state income tax provision for wholly-owned corporate subsidiaries and a state tax provision for certain states which require partnerships to pay income taxes. No other provision for income taxes has been made as any liability for such taxes would be that of the respective partners.

            LA SALLE PARTNERS LIMITED PARTNERSHIP AND SUBSIDIARIES

       LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP AND SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Interim Information

  The combined financial statements as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the combined financial statements for these interim periods have been included. The results for the interim period ended March 31, 1997 are not necessarily indicative of the results to be obtained for the full fiscal year.

 Reclassifications

  Certain 1994 and 1995 amounts have been reclassified to conform to the 1996 presentation.

(3) ACQUISITIONS

  On October 17, 1996, subsidiaries of the Partnerships acquired all of the common stock of CIN Property Management Limited, a London, England investment and property management private limited liability company, for $15,709 including transaction expenses. The name of the entity was immediately changed to CIN LaSalle Advisors Capital Management Limited ("CIN"). The acquisition was accounted for as a purchase and accordingly, operating results of this business subsequent to the date of acquisition are included in the accompanying Combined Statements of Earnings. The excess purchase price over the fair value of the identifiable assets and liabilities acquired was $15,700, of which $4,710 was allocated to advisory contracts which are being amortized on a straight-line basis over 5 years and $10,990 was allocated to goodwill which is being amortized on a straight-line basis over a period of 20 years based on the Partnerships' estimate of useful lives. The effect of the year end translation adjustment (note 2) increased the recorded amount of goodwill by $960. Intangibles resulting from business acquisitions in the accompanying Combined Balance Sheets includes $16,320 at December 31, 1996 related to the CIN acquisition.

  On November 30, 1994, ABKB contributed all of its net assets valued at $13,000 (including cash of $934) to the Partnerships. This transaction, in combination with ABKB's purchase of partnership units from an affiliate of DEL, resulted in ABKB acquiring a 20% limited partner interest (note 1). The asset contribution transaction was accounted for using the purchase method of accounting. Accordingly, the Partnerships allocated the purchase price to the identifiable assets and liabilities acquired based on their estimated fair values with the excess being allocated to advisory contracts. The excess value of $9,361 is being amortized on a straight-line basis over a period of 10 years. Intangibles resulting from business acquisitions in the accompanying Combined Balance Sheets include $8,351 and $7,415 at December 31, 1995 and 1996, respectively, related to the ABKB acquisition. The results of the acquired business subsequent to November 30, 1994 have been included in the accompanying Combined Statements of Earnings.

  The pro forma results of such acquisitions are not material to the Partnerships' combined financial statements.

(4) DISPOSITIONS

  Effective December 31, 1996, the Partnerships sold its construction management business and certain related assets to a former member of management for a $9.1 million note. The note, which is secured by the current and future assets of the business, is due December 31, 2006 and bears interest at rates of 6.8% to 10%, with interest payments due annually. Principal payments are also due annually beginning January 1998 as defined.

            LA SALLE PARTNERS LIMITED PARTNERSHIP AND SUBSIDIARIES

       LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP AND SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Under the terms of the Asset Purchase Agreement, the Partnerships have agreed to provide certain administrative and financial services, at cost, beginning January 1997 and may provide certain financial assistance if necessary.

  For financial reporting purposes, the Partnerships have not treated the transaction as a divestiture. As such, the net assets sold as part of the transaction aggregating $68 at December 31, 1996 have been included in other assets in the accompanying Combined Balance Sheets. The results of operations of the construction management business will be accounted for similar to the equity method of accounting. As such, principal and interest to be received under the note will be treated as a reduction of such net assets and as a reserve, if necessary, for any anticipated financial exposure under the terms of the Asset Purchase Agreement with the remainder recognized as income.

  The revenue related to the construction business sold for the years ended December 31, 1994, 1995 and 1996 totaled $4,858, $4,977 and $5,678, respectively. For financial statement presentation purposes these revenues have been presented net of related expenses totaling $3,574, $3,619 and $4,407, respectively, in the accompanying Combined Statements of Earnings.

  The Partnerships pay subcontractors for expenses incurred on behalf of construction management clients for which they are reimbursed monthly. Included in trade receivables in the accompanying Combined Balance Sheets are amounts due from clients totaling $15,281 and $21,757, respectively, related to construction fee and reimbursable receivables at December 31, 1995 and 1996, respectively. Corresponding liabilities related to amounts payable to subcontractors are included in accounts payable and accrued liabilities in the accompanying Combined Balance Sheets totaling $17,926 and $20,109 at December 31, 1995 and 1996, respectively. In accordance with the Asset Purchase Agreement, any trade receivables, net of related payables to subcontractors, which are uncollected at April 30, 1997 will be reimbursed to the Partnerships by the purchaser.

(5) BUSINESS SEGMENTS

  The Partnerships' operations have been classified into three business segments: Management Services, Corporate and Financial Services and Investment Management. The Management Services segment provides three primary service capabilities: (i) property management and leasing for property owners, (ii) facility management for properties occupied by corporate owners and users; and
(iii) development management for both investors and real estate users seeking to develop new buildings or renovate existing facilities. The Corporate and Financial Services segment provides transaction and advisory services through three primary service capabilities, including: (i) tenant representation for corporations and professional services firms; (ii) investment banking services to address the financing, acquisition and disposition needs of real estate owners; and (iii) land acquisition and development services for owners, users and developers of land. The Investment Management segment provides real estate investment management services to institutional investors, corporations and high net worth individuals.

  Total revenue by industry segment includes revenue derived from services provided to other segments. Operating income represent total revenue less direct and indirect allocable expenses. The Partnerships allocate all expenses, other than interest and income taxes, as substantially all expenses incurred benefit one or more of the segments. Identifiable assets by segment are those assets that are used by or are a result of each segments' business. Corporate assets are principally cash and cash equivalents, office furniture and leasehold improvements.

            LA SALLE PARTNERS LIMITED PARTNERSHIP AND SUBSIDIARIES

       LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP AND SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Summarized financial information by business segment for 1994, 1995 and 1996 is as follows:

                                                         1994    1995    1996
                                                        ------- ------- -------
MANAGEMENT SERVICES:
Revenue................................................ $52,457 $61,782 $71,669
Intersegment revenue...................................     160   1,370     200
                                                        ------- ------- -------
    Total Revenue...................................... $52,617 $63,152 $71,869
                                                        ======= ======= =======
Operating income....................................... $ 5,274 $11,091 $10,732
                                                        ======= ======= =======
Depreciation and amortization.......................... $ 1,076 $ 1,202 $ 1,651
Identifiable assets....................................          21,193  20,154
CORPORATE AND FINANCIAL SERVICES:
Revenue................................................ $35,084 $37,303 $45,706
Intersegment revenue...................................     --      --    1,000
                                                        ------- ------- -------
    Total Revenue...................................... $35,084 $37,303 $46,706
                                                        ======= ======= =======
Operating income....................................... $ 6,776 $ 7,809 $10,820
                                                        ======= ======= =======
Depreciation and amortization.......................... $   845 $   890 $ 1,055
Identifiable assets....................................          37,977  46,292
INVESTMENT MANAGEMENT:
Revenue................................................ $39,377 $52,742 $58,592
Intersegment revenue...................................     --      --      --
                                                        ------- ------- -------
    Total Revenue...................................... $39,377 $52,742 $58,592
                                                        ======= ======= =======
Operating income....................................... $ 5,965 $ 1,216 $ 5,349
                                                        ======= ======= =======
Depreciation and amortization.......................... $   930 $ 2,148 $ 2,710
Identifiable assets....................................          26,898  53,337

  The Partnerships maintain operations and provide services outside of the United States. International revenue aggregated $4,311, $5,164 and $7,676 in 1994, 1995 and 1996, respectively. Identifiable assets of such operations aggregated $5,827 and $26,702 at December 31, 1995 and 1996, respectively.

(6) INVESTMENTS IN REAL ESTATE VENTURES


  The Partnerships have invested in certain real estate ventures which own and operate commercial real estate. These investments include noncontrolling general and limited partnership ownership interests ranging from less than 1% to 49.5% of the respective ventures. The Partnerships have made initial capital contributions to the ventures. The Partnerships have remaining commitments to certain ventures for additional capital contributions of approximately $2,300 as of December 31, 1996. Substantially all venture interests are held by corporate subsidiaries of the Partnerships. Accordingly, the Partnerships' exposure to liabilities and losses of the ventures is limited to its initial and remaining commitments.

  Such investments have been accounted for under the equity method of accounting in the accompanying combined financial statements. As such, the Partnerships recognize their share of the underlying profits and losses

            LA SALLE PARTNERS LIMITED PARTNERSHIP AND SUBSIDIARIES

       LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP AND SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

of the ventures as revenue in the accompanying Combined Statements of Earnings. The Partnerships generally are entitled to operating distributions in accordance with their respective ownership interests.

  Summarized combined financial information for the unconsolidated ventures is presented below:

                                                      1994     1995      1996
                                                    -------- -------- ----------
Balance Sheet:
  Investments in real estate.......................          $759,714 $1,043,074
  Total assets.....................................          $871,335 $1,167,413
                                                             ======== ==========
  Mortgage indebtedness............................           376,151     67,971
  Total liabilities................................          $439,309 $  617,635
                                                             ======== ==========
  Total equity.....................................          $432,026 $  549,778
                                                             ======== ==========
Investments in unconsolidated ventures.............          $  6,302 $   12,562
                                                             ======== ==========
Statements of Operations:
  Revenues......................................... $119,664 $187,720 $  212,048
  Net earnings..................................... $ 13,235 $ 31,783 $   35,333
                                                    ======== ======== ==========
Equity in earnings from unconsolidated ventures.... $  1,024 $  3,130 $    3,220
                                                    ======== ======== ==========

  The Partnerships also have investments which are accounted for using the cost method which totaled $1,084 and $1,125 at December 31, 1995 and 1996, respectively (note 2). Certain of the Partnerships' capital contributions to the ventures are represented by notes payable which totaled $515 and $1,008 at December 31, 1995 and 1996, respectively. Such notes are generally interest bearing and mature in 2000.

(7) DEBT

 Credit Facilities

  In September 1996, the Partnerships replaced their $30 million revolving line of credit ($4,900 outstanding at December 31, 1995), due annually on April 30, with a $70 million credit agreement, terminating on September 6, 1999. The agreement consists of a short-term and long-term facility totaling $30 million and $40 million, respectively. The credit agreement is secured by certain of the Partnerships' receivables, fixed assets and investments in ventures. The Partnerships must maintain a certain level of combined net worth, earnings before interest, taxes, depreciation and amortization, and are prohibited, without the lenders' prior approval, from incurring certain indebtedness (including certain levels of indebtedness in connection with co-investments), guaranteeing certain obligations, or disposing of a significant portion of their assets. The facilities bear variable rates of interest based on market rates.

  The short-term facility is a revolving line of credit which must be paid down annually for a 30 consecutive day period and is restricted as to use for general business purposes. Amounts outstanding on the short-term facility at December 31, 1996 aggregated $6,500.

  The long-term facility is limited in use to fund investments in real estate ventures, business acquisitions and certain capital expenditures, subject to lender approval. Principal payments on borrowings under the long-term facility are payable annually on June 15 for amounts outstanding as of March 31 based on a defined amortization schedule. Principal payments made on June 15 of each year increase the available balance on the facility from which to borrow. Amounts outstanding on the long-term facility at December 31, 1996 aggregated $27,402.

            LA SALLE PARTNERS LIMITED PARTNERSHIP AND SUBSIDIARIES

       LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP AND SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Subordinated Loans

  Subordinated loans consist of Class A and Class B unsecured notes payable to DSA. The amounts outstanding on the Class A and Class B notes were $37,213 at December 31, 1995 and 1996. Interest is payable annually on December 31 at a rate of 10%.

  Aggregate principal payments related to long-term debt due in each of the next five years ending December 31 are as follows:

                                                    CREDIT
                                                   FACILITY SUBORDINATED  TOTAL
                                                   -------- ------------ -------
      1997........................................ $ 5,957    $ 3,107    $ 9,064
      1998........................................   5,617      3,106      8,723
      1999........................................   5,192      3,100      8,292
      2000........................................   5,107      3,100      8,207
      2001........................................   3,843      3,100      6,943
      Thereafter..................................   1,686     21,700     23,386
                                                   -------    -------    -------
                                                   $27,402    $37,213    $64,615
                                                   =======    =======    =======

  The credit facility is subject to renewal in September 1999. In the event the lender does not renew the credit facility, all amounts outstanding will be due on that date. The above payment table assumes the facility will be renewed.

(8) LEASES

  The Partnerships lease office space in various buildings for its own use with remaining lease terms ranging from one to ten years. The terms of these operating leases provide for the Partnerships to pay base rent and a share of increases in operating expenses and real estate taxes in excess of defined amounts.

  Minimum future lease payments (i.e., base rent) due in each of the next five years ending December 31 are as follows:

                                                      AMOUNT
                                                     --------
           1997..................................... $  3,940
           1998.....................................    3,384
           1999.....................................    3,308
           2000.....................................    3,203
           2001.....................................    2,964
           Thereafter...............................   11,866
                                                     --------
                                                     $ 28,665
                                                     ========

  Rent expense was $4,825, $5,597 and $6,117 during 1994, 1995 and 1996, respectively. Of these amounts, $2,726, $2,560 and $218 were paid to affiliates during 1994, 1995 and 1996, respectively.

  In anticipation of the expiration of one of its leases on July 31, 1997, the Partnerships executed a lease to relocate its corporate headquarters in February 1996. The present value of the net lease obligation from the date of the move through the end of the current lease term was accrued during 1994 when the Partnerships committed to the relocation plan. Such accrual, aggregating $3,503, is being amortized as paid over the remaining lease term. The lease payments related to this period have not been included in the schedule of minimum future lease payments.

            LA SALLE PARTNERS LIMITED PARTNERSHIP AND SUBSIDIARIES

       LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP AND SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)


(9) COMPENSATION AND EMPLOYEE BENEFITS

 Compensation

  Compensation for all professional employees consists of a combination of a salary and target bonus, which is established on an individual basis at the beginning of the employees' compensation year. Actual bonuses are based on individuals meeting stated objectives and other subjective criteria. These amounts may vary in a year when the operating results of the Partnerships are significantly above or below the year's business plan. Prior to 1996, the general partners of DEL shared in a compensation pool which was calculated as a percentage of net earnings before interest expense on the subordinated notes of the Partnerships, amortization of intangible assets and other adjustments as defined in the partnership agreements. Effective January 1, 1996, those individuals are compensated consistent with the compensation program for all professional employees of the Partnerships.

  Effective January 1, 1996, the Partnerships implemented an Employee Ownership Program ("Program") which allows employees meeting certain criteria to receive a portion of their compensation in ownership interests in DEL. The Partnerships are required to reimburse DEL for the value of such ownership interests.

  The accompanying Combined Statements of Earnings for the years ended December 31, 1994, 1995 and 1996 include bonus expense of $18,184, $19,419 and $26,683, respectively, of which $4,584 related to the Program in 1996.

 Retirement Plan

  The Partnerships have a qualified profit sharing plan which incorporates IRC
Section 401(k) for their eligible employees. Contributions under the qualified profit sharing plan are made via a combination of employer match and an annual contribution on behalf of eligible employees. Included in the accompanying Combined Statements of Earnings for the years ended December 31, 1994, 1995 and 1996 are contributions of $598, $689 and $1,009, respectively.

  Related trust assets of the Plan are managed by trustees and are excluded from the accompanying combined financial statements.

(10) TRANSACTIONS WITH AFFILIATES

  Certain partners of DEL have an ownership interest in Diverse Real Estate Holdings Limited Partnership ("Diverse"). Diverse has an ownership interest in and operates investment assets, primarily as the managing general partner of real estate ventures. Included in the accompanying Combined Balance Sheets is a long term receivable, net of allowance, from Diverse totaling $3,413 and $2,413 at December 31, 1995 and 1996, respectively. A provision for the estimated uncollectible portion of the receivable was recorded in the amount of $1,900 and is included in the accompanying Combined Statements of Earnings for 1995.

  Certain officers of the Partnerships are trustees for real estate funds which were organized by a subsidiary. The Partnerships earn advisory and management fees for services rendered to the funds. Included in the accompanying combined financial statements are revenues of $15,084, $10,502 and $11,635 for 1994, 1995 and 1996, respectively, as well as receivables of $1,247 and $1,793 at December 31, 1995 and 1996, respectively, related to such services.

  The Partnerships also earn fees and commissions for services rendered to other affiliates. These affiliates include DSA and its affiliates, real estate ventures in which the Partnerships have an equity interest, and ventures

            LA SALLE PARTNERS LIMITED PARTNERSHIP AND SUBSIDIARIES

       LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP AND SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

in which Diverse has an ownership interest. Included in the accompanying combined financial statements are fees and commission revenues from such affiliates of $16,189, $17,310 and $17,537 for 1994, 1995 and 1996,
respectively, as well as receivables for reimbursable expenses, fees and commissions as of December 31, 1995 and 1996 of $10,182 and $5,245, respectively.

  In accordance with the partnership agreements, the Partnerships provide certain administrative services to DEL for which they are not reimbursed.

(11) COMMITMENTS AND CONTINGENCIES

  The Partnerships are defendants in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Most of these litigation matters are covered by insurance. In the opinion of management, the ultimate resolution of such litigation matters will not have a material adverse effect on the financial position, results of operation or liquidity of the Company.

(12) SUBSEQUENT EVENT

  On April 22, 1997, The Galbreath Company, a property management, facility management and development management company, merged with the Partnerships.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
LaSalle Partners Incorporated:

  We have audited the accompanying balance sheet of LaSalle Partners Incorporated as of April 22, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of LaSalle Partners Incorporated as of April 22, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
April 22, 1997

                         LASALLE PARTNERS INCORPORATED

                                 BALANCE SHEET

                                 APRIL 22, 1997

ASSETS
------
Cash..................................................................... $ 100
                                                                          =====
STOCKHOLDER'S EQUITY
--------------------
Stockholder's equity:
  Common Stock, $.01 par value; 10,000,000 shares authorized; 10 shares issued and outstanding................................................ $ --
  Additional paid-in capital.............................................   100
                                                                          -----
    Total stockholder's equity........................................... $ 100
                                                                          =====



                    See accompanying notes to Balance Sheet

                         LASALLE PARTNERS INCORPORATED

                            NOTES TO BALANCE SHEET

                                APRIL 22, 1997

(1) ORGANIZATION

  LaSalle Partners Incorporated was incorporated under the General Corporation Laws of Maryland on April 15, 1997. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value per share. The Company expects to amend its Articles of Incorporation to authorize capital stock of the Company consisting of 100,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of Preferred Stock, $.01 par value per share. Each outstanding share of Common Stock will entitle the holder to one vote for each share on all matters voted on by stockholders, including the election of Directors.

  In the event the Offering is not completed, offering costs incurred will be borne by LaSalle Partners Limited Partnership and subsidiaries and LaSalle Partners Management Limited Partnership and subsidiaries on behalf of the Company.

(2) SUBSEQUENT EVENTS (UNAUDITED)

  The Company expects to issue additional shares of Common Stock in the Company through a public offering (the "Offering"). Immediately prior to the closing of the Offering, pursuant to agreements among the partners, each of the general and limited partners of the Predecessor Partnerships will exchange all of their respective general and limited partnership interests (the "Partnership Interests Exchange") in the Predecessor Partnerships for an aggregate of 12,200,000 shares of Common Stock. The Company will cause the Predecessor Partnerships to contribute, among other things, substantially all of their respective assets and liabilities (the "Asset Contributions") relating to: (i) the management services group to LaSalle Partners Management Services ("LPMS"); (ii) the corporate and financial services group to LaSalle Partners Corporate & Financial Services ("LPCFS"); and (iii) the investment management group to LaSalle Advisors Capital Management, Inc. ("LACM"). Following the Partnership Interests Exchange and the Asset Contributions, the Company will operate as a holding company with the business and operations of the Predecessor Partnerships being conducted through LPMS, LPCFS, LACM and LaSalle Partners International, Inc. Due to common control and management of the Predecessor Partnerships and the Company and identical ownership before and after the Incorporation Transactions, such transactions are expected to be accounted for in a manner similar to the accounting used for a pooling of interests. Thus, the Company's financial statements will include the financial position and results of operations of the Predecessor Partnerships at their historical cost basis.

  The Company expects to establish an Option and Stock Incentive Plan as described under the caption "Management."

                         INDEPENDENT AUDITORS' REPORT

To the Owners of
The Galbreath Company and Affiliates:

We have audited the accompanying combined balance sheet of The Galbreath Company and affiliates as of December 31, 1996, and the related combined statements of income and owners' equity and of cash flows for the year then ended. The combined financial statements include the accounts of The Galbreath Company and affiliated entities as described in Note 1 to the combined financial statements, all of which are under common ownership and common management. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion such financial statements present fairly, in all material respects, the combined financial position of The Galbreath Company and affiliates at December 31, 1996 and the combined results of their operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Columbus, Ohio
April 7, 1997
(except for Note 9 as to which
the date is April 22, 1997)

                      THE GALBREATH COMPANY AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                                               DECEMBER    MARCH 31,
ASSETS                                                         31, 1996      1997
------                                                        ----------- -----------
                                                                          (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................. $ 5,805,443 $ 2,688,885
  Accounts receivable:
    Trade, less allowance for doubtful accounts of $840,000
     at 1996 and 1997........................................   6,709,273   7,532,315
    Reimbursable expenses....................................   1,601,197   1,132,911
  Notes receivable...........................................     275,377     227,721
  Advances to brokers, customers and other...................     962,249     791,501
  Investments:
    Securities...............................................   2,932,106   2,974,656
    Real estate partnerships.................................      55,992     129,483
  Prepaids and other.........................................     635,407     601,384
                                                              ----------- -----------
      Total current assets...................................  18,977,044  16,078,856
FIXED ASSETS--Net............................................   2,120,459   2,182,838
DEPOSITS AND OTHER ASSETS....................................     632,953   1,002,953
LONG-TERM NOTES RECEIVABLE-Less current portion..............     379,677     290,932
                                                              ----------- -----------
TOTAL........................................................ $22,110,133 $19,555,579
                                                              =========== ===========
LIABILITIES AND OWNERS' EQUITY
------------------------------
CURRENT LIABILITIES:
  Accounts payable--trade....................................  $1,832,743  $1,671,260
  Accrued expenses:
    Compensation.............................................   2,848,899     457,536
    Health and workers' compensation benefits................     529,241   1,135,626
    Commissions..............................................   4,824,574   3,723,815
    Other....................................................   1,785,745   1,888,150
  Demand and other notes payable.............................     930,000     930,000
  Current portion of long-term debt..........................      86,400      82,000
  Current portion of capital lease obligations...............     517,100     517,100
                                                              ----------- -----------
      Total current liabilities..............................  13,354,702  10,405,487
LONG-TERM DEBT-Less current position.........................     278,684     257,084
CAPITAL LEASE OBLIGATIONS--Less current portion..............     302,939     197,169
OWNERS' EQUITY...............................................   8,173,808   8,695,839
                                                              ----------- -----------
TOTAL........................................................ $22,110,133 $19,555,579
                                                              =========== ===========

See notes to combined financial statements.

                      THE GALBREATH COMPANY AND AFFILIATES

                COMBINED STATEMENTS OF INCOME AND OWNERS' EQUITY

                                                          THREE MONTHS ENDED
                                           YEAR ENDED          MARCH 31,
                                          DECEMBER 31,  ------------------------
                                              1996         1996         1997
                                          ------------  -----------  -----------
                                                              (UNAUDITED)
REVENUE:
  Leasing fees, net of outside broker
   fees of $6,637,214, $763,306 and
   $1,132,341 for the periods ending
   December 31, 1996, March 31, 1996 and
   1997, respectively.................... $34,147,028   $ 6,550,517  $ 7,879,961
  Management fees........................  17,171,812     4,187,580    4,510,027
  Development fees.......................   2,007,393       395,775      258,469
  Other income...........................   4,639,995     1,116,922      855,547
                                          -----------   -----------  -----------
    Total revenue........................  57,966,228    12,250,794   13,504,004
                                          -----------   -----------  -----------
OPERATING EXPENSES:
  Payroll................................  21,671,229     5,479,076    5,535,148
  Brokerage and leasing fees, excluding
   outside broker fees...................  20,076,197     3,557,111    4,279,451
  Rent...................................   2,810,522       716,124      813,780
  Travel and entertainment...............   2,026,774       439,115      422,000
  Professional fees......................   1,726,755       321,727      400,625
  Advertising and promotions.............   1,200,427       323,739      213,777
  General and administrative.............   2,869,729       725,635      758,738
  Other operating expenses...............   1,420,568       305,619      274,330
  Depreciation and amortization..........     701,219       168,113      178,953
                                          -----------   -----------  -----------
    Total operating expenses.............  54,503,420    12,036,259   12,876,802
                                          -----------   -----------  -----------
OPERATING INCOME.........................   3,462,808       214,535      627,202
INTEREST EXPENSE.........................     504,063        97,544       71,617
                                          -----------   -----------  -----------
EARNINGS BEFORE PROVISION FOR INCOME
 TAXES...................................   2,958,745       116,991      555,585
TAXES....................................     209,603        33,746       33,554
                                          -----------   -----------  -----------
NET INCOME...............................   2,749,142        83,245      522,031
OWNERS' EQUITY, Beginning of period......   5,548,738     5,548,738    8,173,808
DISTRIBUTIONS TO OWNERS..................    (124,072)      (27,354)         --
                                          -----------   -----------  -----------
OWNERS' EQUITY, End of period............ $ 8,173,808   $ 5,604,629  $ 8,695,839
                                          ===========   ===========  ===========

See notes to combined financial statements.

                      THE GALBREATH COMPANY AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                         THREE MONTHS ENDED
                                          YEAR ENDED          MARCH 31,
                                         DECEMBER 31,  ------------------------
                                             1996         1996         1997
                                         ------------  -----------  -----------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................  $ 2,749,142   $    83,245  $   522,031
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation and amortization.......      701,219       168,113      178,953
   Equity in income of real estate
    partnerships.......................     (561,681)      (42,012)     (73,491)
   Gain on sale of assets..............      (13,715)          --           --
   Change in:
     Receivables and advances to
      brokers, customers and other.....   (1,808,602)   (1,455,097)    (184,008)
     Prepaid and other assets..........      426,350       409,133     (335,977)
     Accounts payable--trade...........      707,768        25,314     (161,483)
     Accrued expenses..................      966,852    (1,736,871)  (2,783,332)
                                         -----------   -----------  -----------
      Net cash provided by (used in)
       operating activities............    3,167,333    (2,548,175)  (2,837,307)
                                         -----------   -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of fixed assets..............     (322,600)      (96,430)    (241,332)
 Proceeds from sales of fixed assets...      270,543           --           --
 Sales (purchases) of investments--
  securities...........................      354,507       (70,493)     (42,550)
 Change in restricted cash.............      132,345       132,345          --
 Collections of notes receivable
  issued...............................      205,733           --       136,401
 Increase in notes receivable..........     (503,557)      (26,255)         --
 Distributions from real estate
  partnerships.........................      489,373           --           --
                                         -----------   -----------  -----------
      Net cash provided by (used in)
       investing activities............      626,344       (60,833)    (147,481)
                                         -----------   -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on notes payable, including
  capital lease obligations............   (9,077,535)          --      (131,770)
 Proceeds from notes payable...........    6,996,938     1,947,900          --
 Repayment of notes payable............          --       (604,082)         --
 Distributions to owners...............     (124,072)      (27,354)         --
                                         -----------   -----------  -----------
      Net cash provided by (used in)
       financing activities............   (2,204,669)    1,316,464     (131,770)
                                         -----------   -----------  -----------
INCREASE IN CASH.......................    1,589,008    (1,292,544)  (3,116,558)
CASH AND CASH EQUIVALENTS--Beginning of
 period................................    4,216,435     4,216,435    5,805,443
                                         -----------   -----------  -----------
CASH AND CASH EQUIVALENTS--End of
 period................................  $ 5,805,443   $ 2,923,891  $ 2,688,885
                                         ===========   ===========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest.................  $   334,428   $    70,159  $    24,331
                                         ===========   ===========  ===========
Capital lease obligations incurred for
 fixed assets..........................  $   108,237   $       --   $       --
                                         ===========   ===========  ===========
Transfer of real estate investment to
 satisfy demand note payable...........  $   168,000   $       --   $       --
                                         ===========   ===========  ===========
Transfer of note and accrued interest
 receivable to satisfy demand note and
 accrued interest payable..............  $   574,522   $       --   $       --
                                         ===========   ===========  ===========
Fixed asset additions in accounts
 payable...............................  $    46,025   $       --   $       --
                                         ===========   ===========  ===========

See notes to combined financial statements.

                     THE GALBREATH COMPANY AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business--The Company leases and manages commercial real estate properties for related and third parties and provides real estate brokerage, development and consulting services to clients throughout the United States. The financial statements have been prepared in accordance with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Combination--The accompanying combined financial statements include the accounts of 1) The Galbreath Company and its subsidiary, Galbreath Florida Region Partnership (collectively "Galbreath Ohio"); 2) The Galbreath Company of California, Inc. ("Galbreath California"); and 3) Galbreath Incorporated (formerly The Galbreath Company, Inc.) and its subsidiary, The Galbreath Company L.P., and its affiliated entities (Galbreath Columbus Circle Development Corp. and Galbreath Columbus Circle Development Associates L.P.) (collectively "Galbreath New York"), collectively the "Company." Effective December 31, 1996, Galbreath Incorporated was merged into The Galbreath Company. Since the merger involves entities with common ownership, it was accounted for similar to a pooling of interests. All of the combined entities have common management and ownership. All significant intercompany balances and transactions have been eliminated.

  Capital--At December 31, 1996, The Galbreath Company had 750 authorized shares of no-par value common stock with 100 shares outstanding.

  At December 31, 1996, Galbreath California had 100 authorized and 10 outstanding shares of Class A Voting common stock without par value and 900 authorized and 90 outstanding shares of Class B Nonvoting common stock without par value.

  At December 31, 1996, Galbreath Columbus Circle Development Corp. had 100 authorized and outstanding shares of no-par value common stock.

  Cash and Cash Equivalents--The Company considers all checking accounts, cash funds and highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company's cash and cash equivalents are held primarily at five financial institutions at December 31, 1996.

  Investment Securities--The Company's investment securities consist primarily of two mutual funds totaling $2,932,106 at December 31, 1996. The investment securities are classified as available for sale and are stated at market value, which approximates cost.

  Investments in Real Estate Partnerships--Investments in real estate partnerships (primarily Galbreath Middle-Atlantic General Partnership and The Galbreath Company--Southeast) are accounted for using the equity method.

  Fixed Assets--Depreciation of fixed assets is computed using the straight-line method over the estimated useful lives of the assets ranging from three to ten years.

  Income Taxes--Each of the entities comprising the Company is treated as an S Corporation or partnership for income tax purposes. Accordingly, taxable income or loss is generally included in the separate income tax returns of the Company's owners and is not taxable to the Company.

                     THE GALBREATH COMPANY AND AFFILIATES

  Employee Savings and Retirement Plan--Company employees may participate in The Galbreath Company Savings and Retirement Plan. The defined contribution plan covers all full-time employees of the Company and certain affiliated companies. Employees may contribute a percentage of their pay to the plan. Employer contributions of $200,961 in 1996 was at the discretion of the Company.

  Self-Insurance Programs--The Company uses various self-insurance plans for certain of its health and workers' compensation insurance programs. The associated liability has been recorded in the financial statements based on information currently available as to the estimated ultimate cost for incidents prior to the balance sheet date. Losses in excess of certain limits are insured with third-party insurance companies.

  Revenue Recognition--Revenue is recognized when the service has been provided or the leasing transaction has been finalized.

  The Company manages several buildings for the federal government under the terms of which the Company is directly responsible for all operating expenses. The Company receives a fixed fee, based on occupied square footage, which is reflected in the combined financial statements net of operating expenses of $10,051,234 for the year ended December 31, 1996.

  Advertising--Advertising costs are expensed as incurred.

  Litigation--The Company and its subsidiary are defendants in several lawsuits incidental to their businesses. In the opinion of management, the outcome of such litigation will not have a material adverse effect on the Company's combined financial statements.

  Fair Value of Financial Instruments--The estimated fair value of cash and equivalents, accounts receivable, advances to brokers, customers and others, demand and other notes payable, accounts payable and accrued liabilities approximate their carrying amounts due to the short maturity of those instruments. Investments in securities are recorded at fair value based on market quotations. The estimated fair value of notes receivable and long-term debt approximate their carrying amounts based on their remaining maturities and rates currently available to the Company.

  Impairment of Long-Lived Assets--The Company adopted the provisions of Statement of Financial Accounting Standards SFAS No. 121 "Accounting for the Impairment of Long-lived Assets to be Disposed of," on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles are to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 did not have a material impact on the Company's financial statements.

                     THE GALBREATH COMPANY AND AFFILIATES

2. FIXED ASSETS

  The Company's fixed assets at December 31, 1996 were comprised of the following:

      Furniture and fixtures    $ 1,244,592
      Leasehold improvements        747,108
      Office equipment            3,412,953
      Computer software             315,410
      Automobiles                    56,310
                                -----------
        Total fixed assets        5,776,373
      Accumulated depreciation   (3,655,914)
                                -----------
      Fixed assets--net         $ 2,120,459
                                ===========

3. DEMAND AND OTHER NOTES PAYABLE

  Demand and other notes payable at December 31, 1996 consist primarily of unsecured related party notes payable, bearing interest at a fixed rate of 8%.

4. LONG-TERM DEBT

  Long-term debt at December 31, 1996 consists of the following:

      Related parties, unsecured, due in installments to May 1999,
       7%-10%                                                       $110,676
      9.42% Note, unsecured, due in installments to March 1999       245,408
      Other                                                            9,000
                                                                    --------
        Total long-term debt                                         365,084
      Less current portion                                            86,400
                                                                    --------
      Long-term debt--less current portion                          $278,684
                                                                    ========

  At December 31, 1996 long-term debt matures as follows:

      Year Ending December 31:
        1997                    $ 86,400
        1998                      62,659
        1999                     216,025
                                --------
      Total                     $365,084
                                ========

5. CAPITAL LEASES

  The Company has entered into various capital lease agreements primarily related to office equipment. Such equipment had capitalized cost and book value of approximately $1,684,000 and $850,000, respectively, at December 31, 1996. Capital leases are due in principal installments of $517,100 in 1997 and $302,939 in 1998, bearing interest at 7.44%-13.21%.

6. NOTES PAYABLE--LINE-OF-CREDIT

  At December 31, 1996, the Company has a financing agreement with a lender that provides for the following: 1) revolving credit borrowings of up to $3,500,000 with interest at prime plus .5% and expiring on April 30, 1998; 2) demand note borrowings of up to $2,000,000 with interest at prime plus 1.0%; and 3) term note borrowings of up to $500,000 available to October 31, 1997 with interest at prime plus .75%. Amounts

                     THE GALBREATH COMPANY AND AFFILIATES
borrowed under the term note are payable in installments from November 1997 to October 2000. Loans under the financing agreement are secured by accounts receivable and a pledged securities account. The agreements are subject to a Subordination Agreement which limits the repayment of certain related party debt and requires compliance with various covenants. No amounts are outstanding at December 31, 1996.

7. OPERATING LEASES

  The Company leases certain equipment and office space under operating lease agreements. Total lease expense for 1996 was $2,810,522 net of sublease rentals of $82,715. Minimum future rental payments under these leases at December 31, 1996 are as follows:

                               RELATED
                    ALL OTHERS  PARTY
                    ---------- --------
      Year:
        1997        $1,084,935 $ 87,785
        1998           634,524   35,581
        1999           557,867   12,052
        2000           405,895
        2001           112,187
        Thereafter      84,651
                    ---------- --------
      Total         $2,880,059 $135,418
                    ========== ========

8. RELATED PARTY TRANSACTIONS

  The Company manages, leases and develops various real estate properties owned, in part, by entities in which certain owners of the Company have an interest. Total related party fees from these entities were $3,819,000 in 1996.

  The Company incurred leasing commissions, rent and other operating expenses to entities in which certain owners of the Company have an interest. Total related party operating expenses incurred to these entities were $348,000 in 1996.

  At December 31, 1996, the Company has long-term note receivables of $335,015 due from three related parties in which certain owners of the Company have interests. These notes bear interest at 9.52%-10% and are due in installments through May 2000.

9. SUBSEQUENT EVENT

  On April 22, 1997, The Galbreath Company and The Galbreath Company of California, Inc. merged with LaSalle Partners Limited Partnership and LaSalle Partners Management Limited Partnership, a full-service real estate firm that provides management services, corporate and financial services and investment management services to corporations and other worldwide real estate owners, users and investors.

10. INTERIM INFORMATION (UNAUDITED)

  The interim condensed combined financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of operations and financial position for such periods. All such adjustments reflected in the interim condensed combined financial statements are considered to be of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1996.

                                      LOGO

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
                                                   International Cover Page


Issued July 3, 1997

                                4,000,000 Shares
                                      LOGO
                                  COMMON STOCK

                                  -----------

 ALL OF THE 4,000,000 SHARES OF COMMON  STOCK OFFERED HEREBY ARE BEING SOLD  BY
  THE COMPANY. OF THE 4,000,000 SHARES OF COMMON STOCK BEING OFFERED,  800,000
   SHARES ARE  BEING  OFFERED INITIALLY  OUTSIDE  OF THE  UNITED  STATES  AND
    CANADA BY THE INTERNATIONAL UNDERWRITERS AND 3,200,000 SHARES ARE  BEING
     OFFERED INITIALLY  IN  THE  UNITED  STATES  AND  CANADA  BY  THE  U.S.
      UNDERWRITERS. SEE "UNDERWRITERS." PRIOR TO THIS OFFERING, THERE  HAS
       BEEN NO PUBLIC MARKET FOR THE COMMON  STOCK OF THE COMPANY. IT  IS
        CURRENTLY ESTIMATED THAT  THE INITIAL OFFERING  PRICE PER  SHARE
         OF  COMMON   STOCK  WILL   BE  BETWEEN   $19  AND   $21.   SEE
          "UNDERWRITERS"  FOR  A  DISCUSSION  OF  THE  FACTORS  TO  BE
           CONSIDERED IN  DETERMINING  THE  INITIAL  PUBLIC  OFFERING
            PRICE.

                                  -----------

    APPLICATION HAS BEEN MADE TO LIST THE COMMON STOCK ON THE NEW YORK STOCK
                        EXCHANGE UNDER THE SYMBOL "LAP."

                                  -----------

   SEE  "RISK  FACTORS"  BEGINNING  ON   PAGE  10  OF  THIS  PROSPECTUS  FOR
       INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY   OR  ADEQUACY   OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------
                              PRICE $     A SHARE
                                  -----------

                                                      UNDERWRITING
                                            PRICE TO  DISCOUNTS AND  PROCEEDS TO
                                             PUBLIC   COMMISSIONS(1)  COMPANY(2)
                                            --------  -------------  -----------
Per Share.................................   $            $             $
Total(3).................................. $           $             $

-----
 (1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
 (2) Before deducting expenses of the Offering payable by the Company, estimated at $2,000,000.
 (3) The Selling Stockholder has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 600,000 additional shares of Common Stock at the price to public, less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
     commissions, and proceeds to the Selling Stockholder will be $     ,
     $      and $     , respectively. The Company will not receive any proceeds
     from the exercise of the over-allotment option. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Sidley & Austin, counsel for the Underwriters. It is expected that the
delivery of the Shares will be made on or about      , 1997 at the offices of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER

                            WILLIAM BLAIR & COMPANY

                                                           MONTGOMERY SECURITIES

     , 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses in connection with the Offering are as follows:

      EXPENSES                                                         AMOUNT
      --------                                                       ----------
      SEC Registration Fee ......................................... $   27,879
      NASD Fee .....................................................      9,700
      New York Stock Exchange Fee ..................................     81,100
      Printing Expenses ............................................    225,000
      Legal Fees and Expenses ......................................  1,150,000
      Transfer Agent and Registrar Fees.............................     10,000
      Accounting Fees and Expenses .................................    275,000
      Miscellaneous Expenses .......................................    221,321
                                                                     ----------
          Total..................................................... $2,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  The Restated Articles of Incorporation will relieve the Company's directors from monetary damages to the Company or its stockholders for breach of such directors' fiduciary duty as directors. Section 2-418 of the MGCL empowers the Company to indemnify, subject to the standards contained therein, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person was a director, officer, employee or agent of the Company, or is or was serving as such with respect to another entity at the request of the Company. The MGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent. The Company's Restated Articles of Incorporation and Bylaws will provide for the indemnification of each director and officer of the Company to the fullest extent permitted by applicable law.

  Section 9 of the Underwriting Agreement between the Company and the Underwriters, a form of which is filed as Exhibit 1.01 hereto, provides for indemnification by the Company of the Underwriters and each person, if any, who controls any Underwriter, against certain liabilities and expenses, as stated therein, including liabilities under the Securities Act of 1933, as amended.

  The Company intends to obtain directors' and officers' liability insurance ("D&O Insurance") prior to the effective date of the Offering, and expects to continue to carry D&O Insurance following such date. In addition, the Company will enter into an indemnification agreement with each of its directors and certain officers of the Company. The D&O Insurance and the indemnification agreements will insure the Company's officers and directors against certain liabilities, including liabilities under the securities laws. The Company expects that the indemnification agreements will indemnify and advance expenses to its directors and officers to the fullest extent permitted by the MGCL.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Immediately prior to the closing of the Offering, each of the general and limited partners of LaSalle Partners Limited Partnership and LaSalle Partners Management Limited Partnership will contribute all of their respective general and limited partnership interests in such partnerships to the Company in exchange for an aggregate of 12,200,000 shares of Common Stock. The issuances of Common Stock will constitute a "transaction by any issuer not involving any public offering" and thus will be exempt from the registration requirements of the Securities Act of 1933 (the "Act") under Section 4(2) thereof.

ITEM 16. EXHIBITS.

  (a) EXHIBITS.

     EXHIBIT
     NUMBER                              DESCRIPTION
     -------                             -----------
      1.01*  Form of Underwriting Agreement
      2.01*  Subscription Agreement
      3.01** Articles of Incorporation of LaSalle Partners Incorporated
      3.02** Bylaws of LaSalle Partners Incorporated
      3.03** Form of Articles of Amendment and Restatement of LaSalle Partners
              Incorporated
      3.04** Form of Amended and Restated Bylaws of LaSalle Partners
              Incorporated
      4.01*  Form of certificate representing shares of Common Stock
      5.01*  Opinion and consent of Skadden, Arps, Slate, Meagher & Flom
              (Illinois)
      5.02   Opinion and consent of Piper & Marbury L.L.P.
     10.01** Credit Agreement, dated as of September 6, 1996, by and among
              LaSalle Partners Management Limited Partnership ("LPML"), LaSalle
              Partners Limited Partnership ("LPL") and Harris Trust and Savings
              Bank ("Harris")
     10.02** Security Agreement, dated as of September 6, 1996, by and among
              LPL, LPML and Harris
     10.03** Supporting Subsidiary Security Agreement, dated as of September 6,
              1996, by and among certain subsidiaries named therein and Harris
     10.04** Pledge and Security Agreement, dated as of September 6, 1996, by and among LPL, LPML and Harris
     10.05** Collateral Assignment of Partnership Interests, dated as of
              September 6, 1996, by and among LPL, LPML and Harris
     10.06** Subsidiary Collateral Assignment of Partnership Interests, dated as of September 6, 1996, by and among certain subsidiaries named therein and Harris
     10.07** Guaranty Agreement, dated as of September 6, 1996, by and among certain subsidiaries or affiliates of LPL or LPML and Harris
     10.08** Contribution and Exchange Agreement, dated as of April 21, 1997, by and among DEL-LPL Limited Partnership ("DEL-LPL"), DEL-LPAML
              Limited Partnership ("DEL-LPAML"), LPL, LPML, The Galbreath
              Company ("Galbreath"), Galbreath Company of California, Inc.,
              Galbreath Holdings, LLC ("Galbreath Holdings") and the
              stockholders of Galbreath
     10.09** Agreement for the sale and purchase of shares in CIN Property
              Management Limited, dated October 8, 1996, by and between British
              Coal Corporation and LaSalle Partners International
     10.10** Asset Purchase Agreement, dated as of December 31, 1996, by and among LaSalle Construction Limited Partnership, LPL, Clune
              Construction Company, L.P. and Michael T. Clune
     10.11** LaSalle Partners Incorporated 1997 Stock Award and Incentive Plan
     10.12** Form of LaSalle Partners Incorporated Employee Stock Purchase Plan
     10.13*  Form of LaSalle Partners Incorporated Stock Compensation Program

     EXHIBIT
     NUMBER                             DESCRIPTION
     -------                            -----------
     10.14** Registration Rights Agreement, dated as of April 22, 1997, by and among LaSalle Partners Incorporated, LPL, LPML, DEL-LPL, DEL-
              LPAML, DSA-LSPL, Inc. ("DSA-LSPL"), DSA-LSAM, Inc. ("DSA-LSAM")
              and Galbreath Holdings
     10.15*  Form of Indemnification Agreement
     10.16** Consent Agreement, dated as of April 15, 1997, by and among DSA-
              LSPL, DSA-LSAM, DEL-LPL, DEL-LPAML, DEL/LaSalle Finance Company,
              L.L.C. ("DEL/LaSalle"), LPL and LPML
     10.17** Consent Agreement, dated as of April 22, 1997, by and among the
              Stockholders of Galbreath and the Galbreath Company of
              California, Inc., Galbreath Holdings, DEL-LPL, DEL-LPAML,
              DEL/LaSalle, LPL and LPML.
     21.01** List of Subsidiaries
     23.01   Consent of KPMG Peat Marwick LLP, independent auditors
     23.02   Consent of Deloitte & Touche, LLP, independent auditors
     23.03*  Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
              (included in Exhibit 5.01)
     23.04** Consent of Piper & Marbury L.L.P. (included in Exhibit 5.02)
     23.05** Consent of Darryl Hartley-Leonard
     23.06** Consent of Thomas C. Theobald
     24.01** Power of Attorney
     27.01** Financial Data Schedule

--------
 *To be filed by Amendment
**Previously filed

  (b) Financial Statement Schedules.

  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable or the information has been provided in the Financial Statements, or the notes thereto, included in this Registration Statement.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON JULY 3, 1997.

                                          LaSalle Partners Incorporated

                                                             *
                                          By: _________________________________
                                                       Stuart L. Scott
                                                   Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED.

             SIGNATURE                             TITLE                       DATE
             ---------                             -----                       ----


                 *                   Chairman of the Board of Directors    July 3, 1997
____________________________________  and Chief Executive Officer
          Stuart L. Scott             (Principal Executive Officer)

                 *                   President, Chief Operating Officer    July 3, 1997
____________________________________  and Director
         Robert C. Spoerri

                 *                   Executive Vice President, Chief       July 3, 1997
____________________________________  Financial Officer and Director
        William E. Sullivan           (Principal Financial Officer and
                                      Principal Accounting Officer)

                 *                   Co-President--LaSalle Advisors        July 3, 1997
____________________________________  Capital Management, Inc. and
         Daniel W. Cummings           Director

                 *                   President and Chief Executive         July 3, 1997
____________________________________  Officer--LaSalle Partners
          Charles K. Esler            Management Services, Inc.
                                      and Director

                 *                   President, Tenant Representation      July 3, 1997
____________________________________  Division--LaSalle Partners
             M. G. Rose               Management Services, Inc.
                                      and Director

                 *                   Co-President--LaSalle Advisors        July 3, 1997
____________________________________  Capital Management, Inc. and
          Lynn C. Thurber             Director

                 *                   Managing Director, Investment         July 3, 1997
____________________________________  Banking Division, LaSalle
            Earl E. Webb              Partners Corporate & Financial
                                      Services, Inc. and Director


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


                 *                   Chairman, LaSalle Partners       July 3, 1997
____________________________________  Management Services, Inc.
         Lizanne Galbreath            and Director

  /s/ William E. Sullivan
*By: __________________________
      William E. Sullivan
       Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT                                                            SEQUENTIAL
 NUMBER  DESCRIPTION                                                PAGE NUMBER
 ------- -----------                                                -----------
  1.01*  Form of Underwriting Agreement
  2.01*  Subscription Agreement
  3.01** Articles of Incorporation of LaSalle Partners
          Incorporated
  3.02** Bylaws of LaSalle Partners Incorporated
  3.03** Form of Articles of Amendment and Restatement of LaSalle
          Partners Incorporated
  3.04** Form of Amended and Restated Bylaws of LaSalle Partners
          Incorporated
  4.01*  Form of certificate representing shares of Common Stock
  5.01*  Opinion and consent of Skadden, Arps, Slate, Meagher &
          Flom (Illinois)
  5.02   Opinion and consent of Piper & Marbury L.L.P.
 10.01** Credit Agreement, dated as of September 6, 1996, by and among LaSalle Partners Management Limited Partnership
          ("LPML"), LaSalle Partners Limited Partnership ("LPL")
          and Harris Trust and Savings Bank ("Harris")
 10.02** Security Agreement, dated as of September 6, 1996, by and among LPL, LPML and Harris
 10.03** Supporting Subsidiary Security Agreement, dated as of
          September 6, 1996, by and among certain subsidiaries
          named therein and Harris
 10.04** Pledge and Security Agreement, dated as of September 6,
          1996, by and among LPL, LPML and Harris
 10.05** Collateral Assignment of Partnership Interests, dated as of September 6, 1996, by and among LPL, LPML and Harris
 10.06** Subsidiary Collateral Assignment of Partnership
          Interests, dated as of September 6, 1996, by and among
          certain subsidiaries named therein and Harris
 10.07** Guaranty Agreement, dated as of September 6, 1996, by and among certain subsidiaries or affiliates of LPL or
          LPML and Harris
 10.08** Contribution and Exchange Agreement, dated as of April
          21, 1997, by and among DEL-LPL Limited Partnership
          ("DEL-LPL"), DEL-LPAML Limited Partnership ("DEL-
          LPAML"), LPL, LPML, The Galbreath Company
          ("Galbreath"), Galbreath Company of California, Inc.,
          Galbreath Holdings, LLC ("Galbreath Holdings") and the
          stockholders of Galbreath
 10.09** Agreement for the sale and purchase of shares in CIN
          Property Management Limited, dated October 8, 1996, by
          and between British Coal Corporation and LaSalle
          Partners International
 10.10** Asset Purchase Agreement, dated as of December 31, 1996, by and among LaSalle Construction Limited Partnership,
          LPL, Clune Construction Company, L.P. and Michael T.
          Clune
 10.11** LaSalle Partners Incorporated 1997 Stock Award and
          Incentive Plan
 10.12** Form of LaSalle Partners Incorporated Employee Stock
          Purchase Plan
 10.13*  Form of LaSalle Partners Incorporated Stock Compensation
          Program

 EXHIBIT                                                           SEQUENTIAL
 NUMBER  DESCRIPTION                                               PAGE NUMBER
 ------- -----------                                               -----------
 10.14** Registration Rights Agreement, dated as of April 22,
          1997, by and among LaSalle Partners Incorporated, LPL,
          LPML, DEL-LPL, DEL-LPAML, DSA-LSPL, Inc. ("DSA-LSPL"),
          DSA-LSAM, Inc. ("DSA-LSAM") and Galbreath Holdings
 10.15*  Form of Indemnification Agreement
 10.16** Consent Agreement, dated as of April 15, 1997, by and among DSA-LSPL, DSA-LSAM, DEL-LPL, DEL-LPAML,
          DEL/LaSalle Finance Company, L.L.C. ("DEL/LaSalle"),
          LPL and LPML
 10.17** Consent Agreement, dated as of April 22, 1997, by and among the Stockholders of Galbreath and the Galbreath
          Company of California, Inc., Galbreath Holdings LLC,
          DEL-LPL, DEL-LPAML, DEL/LaSalle, LPL and LPML
 21.01** List of Subsidiaries
 23.01   Consent of KPMG Peat Marwick LLP, independent auditors
 23.02   Consent of Deloitte & Touche LLP, independent auditors
 23.03*  Consent of Skadden, Arps, Slate, Meagher & Flom
          (Illinois) (included in Exhibit 5.01)
 23.04** Consent of Piper & Marbury L.L.P. (included in Exhibit
          5.02)
 23.05** Consent of Darryl Hartley-Leonard
 23.06** Consent of Thomas C. Theobald
 24.01** Power of Attorney
 27.01** Financial Data Schedule

--------
  *To be filed by Amendment
 **Previously filed